UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

RailAmerica, Inc.
(Name of Registrant as Specified in Its Charter)

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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RailAmerica, Inc.

7411 Fullerton Street, Suite 300

Jacksonville, Florida 32256

NOTICE OF WRITTEN CONSENT AND APPRAISAL RIGHTS

AND

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

To our Stockholders:

This notice of written consent and appraisal rights and information statement is being furnished to the holders of common stock of RailAmerica, Inc., which we refer to as the “Company,” in connection with the Agreement and Plan of Merger, dated as of July 23, 2012, by and among Genesee & Wyoming Inc., a company organized under the laws of Delaware, which we refer to as “Buyer,” Jaguar Acquisition Sub Inc., a Delaware corporation and wholly owned subsidiary of Buyer, which we refer to as “Merger Sub,” and the Company. We refer to the Agreement and Plan of Merger as the “Merger Agreement” (a copy of which is attached as Annex A to this information statement) and to the merger of Merger Sub with and into the Company that is contemplated by the Merger Agreement as the “Merger.” Upon completion of the Merger, each share of common stock of the Company, par value $0.01 per share (“Company Common Stock”), issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will be canceled and converted automatically into the right to receive $27.50 in cash, without interest and subject to reduction for any required withholding taxes (the “Merger Consideration”). However, the Merger Consideration will not be paid in respect of (a) each unvested restricted share (which will be converted into a comparable award in respect of Buyer common stock), (b) each unvested restricted share unit (which will be converted into a comparable award in respect of Buyer common stock), (c) any shares of Company Common Stock owned by the Company as treasury stock or by Buyer, Merger Sub or any other subsidiary of Buyer (which will be canceled with no consideration paid therefor) or any shares of Company Common Stock owned by any wholly owned subsidiary of Company (which will remain outstanding following the Effective Time with no consideration paid therefor) and (d) those shares of Company Common Stock with respect to which appraisal rights under Delaware law are properly exercised and not withdrawn.

The board of directors of the Company (a) determined that it is fair to and in the best interests of the Company and its stockholders, and declared it advisable, to enter into the Merger Agreement and to consummate the other transactions contemplated thereby, including the Merger; (b) approved the execution, delivery and performance of the Merger Agreement, and the consummation of the transactions contemplated thereby, including the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement; and (c) resolved to recommend the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, by the holders of shares of Company Common Stock, upon the terms and subject to the conditions set forth in the Merger Agreement.

The adoption of the Merger Agreement by the Company stockholders required the affirmative vote or written consent of the stockholder holding in the aggregate a majority of the outstanding shares of Company Common Stock. On July 23, 2012, RR Acquisition Holding LLC, a Delaware limited liability company, which is owned by certain investment funds managed by affiliates of Fortress Investment Group LLC, and which on such date beneficially owned 30,350,000 shares of Company Common Stock representing approximately 60.2% of the outstanding shares of Company Common Stock, delivered a written consent adopting and approving in all respects the Merger Agreement and the transactions contemplated thereby, including the Merger (the “Written Consent”), which Written Consent provides that it shall be of no further force or effect following termination of the Merger Agreement in accordance with its terms (including, without limitation, a termination of the Merger Agreement in connection with the Company executing a definitive agreement with a third party with respect to a superior proposal). As a result, no further action by any stockholder of the Company is required under applicable law or the Merger Agreement (or otherwise) to adopt the Merger Agreement, and the Company will not be soliciting your adoption of the Merger Agreement and will not call a stockholders meeting for purposes of voting on the adoption of the Merger Agreement. This notice and the accompanying information statement shall constitute notice to you from the Company of the Written Consent contemplated by Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”).

Under Section 262 of the DGCL, if the Merger is completed, subject to compliance with the requirements of Section 262 of the DGCL, holders of shares of Company Common Stock, other than RR Acquisition Holding LLC, will have the right to seek an appraisal for, and be paid the “fair value” of, their shares of Company Common Stock (as determined by the Court of Chancery of the State of Delaware) instead of receiving the Merger Consideration. To exercise your appraisal rights, you must submit a written demand for an appraisal no later than twenty (20) days after the mailing of this information statement, or September 20, 2012, and comply precisely with other procedures set forth in Section 262 of the DGCL, which are summarized in the accompanying information statement. A copy of Section 262 of the DGCL is attached to the accompanying information statement as Annex C. This notice and the accompanying information statement shall constitute notice to you from the Company of the availability of appraisal rights under Section 262 of the DGCL.

We urge you to read the entire information statement carefully. Please do not send in your Company Common Stock certificates at this time. If the Merger is completed, you will receive instructions regarding the surrender of your Company Common Stock certificates and payment for your shares of Company Common Stock.

BY ORDER OF THE BOARD OF DIRECTORS,

John E. Giles President and Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the fairness of the Merger or passed upon the adequacy or accuracy of the disclosures in this notice or the accompanying information statement. Any representation to the contrary is a criminal offense.

This information statement is dated August 30, 2012 and is first being mailed to stockholders on or about August 31, 2012.

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SUMMARY

This summary highlights selected information from this information statement and may not contain all of the information that is important to you. To understand the merger (the “Merger”) contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 23, 2012, by and among Genesee & Wyoming Inc. (“Buyer”), Jaguar Acquisition Sub Inc., a wholly owned subsidiary of Buyer (“Merger Sub”), and RailAmerica, Inc. fully, and for a more complete description of the legal terms of the Merger, you should carefully read this entire information statement, the annexes attached to this information statement and the documents referred to or incorporated by reference in this information statement. We have included page references in parentheses to direct you to the appropriate place in this information statement for a more complete description of the topics presented in this summary. In this information statement, the terms “RailAmerica,” “Company,” “we,” “us” and “our” refer to RailAmerica, Inc. All references in this information statement to terms defined in the notice to which this information statement is attached have the meanings provided in that notice. All references to defined terms not defined herein or in the notice to which this information statement is attached shall have the meanings ascribed to them in the Merger Agreement attached as Annex A to this information statement.

The Parties to the Merger Agreement (page 14)

The Company. The Company, a Delaware corporation, is a leading owner and operator of shortline and regional freight railroads in North America. The Company owns, leases and/or operates a diversified portfolio of 45 railroads with approximately 7,520 miles of track located in the United States and Canada. Through its diversified portfolio of rail lines, it operates in numerous geographic regions with varying concentrations of commodities hauled. The Company’s principal executive offices are located at 7411 Fullerton Street, Suite 300, Jacksonville, Florida 32256 and its telephone number is (800) 342-1131. The Company’s website is www.railamerica.com. Additional information about the Company is included in documents incorporated by reference into this information statement and our filings with the Securities and Exchange Commission, copies of which may be obtained without charge by following the instructions in “Where You Can Find More Information” beginning on page 69.

Buyer. Buyer owns and operates shortline and regional freight railroads and provides railcar switching services in the United States, Australia, Canada, the Netherlands and Belgium. In addition, Buyer operates the Tarcoola to Darwin rail line, which links the Port of Darwin with the Australian interstate rail network in South Australia. Operations currently include 66 railroads organized in 10 regions, with more than 7,600 miles of owned and leased track and approximately 1,400 additional miles under track access arrangements. Buyer provides rail service at 17 ports in North America and Europe and performs contractual coal loading and railcar switching for industrial customers. Buyer’s principal executive offices are located at 66 Field Point Road, Greenwich, Connecticut 06830 and its telephone number is (203) 629-3722. Buyer’s website is www.gwrr.com.

Merger Sub. Merger Sub was formed by Buyer solely for the purpose of completing the Merger with the Company. Merger Sub is a wholly owned subsidiary of Buyer and has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. Merger Sub’s principal executive offices are located at c/o Genesee & Wyoming Inc., 66 Field Point Road, Greenwich, Connecticut 06830 and its telephone number is (203) 629-3722.

The Merger (page 15)

On July 23, 2012, the Company entered into the Merger Agreement with Buyer and Merger Sub. Upon the terms and subject to the conditions provided in the Merger Agreement, and in accordance with Delaware law, at the effective time of the Merger (the “Effective Time”), Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation. As a result, the Company will become a wholly owned subsidiary of Buyer following the Effective Time. Because the Merger Consideration (as defined below) will be paid in cash, you will receive no equity interest in Buyer, and after the Effective Time you will have no equity interest in the Company.

The Merger Consideration (page 41)

Upon consummation of the Merger, each share of common stock of the Company, par value $0.01 per share (“Company Common Stock”), issued and outstanding immediately prior to the consummation of the Merger, other than appraisal shares, shares held in treasury and shares owned by Buyer, Merger Sub or any other subsidiary of Buyer or the Company, will automatically be converted into the right to receive $27.50 in cash, without interest, and subject to reduction for any required withholding taxes (the “Merger Consideration”), upon surrender of each respective share certificate and/or letter of transmittal, whichever applicable.

We encourage you to read the Merger Agreement, which is attached as Annex A to this information statement, as it is the legal document that governs the Merger.

Reasons for the Merger (page 20)

After consideration of various factors as discussed in “The Merger — Reasons for the Merger” beginning on page 20, the board of directors of the Company (the “Board”), acting upon the recommendation of its financial advisors and after consultation with its legal advisor, determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, were fair to, advisable and in the best interests of the Company and its stockholders and approved the Merger Agreement, the Merger and the other transactions contemplated thereby.

Required Stockholder Approval for the Merger (page 60)

The adoption of the Merger Agreement by our stockholders required the affirmative vote or written consent of stockholders of the Company holding in the aggregate at least a majority of the outstanding shares of Company Common Stock. On July 23, 2012, following the execution of the Merger Agreement, RR Acquisition Holding LLC (the “Majority Stockholder”), which holds a majority of the Company’s outstanding shares of Company Common Stock, delivered a written consent adopting and approving in all respects the Merger Agreement and the transactions contemplated thereby, including the Merger (the “Written Consent”), which Written Consent provides that it shall be of no further force or effect following termination of the Merger Agreement in accordance with its terms (including, without limitation, a termination of the Merger Agreement in connection with the Company executing a definitive agreement with a third party with respect to a superior proposal). No further action by any other Company stockholder is required under applicable law or the Merger Agreement (or otherwise) in connection with the adoption of the Merger Agreement. As a result, the Company is not soliciting your vote for the adoption of the Merger Agreement and will not call a stockholders’ meeting for purposes of voting on the adoption of the Merger Agreement. No action by the stockholders of Buyer is required to complete the Merger.

When actions are taken by written consent of less than all of the stockholders entitled to vote on a matter, Delaware law requires notice of the action to those stockholders who did not consent in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting. This information statement and the notice attached hereto constitute notice to you of action by written consent as required by Delaware law.

Opinion of Deutsche Bank (page 23 and Annex B)

Deutsche Bank Securities Inc. (“Deutsche Bank”) rendered to the Board its oral opinion, which opinion was subsequently confirmed in a written opinion dated July 23, 2012, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Deutsche Bank’s written opinion, the Merger Consideration of $27.50 in cash per share to be received in the Merger by holders of Company Common Stock was fair, from a financial point of view, to such holders.

The full text of Deutsche Bank’s written opinion, dated July 23, 2012, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Deutsche Bank in connection with the opinion, is included in this information statement as Annex B and is incorporated herein by reference. The summary of Deutsche Bank’s opinion set forth in this information statement is qualified in its entirety by reference to the full text of the opinion. Deutsche Bank’s opinion was addressed to, and for the use and benefit of, the Board in connection with and for purposes of its evaluation of the Merger. Deutsche Bank’s opinion did not constitute a recommendation as to how any holder of Company Common Stock should vote with respect to the Merger or as to whether any holder of Company Common Stock should deliver a consent with respect to the adoption and approval of the Merger Agreement and the Merger. Deutsche Bank expressed no opinion as to the merits of the underlying decision of the Company to engage in the Merger or the relative merits of the Merger as compared to any alternative transactions or business strategies.

Financing (page 32)

Buyer estimates the total amount of funds necessary to complete the Merger and the related transactions to be approximately $2.8 billion, which includes approximately $1.4 billion to be paid to Company stockholders and holders of other equity-based interests in the Company, with the remainder to be applied to refinancing the Company’s and Buyer’s debt and to pay related fees and expenses in connection with the Merger, the financing arrangements and the related transactions. Buyer has received financing commitments from Carlyle Partners V, L.P. (“Carlyle”), Bank of America, N.A. (“Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (together with Bank of America, “Bank of America Merrill Lynch”), JPMorgan Chase Bank, N.A. (“JPMCB”), J.P. Morgan Securities LLC (together with JPMCB, “JPM”), Citigroup Global Markets Inc. (“CGMI”), Citibank, N.A. (“Citibank”), Citigroup USA, Inc. (“Citigroup”) and Citicorp North America, Inc. (“Citicorp”, together with CGMI, Citibank, Citigroup and/or any of the affiliates thereof as may be determined to be appropriate, “Citi”; Citi, together with Bank of America Merrill Lynch and JPM, the “Commitment Parties”). Although the obligations of Buyer and Merger Sub to complete the Merger under the Merger Agreement are not subject to any financing condition, the failure of Buyer to obtain any portion of such financing may result in the failure of the Merger to be completed. In that case, Buyer may be obligated to pay us a fee in the amount of $135,000,000 as described under “The Merger Agreement — Termination Fees and Expenses” beginning on page 57.

The Merger Agreement (page 41 and Annex A)

Conditions to Consummation of the Merger (page 55)

The obligations of the parties to consummate the Merger are subject to the satisfaction or waiver on or prior to the date of closing of the following conditions:

•	this information statement shall have been sent to stockholders of the Company at least twenty (20) days prior to the consummation of the Merger;

•	the absence of any applicable law or any order, injunction or other judgment issued by any court or other government entity that prevents or prohibits consummation of the Merger;

•

the absence of any pending action or proceeding by any governmental entity challenging or seeking to make illegal, to delay materially or otherwise to restrain or prohibit the consummation of the Merger or seeking to obtain material damages with respect to the Merger;

•	the approval or authorization of the Surface Transportation Board (the “STB”) for a voting trust transaction through an exemption or notice of exemption pursuant to which shares of the surviving corporation will be placed into an irrevocable voting trust as of the Effective Time pending receipt of final STB approval or exemption, as the case may be, with respect to the Merger, or if the STB declines to authorize such a voting trust transaction, receipt of such final STB approval or exemption with respect to the Merger; and

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the expiration or termination of any waiting period applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), the Investment Canada Act, R.S.C. 1985, c. 28 (1st Supp.), as amended (the “Investment Canada Act”), The Competition Act, R.S.C. 1985, c. C-34, as amended (the “Competition Act (Canada)”) and any other applicable preclearance or similar approval requirement of any foreign competition law.

The obligations of Buyer and Merger Sub to effect the Merger are subject to satisfaction or waiver at or prior to the closing of the Merger of, among other things, the following additional conditions:

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the Company’s representation is true and correct in all respects that since December 31, 2011, there has not been any change, event, effect, development or circumstance that has had or would have reasonably expected to have a Company Material Adverse Effect (as defined in “The Merger Agreement — Representations and Warranties” beginning on page 43 and in the Merger Agreement);

•	the representations and warranties of the Company with regards to capitalization are true and correct in all respects (except for de minimis inaccuracy);

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other than the representations and warranties mentioned in the two bullets directly above, all other representations and warranties of the Company are true and correct (without giving effect to materiality or Company material adverse effect qualifying language), except where such failure to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

•	the Company having performed or complied in all material respects with all agreements and covenants required by it under the Merger Agreement at or prior to the consummation of the Merger; and

•	the Company having delivered to Buyer a certificate, signed by an executive officer of the Company, to the effect that each of the conditions specified above has been satisfied.

The obligations of the Company to effect the Merger are subject to satisfaction or waiver at or prior to the closing of the Merger of, among other things, the following additional conditions:

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the representations and warranties of Buyer (without giving effect to materiality or Buyer material adverse effect qualifying language) are true and correct except where such failure to be true and correct would not reasonably be expected to, individually or in the aggregate, prevent or materially delay consummation of the Merger;

•	Buyer having performed or complied in all material respects with all agreements and covenants required by it under the Merger Agreement at or prior to the consummation of the Merger; and

•	Buyer having delivered to the Company a certificate, signed by an executive officer of Buyer, to the effect that each of the conditions specified above has been satisfied.

No Solicitation (page 49)

The Merger Agreement provides that (i) the Company and its officers and directors will not, (ii) the Company’s subsidiaries and its subsidiaries’ officers and directors will not and (iii) the Company will cause its subsidiaries’ other representatives and RR Acquisition Holding LLC not to, directly or indirectly:

•

solicit, initiate or knowingly encourage, or take any other action to knowingly facilitate, the making of any proposal that constitutes or is reasonably likely to lead to a Takeover Proposal (as defined in “The

Merger Agreement — No Solicitation” beginning on page 49 and in the Merger Agreement) (other than contacting or engaging in discussions with the party making the Takeover Proposal or its representatives for the sole purpose of clarifying such Takeover Proposal); or

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any party any confidential information with respect to, the Takeover Proposal.

Notwithstanding the foregoing, prior to 11:59 p.m. New York City time on August 22, 2012, in response to an unsolicited bona fide written Takeover Proposal, if the Board determines that such Takeover Proposal constitutes or is reasonably likely to lead to a superior proposal and that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, the Company may furnish information to participate in discussions and negotiations with the party making such Takeover Proposal.

If the Board determines at any time prior to 11:59 p.m. New York City time on August 22, 2012, after consultation with, and taking into account the advice of, the Company’s outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, the Board may cause or permit the Company to terminate the Merger Agreement in order to enter into a definitive agreement regarding a superior proposal, subject to certain notice provisions and Buyer’s right to renegotiate the terms of the Merger Agreement such that the Takeover Proposal would no longer constitute a superior proposal and subject to the Company’s substantially concurrent payment to Buyer of the Company Termination Fee described below.

A more detailed description of the foregoing circumstances and other circumstances under which the Company or Buyer may terminate the Merger Agreement is provided in “The Merger Agreement — No Solicitation” beginning on page 49.

Termination (page 56)

The Merger Agreement may be terminated at any time prior to the consummation of the Merger by the mutual written consent of Buyer and the Company.

In addition, the Merger Agreement may be terminated by either Buyer or the Company:

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if the Merger is not consummated prior to December 31, 2012; but if the only condition not satisfied as of December 31, 2012, is the approval of the STB, then neither Buyer nor the Company may terminate the Merger Agreement until March 31, 2013 (the “Outside Termination Date”); provided, further, that the right to terminate the Merger Agreement will not be available to the breaching party; or

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if any governmental entity has issued a final and nonappealable order or taken any other action, or there exists any law, in each case, permanently enjoining, restraining or otherwise prohibiting the Merger or any of the other transactions contemplated by the Merger Agreement.

The Merger Agreement also may be terminated by Buyer if:

•	the Board withdraws or adversely modifies its approvals or recommendations of the Merger or the transactions contemplated by the Merger Agreement;

•	the Company has breached or failed to perform in any material respect its obligations or agreements not to solicit;

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a Takeover Proposal has been publicly announced and the Board has failed to issue a press release that expressly reaffirms its recommendation in favor of the Merger and the other transactions contemplated by the Merger Agreement within ten (10) business days of receipt of a written request by Buyer to provide such reaffirmation;

•	the Board recommends to its stockholders that they approve or accept a superior proposal;

•	the Company has entered into, or publicly announced its intention to enter into, an acquisition agreement with respect to a superior proposal; or

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there has been a breach by the Company of (i) any representation, warranty, covenant or agreement contained in the Merger Agreement that would, individually or in the aggregate, result in a failure of a condition to the consummation of the Merger if continuing on the closing date, and (ii) such breach has not been cured (or is not capable of being cured) before the earlier of (x) the date which is thirty (30) days after the date of delivery of such notice of breach and (y) the Outside Termination Date.

The Merger Agreement also may be terminated by the Company:

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prior to 11:59 p.m. New York City time on August 22, 2012, in order to enter into an agreement regarding a superior proposal if the Company both (i) executes a definitive agreement with respect to such superior proposal substantially concurrent with the termination of the Merger Agreement and (ii) pays to Buyer $49 million (the “Company Termination Fee”) at a time substantially concurrent with the termination of the Merger Agreement, provided, however, that this provision is subject to certain notice provisions and Buyer’s right to renegotiate the terms of the Merger Agreement such that the Takeover Proposal would no longer constitute a superior proposal; and

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there has been a breach by Buyer of (i) any representation, warranty, covenant or agreement contained in the Merger Agreement that would, individually or in the aggregate, result in a failure of a condition to the consummation of the Merger if continuing on the closing date, and (ii) such breach has not been cured (or is not capable of being cured) before the earlier of (x) the date which is thirty (30) days after the date of delivery of such notice of breach and (y) the Outside Termination Date.

Termination Fee (page 57)

The Company will pay Buyer the Company Termination Fee if the Merger Agreement is terminated:

•	by the Company, to enter into an agreement pursuant to a superior proposal;

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by Buyer if (i) the Board withdraws or adversely modifies its approvals or recommendations of the Merger or the transactions contemplated by the Merger Agreement, (ii) the Board recommends to the Company stockholders that they approve or accept a superior proposal, (iii) the Company has entered into, or publicly announced its intention to enter into, an acquisition agreement with respect to a superior proposal, (iv) the Company shall have breached or failed to perform in any material respect its obligations not to solicit other transactions or (v) a Takeover Proposal has been publicly announced and the Board shall have failed to issue a press release that expressly reaffirms its recommendation in favor of the Merger and the other transactions contemplated by the Merger Agreement within ten (10) business days of receipt of a written request by Buyer to provide such reaffirmation;

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by the Company or Buyer, if the Merger is not consummated prior to the Outside Termination Date, provided that the right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or results in, the failure of the Merger to occur on or before such date; or

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by Buyer, if (i) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in the Merger Agreement that would, individually or in the aggregate, result in a failure of a condition to the consummation of the Merger if continuing on the closing date, and (ii) such breach has not been cured (or is not capable of being cured) before the earlier of (x) the date which is thirty (30) days after the date of delivery of such notice of breach, and (y) the Outside Termination Date;

and with respect to the preceding two bullets (i) at any time after the date of execution of the Merger Agreement and prior to such termination, a Takeover Proposal shall have been made or communicated to the senior management or the Board or shall have been publicly announced or publicly made known to the stockholders of the Company, and (ii) within twelve (12) months of such termination, the Company shall have entered into a definitive agreement with respect to any Takeover Proposal (that is ultimately consummated), or any Takeover Proposal shall have been consummated (in each case, whether or not such Takeover Proposal is the same as the original Takeover Proposal made, communicated, publicly made known or publicly announced).

Buyer will be obligated to pay the Company a termination fee in the amount of $135,000,000 (the “Buyer Termination Fee”) if the Merger Agreement is terminated by the Company pursuant to its right to terminate if (i) all of the conditions to the consummation of the Merger have been (and continue to be) satisfied or waived (other than those conditions that by their terms either are to be satisfied at the closing, or are conditions that only qualify Buyer’s or Merger Sub’s obligations to consummate the Merger) and (ii) the closing does not occur on or prior to the second business day after the closing was required to have occurred pursuant to the Merger Agreement due to the proceeds of the financing not being available in full pursuant to the financing commitments or any other definitive agreements relating thereto (or any amendment, replacement or supplement to any such financing commitments or definitive agreements).

For a more detailed discussion of the Company Termination Fee and the Buyer Termination Fee, see “The Merger — Termination Fee and Expenses” beginning on page 57.

Interests of Our Directors and Executive Officers in the Merger (page 33)

You should be aware that the Company’s executive officers and directors have interests in the Merger that may be different from, or in addition to, the interests of the Company stockholders generally. The Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement. These interests are described below in “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 33.

Material United States Federal Income Tax Consequences of the Merger (page 38)

If you are a United States Holder (as defined in “The Merger — Material United States Federal Income Tax Consequences of the Merger” beginning on page 38), the Merger will be a taxable transaction for U.S. federal income tax purposes. A United States Holder of shares of Company Common Stock receiving cash in the Merger generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (x) the amount of cash the United States Holder receives (determined before deduction of any applicable withholding taxes) and (y) the adjusted tax basis of the surrendered shares of Company Common Stock.

If you are a Non-United States Holder (as defined in “The Merger — Material United States Federal Income Tax Consequences of the Merger”), the Merger will generally not be a taxable transaction to such holder under United States federal income tax laws unless (i) such holder is an individual who is present in the United States for 183 or more days during the taxable year of such disposition and certain other conditions are met, (ii) the gain is effectively connected with the conduct of a trade or business in the United States by the Non-United States Holder, subject to an applicable treaty providing otherwise or (iii) at any time during the five years preceding the Effective Time of the Merger, such holder held (actually or constructively) more than 5% of the shares of Company Common Stock.

Holders of shares of Company Common Stock should consult their tax advisor about the U.S. federal, state, local and foreign tax consequences of the Merger.

Regulatory Approvals (page 40)

Completion of the Merger is subject to the fulfillment of one of two conditions by the STB, which regulates railroads and other transportation in the United States: (i) approval or authorization of the STB for a voting trust transaction through an exemption or notice of exemption pursuant to which shares of the surviving corporation shall be placed into an irrevocable voting trust pending receipt of final STB approval or exemption of the Merger; or (ii) if the STB declines to authorize such a voting trust transaction, final STB approval or exemption with respect to the Merger. An application for such approval, authorization or exemption was filed with the STB on August 6, 2012.

Procedures for Receiving Merger Consideration (page 42)

Shortly after the Effective Time, a paying agent will mail a letter of transmittal and instructions to you and the other Company stockholders. The letter of transmittal and instructions will tell you how to surrender your stock certificates in exchange for the Merger Consideration. Holders of uncertificated shares of Company Common Stock (i.e., holders whose shares are held in book-entry form) will automatically receive the Merger Consideration, without interest and subject to reduction for any required withholding taxes, as promptly as practicable after the Effective Time without any further action required on the part of those holders, but such holders may, if required by the paying agent, be required to deliver an executed letter of transmittal to the paying agent.

Specific Performance (page 59)

The parties to the Merger Agreement are entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in any court of the state of Delaware or any federal court sitting in the state of Delaware; provided, however, that the Company shall be entitled to seek specific performance to cause Buyer to close the Merger in accordance with the Merger Agreement, if, but only if, (A) all conditions to closing (other than those conditions that by their terms are to be satisfied at the closing so long as such conditions would be satisfied if the closing date were the date on which the Company is seeking specific performance) have been satisfied, (B) Buyer and Merger Sub fail to complete the closing by the date the closing is required to have occurred pursuant to the Merger Agreement, (C) Buyer’s committed financing has been funded or is available to be funded in full at the closing and (D) the Company has irrevocably confirmed that if specific performance is granted and such financing is funded, then the closing will occur.

Appraisal Rights (page 62 and Annex C)

Pursuant to Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”), our stockholders (other than the Majority Stockholder) have the right to dissent from the Merger and receive a cash payment for the judicially determined fair value of their shares of Company Common Stock. The judicially determined fair value under Section 262 could be greater than, equal to or less than the $27.50 per share that our stockholders are entitled to receive in the Merger. To qualify for these rights, you must make a written demand for appraisal on or prior to September 20, 2012, which is the date that is 20 days following the mailing of this information statement, and otherwise comply precisely with the procedures set forth in Section 262 of the DGCL for exercising appraisal rights. If you validly exercise (and do not withdraw or fail to perfect) appraisal rights, the ultimate amount that you may be entitled to receive in an appraisal proceeding may be less than, equal to or more than the amount of Merger Consideration that you would have received under the Merger Agreement. For a summary of these procedures, see “Appraisal Rights” beginning on page 62. A copy of Section 262 of the DGCL is attached to this information statement as Annex C.

Litigation Related to the Merger (page 37)

The Company is aware of five lawsuits relating to the Merger Agreement filed by purported stockholders of the Company against the Company, the Company’s directors, Merger Sub and Buyer. The first purported class action alleges, among other things, that the directors of the Company have breached their fiduciary duties to the Company’s stockholders and that the Company, Merger Sub and Buyer aided and abetted the Company’s directors’ alleged breaches of their fiduciary duties. The plaintiff is seeking an injunction and attorneys’ fees. The second purported class action includes substantially identical allegations and was filed in the same court. These two plaintiffs have filed a motion to consolidate the lawsuits. The third purported class action was filed in a different court and includes substantially identical allegations. The third action was later amended to include claims that the Company issued a materially misleading Preliminary Information Statement. The third action seeks an injunction, damages and attorneys’ fees. The fourth purported class action was filed in the same court as the third action and includes substantially identical allegations. The fourth action seeks an injunction and attorneys’ fees. The fifth purported class action was filed in the same court as the third and fourth actions, includes substantially identical allegations, and also claims that the Company issued a materially misleading Preliminary Information Statement. The fifth action seeks an injunction, damages and attorneys’ fees. The Company believes that the lawsuits are without merit.

On August 28, 2012, solely to avoid the costs, risks and uncertainties inherent in litigation, and without admitting any liability or wrongdoing, the parties to the first two actions entered into a memorandum of understanding (the “MOU”) setting forth an agreement-in-principle to settle all claims related thereto. In connection with the MOU, the Company agreed to include certain supplemental disclosures in this information statement (the “Supplemental Disclosures”).

Market Price of Our Stock (page 61)

Company Common Stock is listed on the New York Stock Exchange (the “NYSE”) under the trading symbol “RA”. The closing sale price of Company Common Stock on the NYSE on July 20, 2012, which was the last trading day before we announced the Merger, was $24.81. On August 27, 2012, the last practicable trading day before the date of this information statement, the closing price of Company Common Stock on the NYSE was $27.43.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to briefly address commonly asked questions as they pertain to the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the “Summary” beginning on page 1 and the more detailed information contained elsewhere in this information statement, the annexes to this information statement and the documents referred to or incorporated by reference in this information statement, each of which you should read carefully. You may obtain information incorporated by reference in this information statement without charge by following the instructions in “Where You Can Find More Information” beginning on page 69.

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of the Company by Buyer pursuant to the Merger Agreement. Once the closing conditions under the Merger Agreement have been satisfied or waived and subject to the other terms and conditions in the Merger Agreement, Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the Merger and will become wholly owned by Buyer.

Q:	What will I receive in the Merger?

A:	Upon completion of the Merger, you will receive $27.50 in cash, without interest and less any required withholding taxes, for each share of Company Common Stock that you own, unless you properly exercise, and do not withdraw or fail to perfect, appraisal rights under Section 262 of the DGCL. For example, if you own 100 shares of Company Common Stock, you will receive $2,750 in cash in exchange for your shares of Company Common Stock, less any required withholding taxes. You will not own shares in the surviving corporation.

Q:	When do you expect the Merger to be completed?

A:	We are working to complete the Merger as quickly as possible. We currently expect to complete the Merger promptly after all of the conditions to the Merger have been satisfied or waived and subject to the other terms and conditions in the Merger Agreement. Completion of the Merger is currently expected to occur in the fourth quarter of 2012, although the Company cannot assure completion by any particular date, if at all.

Q:	What happens if the Merger is not completed?

A:	If the Merger is not completed for any reason, stockholders will not receive any payment for their shares in connection with the Merger. Instead, the Company will remain a publicly traded company, and shares of Company Common Stock will continue to be quoted on the New York Stock Exchange.

Q:	Why am I not being asked to vote on the Merger?

A:	Applicable Delaware law and the Merger Agreement require the adoption of the Merger Agreement by the holders in the aggregate of a majority of the outstanding shares of Company Common Stock in order to effect the Merger. The requisite stockholder approval was obtained following the execution of the Merger Agreement on July 23, 2012, when the Written Consent was delivered by the Majority Stockholder, which is owned by certain investment funds (the “Funds”) managed by affiliates of Fortress Investment Group LLC (“Fortress”), which owned shares of Company Common Stock constituting approximately 60.2% of the issued and outstanding shares of Company Common Stock on that date. Therefore, your vote is not required and is not being sought. We are not asking you for a proxy, and you are requested not to send us a proxy.

Q:	Why did I receive this Information Statement?

A:	Applicable laws and securities regulations require us to provide you with notice of the Written Consent delivered by the Majority Stockholder, as well as other information regarding the Merger, even though your vote or consent is neither required nor requested to adopt or authorize the Merger Agreement or complete the Merger. This information statement also constitutes notice to you of the availability of appraisal rights under Section 262 of the DGCL, a copy of which is attached to this information statement as Annex C.

Q:	Did the Board approve and recommend the Merger Agreement?

A:	Yes. The Board:

(a) determined that it is fair to and in the best interests of the Company and its stockholders, and declared it advisable to enter into the Merger Agreement and to consummate the transactions contemplated thereby, including the Merger;

(b) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement; and

(c) resolved to recommend the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, by the holders of Company Common Stock, upon the terms and subject to the conditions set forth in the Merger Agreement.

Q:	What happens if I sell my shares before completion of the Merger?

A:	If you transfer your shares of Company Common Stock, you will have transferred the right to receive the Merger Consideration to be received by the Company stockholders in the Merger. To receive the Merger Consideration, you must hold your shares through completion of the Merger.

Q:	Should I send in my Company Common Stock certificates now?

A:	No. You will be sent a letter of transmittal with related instructions after completion of the Merger, describing how you may exchange your shares of Company Common Stock for the Merger Consideration. Please do NOT return your Company Common Stock certificate(s) to the Company.

Holders of uncertificated shares of Company Common Stock (i.e., holders whose shares are held in book-entry form) will automatically receive the Merger Consideration, without interest and subject to reduction for any required withholding taxes, as promptly as practicable after the Effective Time without any further action required on the part of those holders, but such holders may, if required by the paying agent, be required to deliver an executed letter of transmittal to the paying agent.

Q:	Is the Merger subject to the fulfillment of certain conditions?

A:	Yes. Before the Merger can be completed, the Company, Buyer and Merger Sub must fulfill or, if permissible, waive several closing conditions. If these conditions are not satisfied or waived, the Merger will not be completed. See “The Merger Agreement — Conditions to Consummation of the Merger” beginning on page 55.

Q:	Am I entitled to exercise appraisal rights instead of receiving the Merger Consideration for my shares?

A:	Yes. As a holder of Company Common Stock, you are entitled to appraisal rights under Delaware law in connection with the Merger if you meet certain conditions, which conditions are described in this information statement in “Appraisal Rights” beginning on page 62.

Q:	What happens if a third party makes an offer to acquire the Company before the Merger is completed?

A:	If a third party makes an unsolicited Takeover Proposal to the Company prior to 11:59 p.m. New York City time on August 22, 2012, the Company may, prior to such date, negotiate and discuss the proposal with the third party under certain circumstances specified in the Merger Agreement. If the Board determines in good faith that such Takeover Proposal constitutes a superior proposal and the Company notifies Buyer and complies with certain additional requirements in the Merger Agreement, including, if requested by Buyer, negotiating with Buyer during a period of three (3) business days, so that Buyer has the opportunity to submit a matching or topping proposal, and Buyer does not submit a matching or topping proposal during such three (3) business day period, then the Company may terminate the Merger Agreement before 11:59 p.m. New York City time on August 22, 2012. The Company must pay Buyer the Company Termination Fee substantially concurrently with such termination. See “The Merger Agreement — Termination of the Merger Agreement” beginning on page 56.

Q:	Will I owe taxes as a result of the Merger?

A:	The Merger will be a taxable transaction for all United States Holders of shares of Company Common Stock. As a result, assuming you are a United States Holder, you will recognize gain or loss with respect to the cash received for shares of Company Common Stock in the Merger equal to the difference between (x) the amount of cash you receive (determined before the deduction of any applicable withholding taxes) and (y) the adjusted tax basis of your surrendered shares of Company Common Stock. See “The Merger — Material United States Federal Income Tax Consequences of the Merger” beginning on page 38 for a more detailed explanation of the tax consequences of the Merger. Tax matters can be complicated, and the tax consequences of the Merger to you will depend on your particular tax situation.

If you are a Non-United States Holder, the Merger will generally not be a taxable transaction to you under United States federal income tax laws unless (i) you are an individual who is present in the United States for 183 or more days during the taxable year of such disposition and certain other conditions are met, (ii) the gain is effectively connected with the conduct of a trade or business in the United States by you, subject to an applicable treaty providing otherwise or (iii) at any time during the five years preceding the Effective Time of the Merger, you held (actually or constructively) more than 5% of the shares of Company Common Stock.

We urge you to consult your tax advisor on the tax consequences of the Merger to you.

Q:	Where can I find more information about the Company?

A:	We file periodic reports and other information with the U.S. Securities and Exchange Commission (the “SEC”). You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at (800) SEC-0330 for information about these facilities. This information is also available on the website maintained by the SEC at www.sec.gov. For a more detailed description of the available information, please refer to “Where You Can Find More Information” beginning on page 69.

Q:	Who can help answer my other questions?

A:	If you have more questions about the Merger, please contact our Investor Relations Department at (800) 342-1131. If your broker holds your shares, you should call your broker for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This information statement, and the documents to which we refer you in this information statement, contain forward-looking statements about our plans, objectives, expectations and intentions. Forward-looking statements include information concerning possible or assumed future results of operations of our company, the expected completion and timing of the Merger and other information relating to the Merger. Generally these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “expect,” “intend,” “plan,” “project,” “believe,” “may,” “will,” “would,” “could,” “should,” “seek,” “estimate” and variations on these words and similar expressions. For each of these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control. Those risks include, without limitation:

•	the satisfaction of the conditions to consummation of the Merger;

•

the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including a termination under circumstances that could require us to pay the Company Termination Fee to Buyer;

•	the amount of the costs, fees, expenses and charges related to the Merger;

•	the effect of the announcement of the Merger on our business relationships, operating results and business generally, including our ability to retain key employees;

•	the risk that the Merger may not be completed in a timely manner or at all, which may adversely affect our business and the price of Company Common Stock;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the Merger Agreement;

•	the risk that we may be subject to litigation in connection with the Merger;

•	risks related to diverting management’s attention from our ongoing business operations; and

•

other risks detailed in our filings with the SEC, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended December 31, 2011. See “Where You Can Find More Information” beginning on page 69.

We believe that the assumptions on which our forward-looking statements are based are reasonable. However, we cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this information statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this information statement or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, we do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

THE PARTIES TO THE MERGER AGREEMENT

The Company

RailAmerica, Inc.

7411 Fullerton Street, Suite 300

Jacksonville, Florida 32256

Phone: (800) 342-1131

The Company, incorporated in the state of Delaware, is a leading owner and operator of shortline and regional freight railroads in North America. The Company owns, leases and/or operates a diversified portfolio of 45 railroads with approximately 7,520 miles of track located in the United States and Canada. Through its diversified portfolio of rail lines, the Company operates in numerous geographic regions with varying concentrations of commodities hauled. Additional information regarding the Company is contained in our filings with the SEC, copies of which may be obtained without charge by following the instructions in “Where You Can Find More Information” beginning on page 69.

Buyer

Genesee & Wyoming Inc.

66 Field Point Road

Greenwich, Connecticut 06830

Phone: (203) 629-3722

Buyer, incorporated in the state of Delaware, owns and operates shortline and regional freight railroads in the United States, Canada, Australia, the Netherlands and Belgium. Buyer provides rail service at 17 ports in North America and Europe and performs contract coal loading and railcar switching for industrial customers. In addition, Buyer operates the Tarcoola to Darwin rail line which links the Port of Darwin with the Australian interstate rail network in South Australia. Operations currently include 66 railroads organized in 10 regions, with more than 7,600 miles of owned and leased track and approximately 1,400 additional miles under track access arrangements. For more information visit Buyer’s website at www.gwrr.com.

Merger Sub

Jaguar Acquisition Sub Inc.

c/o Genesee & Wyoming Inc.

66 Field Point Road

Greenwich, Connecticut 06830

Phone: (203) 629-3722

Merger Sub, incorporated in the state of Delaware, was formed by Buyer solely for the purpose of completing the Merger with the Company. Merger Sub is a wholly owned subsidiary of Buyer and has not carried on any activities to date, except for activities incidental to its incorporation and activities undertaken in connection with the transactions contemplated by the Merger Agreement.

THE MERGER

Background of the Merger

As part of the Company’s ongoing strategic planning process, the management of the Company and the Board periodically review and assess our competitive position, industry trends and potential strategic initiatives, including mergers, acquisitions and dispositions. Company management also met with the representatives of the Funds in the ordinary course of business to discuss potential strategic alternatives and the Company’s positioning in the industry. Accordingly, with the assistance of outside consultants, management developed several process efficiency initiatives that were designed to reduce operating expenses by streamlining administrative processes, consolidating back office functions and implementing strategic sourcing best practices. The management and the Board believed that the implementation of these initiatives would be critical to the Company’s ability to grow and compete effectively in the highly competitive shortline railroad industry.

In addition, the Company regularly reviews and assesses opportunities to, and has consistently taken action to, maximize stockholder value. Over the course of the past few years, the Company has redeemed in full its 9.25% senior secured notes through periodic redemptions, the last of which occurred on June 25, 2012. The redemptions and related refinancing improved the Company’s capital structure and significantly decreased interest expenses. The Board also approved stock repurchase programs to repurchase outstanding shares of Company Common Stock from time to time in the open market or privately negotiated transactions, to improve share price and maximize stockholder value.

During the first quarter of 2012, John Giles, President and Chief Executive Officer of the Company, had discussions in the ordinary course of business with representatives of the Funds regarding strategic alternatives for the Company, including a potential sales process where possible buyers were discussed, including Buyer. In the ordinary course of business, representatives of investment banks regularly contacted members of Company management and representatives of the Funds regarding potential strategic alternatives for the Company. As part of the evaluation of what strategic alternatives were available to the Company, representatives of the Funds and Company management routinely maintained contact with these market participants in the ordinary course of business. As part of the evaluation of the strategic alternatives available to the Company, a representative of the Funds informed Company management and the Board that they were planning on meeting with Deutsche Bank to discuss potential strategic alternatives for the Company, including a potential sale. On March 27, 2012, a representative of the Funds contacted Deutsche Bank regarding an evaluation of potential strategic alternatives that were then available to the Company, including a possible sale of the Company. On March 30, 2012, Deutsche Bank provided the Funds with discussion materials regarding a possible examination of strategic alternatives by the Company, which materials contained a preliminary valuation of the Company and a discussion of potential financing alternatives. The March 30, 2012 discussion materials were subsequently provided to Company management by representatives of the Funds. On April 12, 2012, Company management and representatives of the Funds held a meeting with Deutsche Bank, which discussed with management and representatives of the Funds a process for the Board to consider in its review of strategic alternatives.

On April 25, 2012, the Board held a meeting. The meeting began with a review of the Company’s five-year growth history and its consideration of strategic alternatives. Management discussed with the Board various scenarios for growth. Discussions ensued regarding the Company’s potential future growth under three potential scenarios: (i) a strong growth scenario (assuming full industrial development), (ii) a base case scenario and (iii) a recession scenario (assuming a 10% carload decline). Management indicated that the implied share price for the three scenarios ranged from $17.86 to $29.36 (see “The Merger — Certain Company Forecasts” beginning on page 30). The discussion also included an overview of the shortline rail industry, noting the industry’s typically higher price-to-earnings ratios and the effects of coal on the industry and its attendant uncertainty as well as general economic and operating risks and uncertainties. The Board determined to continue its organic growth initiatives, including (i) freight and non-freight revenue growth (carloads, pricing, service offering, etc.) and (ii) ongoing productivity improvements. The Board also decided to accelerate industrial development activities and continue implementing an accretive acquisition strategy.

At the April 25, 2012 Board meeting, the Board also considered whether it would be in the best interests of the Company stockholders to explore other strategic alternatives, including a possible sale of the Company, reviewing previous discussions held by Mr. Giles with representatives of the Funds. Representatives of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) were invited to attend the meeting. Representatives from Deutsche Bank were also invited to attend the meeting. Skadden made a presentation to the Board that, among other topics, included a discussion of the Board’s fiduciary duties. The Board then invited representatives of Deutsche Bank to discuss potential strategic alternatives that might be available for maximizing stockholder value. Representatives of Deutsche Bank also reviewed and discussed with the Board Deutsche Bank’s credentials and experience for assisting the Company in evaluating such strategic alternatives. Deutsche Bank identified three “Tier I” strategic buyers as the parties most likely to be interested in participating in a sale process with the Company, one of which was Buyer. After discussion, the Board preliminarily decided to explore a possible sale of the Company as another possible method for maximizing stockholder value, among other strategic alternatives, and asked management to report back to the Board at a future date to explore further. Representatives of the Funds advised the Board that they had met with various potential financial advisors for consideration by the Board, and representatives of the Funds and management of the Company proposed to the Board that Deutsche Bank be engaged as financial advisor. The Board discussed the relevant experience and qualifications of various financial advisors with whom representatives of the Funds and members of the Board were familiar, and also discussed the fact that Deutsche Bank and other potential financial advisors being considered had from time to time been engaged by the Company or the Funds. After the Board considered several other financial advisors, the Board authorized management to engage Deutsche Bank and that such engagement of Deutsche Bank could include contacting potential buyers for the Company on a confidential basis. The Board also discussed the possibility of permitting the Company’s financial advisor to offer financing to potential buyers and determined not to do so.

On May 1, 2012, the Company engaged Deutsche Bank as the Company’s financial advisor to assist the Board in exploring and evaluating strategic alternatives, including a possible sale of the Company. With the assistance of Deutsche Bank, the Company’s management and representatives of the Funds developed a list of and initiated contact with 71 potential bidders. Subsequent to the issuing of the press release on May 22, 2012 (see below), the Company received three unsolicited inbound inquiries from potential buyers. Thus a total of 74 potential bidders were contacted, including 18 strategic bidders, 20 infrastructure buyers and 36 financial sponsors. 29 of the potential bidders executed a confidentiality agreement (six strategic bidders, eight infrastructure buyers and 15 financial sponsors) and then received information related to the Company.

Deutsche Bank received requests from several bidders that the Company waive certain restrictions in the confidentiality agreements in order to allow these bidders to provide equity or debt financing to and/or partner with other bidders, through which they could submit a single indication of interest to the Company. Upon receipt of each bidder’s partnering request, Deutsche Bank, the Company’s management, representatives of the Funds and Skadden considered and discussed the advisability of permitting such arrangements on a case-by-case basis and determined whether it would be advisable to permit each bidder’s specific request, including whether there were any conflicts with any other existing partnership requests from other bidders. As part of this process, Deutsche Bank received, on behalf of the Company, partnering requests from various bidders, including Buyer, Carlyle and Bidder 1, to enter into such arrangements, and after discussion and consideration, the Company’s management and representatives of the Funds determined that it would be advisable to permit those parties to enter into such arrangements, and communicated those determinations to Deutsche Bank.

On May 21, 2012, rumors appeared in the media that the Company was considering strategic alternatives, which could include a sale of the Company. On May 22, the Company issued a press release in response to these rumors, stating that the Company was engaged in preliminary discussions with third parties regarding a potential sale of the Company but that there was no assurance that any agreement would be reached.

On May 30, 2012, the Company received preliminary indications of interest from eight bidders (two strategic bidders, four infrastructure buyers and two financial sponsors) with nonbinding indications of interests ranging from $24 to $28 per share. On June 4, the Board was sent a summary of the process and results to date.

On June 4, 2012, after a discussion with representatives of the Company and the Funds, representatives of Deutsche Bank, on behalf of the Company, invited the six highest bidders (two strategic bidders and four infrastructure buyers) to the second round of the sale process. Additionally, representatives of Deutsche Bank, on behalf of the Company, sent second round bid process letters to facilitate bidder due diligence and to facilitate bidder submission of final, fully-financed offers to acquire the Company.

On June 5, 2012, the six highest bidders were granted access to a virtual data room. In addition, the bidders were invited to submit questions via an organized Q&A process, to request expert diligence sessions, and to attend individual management presentations. On June 13, 2012, a draft merger agreement prepared by Skadden was made available to the bidders in the virtual data room. Beginning on June 14, 2012 and ending on June 22, 2012, the Company’s management gave presentations to each of the six bidders on separate days. Topics covered in the management presentations included Company and industry overviews, growth strategies, commercial overviews and financial information.

On June 25, 2012, representatives of Deutsche Bank, on behalf of the Company, sent final round process letters to the remaining six bidders, which process letters requested bidder markups of the draft merger agreement to be submitted by July 12, 2012 and final binding offers to acquire 100% of the equity of the Company by July 18, 2012. Three bidders, including two strategic bidders (Buyer and “Bidder 2”) and one infrastructure bidder (“Bidder 1”), submitted markups of the draft merger agreement on July 12, 2012. From July 2 until July 11, 2012, Buyer and Bidder 1 participated in facility tours hosted by management of the Company and from July 2 through July 20, Buyer and Bidder 1 conducted due diligence, including through meetings with Company management.

After review of the markups to the draft merger agreements, on July 13, 2012, Skadden communicated with Buyer’s counsel, Simpson Thacher & Bartlett LLP (“Simpson Thacher”), identifying certain issues in Buyer’s markup and requesting that the issues be addressed prior to the final bid submission deadline of July 18. These issues included, among others: (i) Buyer’s requirement that the Majority Stockholder provide a written consent approving the merger, which coupled with provisions of the merger agreement, would not permit the Company to terminate the merger agreement in favor of a superior proposal; (ii) inclusion of a provision which provided that in the event Buyer failed to receive the proceeds of its committed debt or equity financing the Company’s sole recourse was to terminate the merger agreement and receive a reverse termination fee in the amount of 5% of the Company’s equity value in lieu of closing the merger; (iii) Buyer’s failure to accept a condition in the merger agreement requiring Buyer to pursue a voting trust exemption to STB approval; and (iv) an increase of the Company’s termination fee from 2% to 3.25% of the Company’s equity value. Representatives of Skadden informed representatives of the Funds of Buyer’s request for such a written consent. Representatives of the Funds indicated that they would not deliver a written consent without the Company’s ability to terminate the merger agreement to accept a superior proposal.

On July 15, 2012, Skadden communicated with Bidder 2’s counsel to identify certain issues in Bidder 2’s markup and requested that the issues be addressed prior to the final bid submission deadline of July 18. These issues included, among others: (i) Bidder 2’s requirement that the Majority Stockholder provide a written consent approving the Merger, which coupled with provisions of the merger agreement would not permit the Company to terminate the merger agreement in favor of a superior proposal; (ii) Bidder 2’s failure to agree to a covenant regarding using its best efforts to obtain regulatory approval; (iii) an outside termination date that could delay closing of the merger until ten months after the signing of the merger agreement; and (iv) an increase of the Company termination fee from 2% to 3% of the Company’s equity value.

On July 16, 2012, Skadden communicated with Bidder 1’s counsel to identify certain issues in Bidder 1’s markup and requested that the issues be addressed prior to the final bid submission deadline. These issues included, among others: (i) inclusion of a provision permitting Bidder 1 to pay a $25 million reverse termination fee in lieu of closing the merger; (ii) the failure to accept a condition requiring Bidder 1 to seek STB approval for a voting trust agreement to consummate the merger; (iii) failure to agree to a covenant requiring Bidder 1 to use best efforts to obtain regulatory approval; (iv) the absence of specific performance as a remedy for the Company; (v) an increase in the Company’s termination fee from 2% of the Company’s equity value to 4% of the total deal value; and (vi) an outside termination date that would allow Bidder 1 to terminate the merger agreement without paying a termination fee if the merger did not close by December 31, 2012.

On July 17, 2012, Bidder 2 dropped out of the sale process, citing, among other reasons, economic uncertainty and difficulty in obtaining financing in the challenging economic environment.

Also on July 17, 2012, Skadden sent a revised draft of the merger agreement to Simpson Thacher that included, among other things: (i) the Company’s ability to terminate the merger agreement to accept a superior proposal at any time prior to the consummation of the merger; (ii) the deletion of a provision which provided that if Buyer failed to receive the proceeds of its committed financing, the Company’s sole recourse would be to terminate the merger agreement and collect a reverse termination fee; (iii) a requirement that Buyer seek STB approval for a voting trust agreement to consummate the merger; and (iv) a Company termination fee of 2.5% of the Company’s equity value, instead of Buyer’s requested 3.25%.

On July 17, 2012, Skadden conducted a conference call with Bidder 1’s counsel, during which Skadden explained that the Company would not enter into a transaction without retaining the ability to terminate the merger agreement to accept a superior proposal, a significantly larger reverse termination fee, a decrease in the Company’s termination fee and a termination date that permitted an extension in the event that STB approval had not been obtained, among other issues. On the conference call, Bidder 1’s counsel noted some flexibility with respect to certain open items, indicating that they would submit their positions to such issues with their bid the following day. In addition, Bidder 1’s counsel indicated that proposed employment term sheets had been sent to certain members of Company management and that execution of agreements with the Company’s senior management would be required prior to execution of the merger agreement.

Both Buyer and Bidder 1 submitted offers on July 18, 2012 as requested by Deutsche Bank, at the Company’s direction. Buyer submitted an offer of $27.50 per share with debt and equity commitments for the full purchase price. Bidder 1 submitted a final offer of $25.00 per share and financing commitment letters for the full purchase price, which proposal was set to expire at 5:00 p.m. New York City time the following day. Bidder 1 also submitted with its offer a supplement to its markup of the merger agreement, which included: (i) an increase in the reverse termination fee from $25 million to $60 million (as well as providing a form of limited guaranty by Bidder 1’s parent company in favor of the Company for the reverse termination fee); (ii) a voting agreement for the Majority Stockholder that would terminate upon the Company’s acceptance of a superior proposal; (iii) a covenant that Bidder 1 would work in good faith to obtain financing during the proposed marketing period; (iv) inclusion of specific performance as a Company remedy for breach of the merger agreement; (v) improved regulatory efforts to consummate the merger; (vi) a longer outside termination date; and (vii) a Company termination fee to accept a superior proposal equal to $60 million.

On July 19, 2012, the Company requested Buyer submit another markup of the merger agreement so that the Company could determine Buyer’s position on the issues it previously highlighted, as well as other points in the merger agreement.

Later on July 19, 2012, representatives of Skadden conducted a conference call with Bidder 1’s counsel to further discuss previously identified issues. Bidder 1’s counsel also extended the 5:00 p.m. New York City time deadline until 2:00 p.m. New York City time the next day. Later that day, Bidder 1 submitted a second supplement to its markup of the merger agreement, memorializing the discussions on the conference call, which included: (i) granting the Company the option of either specific performance or a reverse termination fee of $60 million; (ii) a reduction of the number of shares subject to the voting agreement from 60% to 40% of the Company’s outstanding shares; and (iii) a reduction of the Company’s termination fee from $60 million to $45 million. Bidder 1 also submitted drafts of certain ancillary documents, including a proposed form of guaranty and form of voting agreement.

Also on July 19, 2012, Buyer submitted a markup of the July 17 Skadden draft of the merger agreement. That evening, Company management and representatives of Deutsche Bank and Skadden met with Buyer at Skadden’s office in New York City, to, among other things, provide Buyer with additional diligence information Buyer requested when it submitted its final bid. Both Buyer and Bidder 1 conducted confirmatory diligence in on-site data rooms in New York, which continued for Buyer until July 20, 2012 and for Bidder 1 until July 21, 2012.

In advance of the Board meeting to be held on July 20, 2012 to review, among other things, the bids received from Buyer and Bidder 1, Skadden sent members of the Board discussion materials, which included, among other items, an outline of Skadden’s presentation to the Board on its fiduciary duties, executive summaries of the proposed merger agreements and commitment documents from Buyer and Bidder 1, and Buyer’s and Bidder 1’s documentation relating to their bids.

On July 20, 2012, the Board held a meeting in the New York offices of Skadden, which included representatives of Deutsche Bank, Skadden and the Funds. Representatives of Deutsche Bank updated the Board regarding the process relating to the potential sale of the Company, summarizing the transaction terms and key aspects of the proposals, and discussed other strategic alternatives. Representatives of Skadden reviewed and discussed with the Board the fiduciary duties of directors in connection with evaluating strategic alternatives. Representatives of Skadden then reviewed with the Board in detail the legal terms of the two proposals, comparing the two proposed merger agreements, evaluating their differences and noting where the terms were similar and where the terms differed. During the course of the Board meeting, representatives of Deutsche Bank were excused as necessary to communicate to Buyer and Bidder 1 regarding the making of higher bids, key outstanding issues, including, among others, the fact that the Board and the Funds remained unwilling to approve a transaction that required a written consent without providing for the Company’s ability to terminate the merger agreement for some reasonable period of time after signing to accept a superior proposal and that the Company did not want to agree to Buyer’s reverse termination fee.

Later in the afternoon of July 20, 2012, Buyer, citing its near completion of due diligence, indicated that it was lowering its bid to $26.25. Representatives of the Company indicated that the bid was unacceptable. Representatives of the Company then contacted Bidder 1, requesting a higher bid than its $25.00 per share offer.

Later that night of July 20, 2012, following discussions with representatives of Deutsche Bank, Bidder 1 increased its bid from $25.00 to $25.75, while indicating a willingness to be flexible on certain outstanding issues relating to the terms of the merger agreement. On the afternoon of July 21, Bidder 1 offered to increase its bid again from $25.75 to $26.00 on the conditions that (i) the Company agree to proceed exclusively with Bidder 1 and (ii) certain members of the Company’s management execute employment and equity related term sheets with Bidder 1. The offer had a deadline of 3:00 p.m. New York City time that afternoon, provided, however, that if the Company received an unsolicited offer above $27.00, such exclusivity would expire, subject to the Company having to pay all of Bidder 1’s out-of-pocket expenses.

After receiving the revised offer from Bidder 1 on the afternoon of July 21, 2012, representatives of Deutsche Bank, on behalf of the Company, informed Buyer that it was considering engaging another bidder on an exclusive basis within the next two hours and, therefore, needed Buyer’s best and final offer on price and the open merger agreement points. Buyer indicated that it would agree to certain contract terms but wanted all contract terms resolved before Buyer would submit an increased offer. Within two hours, Buyer raised its bid from $26.25 to $27.50 on the condition of exclusivity that would expire at 12:01 AM EDT on July 24, 2012 if a definitive agreement with Buyer had not been executed prior to that time. Buyer’s bid continued to be conditioned on receiving a written consent executed by the Majority Stockholder.

Representatives of Deutsche Bank, on behalf of the Company, again advised Buyer that the Company and the Funds were unwilling to consider a transaction that did not provide the Company the ability to terminate the merger agreement to accept a superior proposal. After receiving Buyer’s increased bid of $27.50 conditioned on exclusivity, representatives of Deutsche Bank, on behalf of the Company, contacted Bidder 1 and asked if it would increase its bid above $26.00. Bidder 1 advised representatives of Deutsche Bank that $26.00 was its highest and final bid.

Representatives of Deutsche Bank, on behalf of the Company, then indicated to Buyer that the Company would be willing to grant Buyer exclusivity at $27.50 but only on the condition that Buyer was willing to provide the Company the ability to terminate the merger agreement to accept a superior proposal for a period of 30 days after signing the merger agreement. Representatives of Buyer indicated that they would accept a provision providing for the Company’s ability to terminate the merger agreement to accept a superior proposal if the Company granted it exclusivity. The parties subsequently executed an agreement providing for exclusivity through 12:01 AM EDT on July 23, 2012 and continued to negotiate the merger agreement and related documentation.

In advance of the Board meeting to be held on July 22, Skadden sent members of the Board discussion materials, which included, among other items, an updated executive summary of the Buyer merger agreement, a revised draft of the Buyer merger agreement, a marked copy of the Buyer merger agreement showing changes from the Buyer draft presented at the last Board meeting and proposed Board resolutions for consideration.

On July 22, 2012, the Board held a meeting to review the Company’s strategic alternatives and consider the Merger. Representatives of Deutsche Bank and Skadden updated the Board on the status of negotiations with Buyer. Representatives of Deutsche Bank then reviewed with the Board its financial analysis of the Merger Consideration and delivered its oral opinion, which opinion was subsequently confirmed in a written opinion dated July 23, 2012, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Deutsche Bank’s written opinion, the Merger Consideration of $27.50 in cash per share to be received in the Merger by holders of Company Common Stock was fair, from a financial point of view, to such holders. Deutsche Bank’s financial analysis and written opinion is described below in “The Merger — Opinion of Deutsche Bank” beginning on page 23. Representatives of Skadden reviewed the Board’s fiduciary duties and reviewed in detail the terms of the Merger Agreement. Following additional discussion and deliberation, the Board approved the Merger Agreement with Buyer, the Merger and the other transactions contemplated by the Merger Agreement and authorized the Company to enter into the Merger Agreement.

Later on July 22, 2012, Skadden submitted comments to Buyer’s debt financing documentation to Simpson Thacher and Buyer’s debt financing source’s counsel, and subsequently resolved all open financing issues. Through the remainder of the evening, Skadden and Simpson Thacher resolved the remaining items in the Merger Agreement.

On July 23, 2012, the Company and Buyer executed the Merger Agreement, and shortly thereafter the Majority Stockholder delivered the Written Consent. The Company and Buyer issued a joint press release announcing the transaction and filed a Current Report on Form 8-K with the SEC disclosing the execution of the Merger Agreement and attaching a copy of the definitive Merger Agreement as an exhibit. After execution of the Merger Agreement and Buyer’s debt financing commitment papers, Buyer contacted Deutsche Bank regarding the possibility of participating in the already-committed financing package for the transaction. Deutsche Bank reported this request to the Company, and the Company asked Deutsche Bank to decline to participate.

Reasons for the Merger

In the course of the Board making the determinations described above in “The Merger — Background of the Merger” beginning on page 15, the Board consulted with management of the Company, as well as the Company’s legal and financial advisors, and considered the following potentially positive factors, which are not intended to be exhaustive and are not presented in any relative order of importance:

•

the fact that the price proposed by Buyer reflected extensive negotiations between the parties and their respective advisors, and represented the highest price that the Company received for the shares of

Company Common Stock after a broad competitive solicitation of interest and a press release issued by the Company stating that the Company was engaged in preliminary discussions with third parties regarding a potential sale of the Company, as well as the Company’s belief that the agreed price was the highest price per share Buyer was willing to agree to;

•

the fact that the Board sought offers to purchase from a broad group of potential bidders, including financial, strategic and infrastructure investors, 29 of whom entered into confidentiality agreements with the Company and received information related to the Company;

•

the fact that the Merger Consideration of $27.50 per share to be received by the Company stockholders in the Merger represents a significant premium over the market prices at which shares of Company Common Stock traded prior to the announcement of the execution of the Merger Agreement, including the fact that the Merger Consideration of $27.50 represented a premium of approximately:

•

27.6% over the closing price of shares of Company Common Stock as of May 21, 2012, the last trading day before the publication of articles suggesting that the Company was for sale (the “Unaffected Date”),

•	10.8% over the closing price of shares of Company Common Stock on July 20, 2012, the last trading day before the announcement of the execution of the Merger Agreement,

•	17.7% over the last twelve month high price as of the Unaffected Date of shares of Company Common Stock, and

•	83.3% over the Company’s initial public offering price.

•	the fact that the shares of Company Common Stock have never traded at prices higher than the Merger Consideration since the Company went public in 2009;

•	the fact that the Merger Consideration is all cash, which provides liquidity and certainty of value to the Company stockholders;

•

the Company’s current and historical financial condition, results of operations, competitive position, strategic options and prospects, as well as the financial plan and prospects if the Company were it to remain an independent public company and the potential impact of those factors on the trading price of Company Common Stock (which cannot be quantified numerically);

•	the prospective risks to the Company as an independent public company, including the risks and uncertainties with respect to:

•

achieving the Company’s growth plans in light of the current and foreseeable market conditions, including the risks and uncertainties in the U.S. and global economy generally and the shortline railroad industry specifically; and

•	the “risk factors” set forth in the Company’s Form 10-K for the fiscal year ended December 31, 2011;

•

the support of the Majority Stockholder, which controlled approximately 60.2% of the aggregate outstanding shares of Company Common Stock as of July 23, 2012 and will be receiving the same form and amount of Merger Consideration for its shares of Company Common Stock as all other stockholders;

•

the opinion of Deutsche Bank to the Board that, as of July 22, 2012, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Deutsche Bank’s written opinion, the Merger Consideration of $27.50 in cash per share to be received in the Merger by holders of Company Common Stock was fair, from a financial point of view, to such holders, and the financial analyses related thereto prepared by Deutsche Bank and described below in “The Merger — Opinion of Deutsche Bank” beginning on page 23;

•	the terms of the Merger Agreement and the related agreements, including:

•	the limited number and nature of the conditions to Buyer’s obligation to consummate the Merger;

•	our ability, under certain limited circumstances, to furnish information to and conduct negotiations with any third party regarding a Takeover Proposal;

•

our ability to terminate the Merger Agreement in order to accept a financially superior proposal, subject to paying Buyer the Company Termination Fee, which the Board determined was reasonable in light of, among other things, the benefits of the Merger to the Company stockholders, the typical size of such fees in similar transactions and the likelihood that a fee of such size would not preclude or unreasonably restrict the emergence of alternative transactions proposals as more fully described in “The Merger Agreement — Termination Fees and Expenses” beginning on page 57;

•

the Merger not being subject to a financing condition, the limited number and nature of the conditions to funding set forth in the financing commitment letters and the obligation of Buyer and Merger Sub to use their reasonable best efforts to obtain the financing;

•	the ability of the Company to seek specific performance in the event that Buyer breaches the Merger Agreement;

•

the inclusion of the sizeable Buyer Termination Fee in the event the Company terminates the Merger Agreement as a result of Buyer failing to close due to financing proceeds not being available in full pursuant to the financing commitments; and

•

the inclusion of provisions that will allow the Board, under certain circumstances and even though the Company obtained stockholder approval by written consent, until 11:59 p.m. New York City time on August 22, 2012, to consider and respond to unsolicited bona fide Takeover Proposals or engage in discussions or negotiations with the person making such Takeover Proposals, subject to certain notice and other requirements, and until 11:59 p.m. New York City time on August 22, 2012 to terminate the Merger Agreement to accept a superior proposal, subject to certain notice requirements and other conditions and the requirement that the Company pay the Company Termination Fee as more fully described in “The Merger Agreement — Termination of the Merger Agreement” beginning on page 56;

•	the fact that the Merger Agreement contains customary terms and was the product of arm’s-length negotiations;

•	the availability of appraisal rights to our stockholders who properly exercise their statutory rights under Section 262 of the DGCL (see “Appraisal Rights” beginning on page 62 and Annex C)

•	the experience and reputation of Buyer; and

•

the definitive agreements between Buyer and Carlyle regarding Carlyle’s provision of committed equity financing, and the debt commitment letter from Bank of America Merrill Lynch to provide debt financing.

The Board also considered and balanced against the potentially positive factors a number of potentially negative factors concerning the Merger, including the following factors:

•

the fact that following the completion of the Merger, the Company will no longer exist as an independent public company and that the Company’s existing stockholders will not be able to participate in any future earnings or growth of the Company, or in any future appreciation in value of shares of Company Common Stock;

•	the risk that the Merger might not be completed, including as a result of a failure by Buyer to obtain the financing;

•	the fact that the Merger Consideration consists of cash and will therefore be taxable to the Company stockholders for U.S. federal income tax purposes;

•

the restrictions on the Company’s ability to solicit or engage in discussions or negotiations with a third party regarding a Takeover Proposal and the requirement that the Company pay Buyer the Company Termination Fee if the Board accepts a superior proposal;

•

the inclusion of the Buyer Termination Fee, representing the Company’s sole and exclusive remedy in the event the Company terminates the Merger Agreement as a result of Buyer failing to close due to financing proceeds not being available in full pursuant to the financing commitments;

•

the fact that, while the Merger is expected to be completed, there are no assurances that all conditions to the parties’ obligations to complete the Merger will be satisfied or waived, and as a result, it is possible that the Merger may not be completed, as described under “The Merger Agreement — Conditions to Consummation of the Merger” beginning on page 55;

•

the possibility of disruption to the Company’s business that could result from the announcement of the Merger and the resulting distraction of management’s attention from day-to-day operations of the business and its ability to attract and retain key employees during the pendency of the Merger;

•	the fact that the Company has incurred and will incur substantial expenses related to the transactions contemplated by the Merger Agreement, regardless of whether the Merger is consummated; and

•

the fact that the Merger Agreement prohibits the Company from taking a number of actions relating to the conduct of its business prior to the closing without the prior written consent of Buyer, which may delay or prevent the Company from undertaking business opportunities that may arise during the pendency of the Merger, whether or not the Merger is completed.

During its consideration of the transaction with Buyer, the Board was also aware of and considered that the Company’s directors and executive officers may have interests in the Merger that differ from, or are in addition to, their interests as stockholders of the Company generally, as described under “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 33.

After taking into account all of the factors set forth above, as well as others, the Board determined that the potentially positive factors outweighed the potentially negative factors. The foregoing discussion of the factors considered by the Board is not intended to be exhaustive, but summarizes the material information and factors considered by the Board in its consideration of the Merger. The Board reached the decision to recommend and approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, in light of the factors described above and other factors the Board felt were appropriate. In view of the variety of factors and the quality and amount of information considered, the Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and individual members of the Board may have given different weights to different factors. The Board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, management of the Company, Deutsche Bank and Skadden, as financial and legal advisor respectively, and considered the factors overall to be favorable to, and to support, its determinations. It should be noted that this explanation of the reasoning of the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 13.

Opinion of Deutsche Bank

At the July 22, 2012 meeting of the Board, Deutsche Bank delivered its oral opinion, which opinion was subsequently confirmed in a written opinion dated July 23, 2012, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Deutsche Bank’s written opinion, the Merger Consideration of $27.50 in cash per share to be received in the Merger by holders of Company Common Stock was fair, from a financial point of view, to such holders.

The full text of Deutsche Bank’s written opinion, dated July 23, 2012, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Deutsche Bank in connection with the opinion, is included in this information statement as Annex B and is incorporated herein by reference. The summary of Deutsche Bank’s opinion set forth in this information statement is qualified in its entirety by reference to the full text of the opinion. Deutsche Bank’s opinion was addressed to, and for the use and benefit of, the Board in connection with and for purposes of its evaluation of the Merger. Deutsche Bank’s opinion did not constitute a recommendation as to how any holder of Company Common Stock should vote with respect to the Merger or as to whether any holder of Company Common Stock should deliver a consent with respect to the adoption and approval of the Merger Agreement and the Merger. Deutsche Bank’s opinion was limited to the fairness, from a financial point of view, of the Merger Consideration and does not address any other aspect of the Merger or the Merger Agreement. Deutsche Bank was not asked to, and Deutsche Bank’s opinion did not, address the fairness of the Merger, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of the Company nor did it address the fairness of the contemplated benefits of the Merger. Deutsche Bank expressed no opinion as to the merits of the underlying decision of the Company to engage in the Merger or the relative merits of the Merger as compared to any alternative transactions or business strategies. Also, Deutsche Bank did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any officers, directors or employees of the Company, or any class of such persons, in connection with the Merger relative to the Merger Consideration. Furthermore, Deutsche Bank did not express any view or opinion as to the fairness of the consideration to be received by any particular holder of shares of Company Common Stock.

In connection with Deutsche Bank’s role as financial advisor to the Company, and in arriving at its opinion, Deutsche Bank reviewed certain publicly available financial and other information concerning the Company, and certain internal analyses, financial forecasts and other information relating to the Company prepared by management of the Company. Deutsche Bank also held discussions with certain senior officers and other representatives and advisors of the Company regarding the businesses and prospects of the Company. In addition, Deutsche Bank:

•	reviewed the reported prices and trading activity for the Company Common Stock;

•

to the extent publicly available, compared certain financial and stock market information for the Company with similar information for certain other companies it considered relevant whose securities are publicly traded;

•	reviewed, to the extent publicly available, the financial terms of certain recent business combinations which it deemed relevant;

•	reviewed the Merger Agreement and certain related documents, including the form of the Voting Agreement and Written Consent; and

•	performed such other studies and analyses and considered such other factors as it deemed appropriate.

Deutsche Bank did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning the Company, including, without limitation, any financial information considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank, with the knowledge and permission of the Board, assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare, obtain or review any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities) of the Company or Buyer or any of their respective subsidiaries, nor did Deutsche Bank evaluate the solvency or fair value of the Company under any law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts made available to Deutsche Bank and used in its analyses,

Deutsche Bank assumed, with the knowledge and permission of the Board, that such forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such forecasts and projections or the assumptions on which they were based. Deutsche Bank’s opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of Deutsche Bank’s opinion. Deutsche Bank expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which it becomes aware after the date of its opinion.

For purposes of rendering its opinion, Deutsche Bank assumed, with the knowledge and permission of the Board, that, in all respects material to its analysis, the Merger will be consummated in accordance with the terms of the Merger Agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to its analysis. Deutsche Bank also assumed, with the knowledge and permission of the Board, that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Merger will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions will be imposed that would be material to its analysis. Deutsche Bank is not a legal, regulatory, tax or accounting expert and Deutsche Bank relied on the assessments made by the Company and its other advisors with respect to such issues.

Deutsche Bank’s opinion was approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and was addressed to, and was for the use and benefit of, the Board in connection with and for the purpose of its evaluation of the Merger. Deutsche Bank’s opinion was limited to the fairness of the Merger Consideration, from a financial point of view, to the holders of Company Common Stock as of the date of Deutsche Bank’s opinion. Deutsche Bank’s opinion did not address any other terms of the Merger or the Merger Agreement. Deutsche Bank was not asked to, and its opinion did not, address the fairness of the Merger, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of the Company, nor did it address the fairness of the contemplated benefits of the Merger. Deutsche Bank expressed no opinion as to the merits of the underlying decision by the Company to engage in the Merger or the relative merits of the Merger as compared to any alternative transactions or business strategies, nor did Deutsche Bank express an opinion, and its opinion did not constitute a recommendation, as to how any holder of Company Common Stock should vote with respect to the Merger or as to whether any holder of Company Common Stock should deliver a consent with respect to the adoption and approval of the Merger Agreement and the Merger. In addition, Deutsche Bank did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the Company’s officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Merger Consideration to be received by the holders of Company Common Stock. Furthermore, Deutsche Bank did not express any view or opinion as to the fairness of the consideration to be received by any particular holder of shares of Company Common Stock.

The following is a summary of the material financial analyses contained in the presentation that was made by Deutsche Bank to the Board on July 22, 2012 and that were used by Deutsche Bank in connection with rendering its opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Deutsche Bank, nor does the order in which the analyses are described represent the relative importance or weight given to the analyses by Deutsche Bank. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Deutsche Bank’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 20, 2012, the last trading day before public announcement of the Merger Agreement, and is not necessarily indicative of current market conditions.

Historical Trading Analysis

Deutsche Bank reviewed the historical prices for shares of Company Common Stock during the period commencing on October 13, 2009, the date of the Company’s initial public offering, and ending on July 20,

2012, and observed that the prices per share of Company Common Stock during this period ranged from $9.16 to $26.22, compared to the closing price per share of Company Common Stock on the Unaffected Date of $21.55, and the Merger Consideration of $27.50 in cash per share of Company Common Stock.

Deutsche Bank also reviewed the historical prices for shares of Company Common Stock during the twelve-month period ended July 20, 2012 and observed that the prices per share of Company Common Stock during this period ranged from $11.14 to $26.22, compared to the closing price per share of Company Common Stock on the Unaffected Date of $21.55, and the Merger Consideration of $27.50 in cash per share of Company Common Stock.

In its analysis, Deutsche Bank further noted that the Merger Consideration of $27.50 in cash per share of Company Common Stock represented:

•	a premium of 27.6% to the closing price per share of Company Common Stock on the Unaffected Date of $21.55;

•	a premium of 10.8% to the closing price per share of Company Common Stock on July 20, 2012 of $24.81;

•	a premium of 4.9% to the highest closing price per share of Company Common Stock during the twelve-month period ended July 20, 2012 of $26.22;

•	a premium of 17.7% to the highest closing price per share of Company Common Stock prior to the Unaffected Date during the twelve-month period ended July 20, 2012 of $23.36;

•	a premium of 17.6% to the volume-weighted average closing price per share of Company Common Stock for the 3-month period ended July 20, 2012 of $23.39; and

•	a premium of 83.3% to initial public offering price per share of Company Common Stock on October 13, 2009 of $15.00.

Analysis of Equity Analyst Price Targets

Deutsche Bank reviewed price targets for Company Common Stock issued by ten equity research analysts during the period from April 26, 2012 to July 16, 2012. This analysis showed that the price targets ranged from $21.00 to $28.00 per share of Company Common Stock, with a median price target of $25.75, in each case compared to the closing price per share of Company Common Stock on July 20, 2012 of $24.81, the closing price per share of Company Common Stock on the Unaffected Date of $21.55, and the Merger Consideration of $27.50 in cash per share of Company Common Stock.

Comparable Companies Analysis

Deutsche Bank reviewed and compared certain financial information and commonly used valuation measurements for the Company with corresponding financial information and valuation measurements for the following publicly-traded companies in the U.S. rail industry operating large railroads, referred to as the “Large Selected Companies”, and the following publicly-traded companies in the U.S. rail industry, operating regional railroads referred to as the “Regional Selected Companies”, which together with the Large Selected Companies are referred to as the “Selected Companies”:

Large Selected Companies

•	Canadian National Railway Company,

•	Canadian Pacific Railway Limited,

•	CSX Corporation,

•	Norfolk Southern Corporation, and

•	Union Pacific Corporation.

Regional Selected Companies

•	Genesee & Wyoming Inc., and

•	Kansas City Southern.

Although none of the Selected Companies is directly comparable to the Company, which describes itself as a leading owner and operator of shortline and regional freight railroads, the companies included were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of the Company. Accordingly, the analysis of publicly traded comparable companies was not simply mathematical. Rather, it involved complex considerations and qualitative judgments, reflected in the opinion of Deutsche Bank, concerning differences in financial and operating characteristics of the Selected Companies and other factors that could affect the public trading value of such companies.

In its analysis, Deutsche Bank derived and compared multiples for the Selected Companies, calculated as follows:

•

the ratio of total enterprise value (calculated as the total equity value, based on closing stock prices as of July 20, 2012 and total shares outstanding as of March 31, 2012, plus indebtedness, minority interest, liquidation value of preferred stock and equity investments, and less cash), or TEV, to estimated earnings before interest, taxes, depreciation and amortization, or EBITDA, for calendar year 2012, referred to as “TEV/2012E EBITDA”;

•	the ratio of TEV to estimated EBITDA for calendar year 2013, referred to as “TEV/2013E EBITDA”;

•	the price per share as of July 20, 2012 divided by estimated earnings per share for calendar year 2012, referred to as “P/E 2012E”; and

•	the price per share as of July 20, 2012 divided by estimated earnings per share for calendar year 2013, referred to as “P/E 2013E”.

Estimated earnings per share were based upon publicly available sources. The results of this analysis are summarized as follows:

Selected Company Multiples

			Large Selected Companies						Regional Selected Companies
Benchmark	High	Low	Canadian National Railway Company	Canadian Pacific Railway Limited	CSX Corporation	Norfolk Southern Corporation	Union Pacific Corporation	Large Selected Companies Median	Genesee & Wyoming Inc.	Kansas City Southern	Regional Selected Companies Median
TEV/2012E EBITDA	12.9x	6.6x	9.6x	9.6x	6.6x	6.8x	7.5x	7.5x	12.9x	10.8x	11.9x
TEV/2013E EBITDA	11.1x	6.2x	9.0x	8.5x	6.2x	6.3x	6.8x	6.8x	11.1x	9.5x	10.3x
P/E 2012E	20.6x	12.1x	15.6x	17.0x	12.1x	12.4x	14.4x	14.4x	19.9x	20.6x	20.2x
P/E 2013E	17.2x	10.8x	14.0x	13.8x	10.8x	11.1x	12.7x	12.7x	16.0x	17.2x	16.6x

Deutsche Bank then selected certain reference ranges for each of these ratios and calculated the corresponding ranges of estimated implied prices per share of Company Common Stock based upon financial forecasts for the Company as described in “The Merger — Certain Company Forecasts” beginning on page 30, in each case compared to the Merger Consideration of $27.50 in cash per share of Company Common Stock (per share values were rounded to the nearest $0.25 increment):

•	based on a reference range of 7.5x—12.0x for the Company’s EBITDA for calendar year 2012, the range of implied prices per share of Company Common Stock was approximately $15.75 to $32.25;

•	based on a reference range of 7.0x—10.0x for the Company’s EBITDA for calendar year 2013, the range of implied prices per share of Company Common Stock was approximately $19.50 to $33.00;

•	based on a reference range of 14.5x—20.0x for the Company’s P/E 2012E, the range of implied prices per share of Company Common Stock was approximately $19.25 to $26.50; and

•	based on a reference range of 12.5x—16.5x for the Company’s P/E 2013E, the range of implied prices per share of Company Common Stock was approximately $23.25 to $30.75.

Selected Precedent Transactions Analysis

Deutsche Bank reviewed publicly available information relating to the following selected transactions in the railroad industry announced since 1995 involving the acquisition of at least a 50% interest in the target company, referred to as the “Selected Transactions”:

Date Announced	Acquiror	Target
May 2012	SteelRiver Infrastructure Partners	Patriot Rail Corp.*
November 2009	Berkshire Hathaway Inc.	Burlington Northern Santa Fe, LLC
August 2008	Genesee & Wyoming Inc.	Ohio Central Railroad System
September 2007	Canadian National Railway Company	Elgin, Joliet and Eastern Railway*
September 2007	Canadian Pacific Railway Limited	Dakota, Minnesota & Eastern Railroad
June 2007	Deutsche Bahn	English Welsh & Scottish Railway Holdings*
May 2007	Fortress Investment Group LLC	Florida East Coast Industries, Inc.*
November 2006	Fortress Investment Group LLC	RailAmerica Inc.
February 2006	Babcock & Brown Ltd.	Australia Railroad Group
September 2005	RailAmerica Inc.	Alcoa Railroad Group
May 2005	Genesee & Wyoming Inc.	Rail Management Corporation’s rail operations
December 2004	Kansas City Southern	Grupo Transportacion Ferroviaria Mexicana, S.A. de C.V. (TFM)
January 2001	Canadian National Railway Company	Wisconsin Central Transportation Corporation
February 1998	Canadian National Railway Company	Illinois Central Railroad
August 1997	Wisconsin Central International Inc., Tranz Rail Holdings Ltd., Berkshire Partners and Fay Richwhite & Co Ltd.	TasRail*
April 1997	Norfolk Southern Corporation and CSX Corporation	Consolidated Rail Corporation
August 1995	Union Pacific Railroad	Southern Pacific Transportation Company
March 1995	Union Pacific Railroad	Chicago and Northwestern Transportation Company
January 1995	Burlington Northern, Incorporated	Santa Fe Pacific Corporation

*	Transaction excluded from valuation multiples table below because data was not available or meaningful.

With respect to each Selected Transaction, Deutsche Bank calculated the multiples of the target’s TEV to EBITDA for the last twelve-month period, or LTM, prior to announcement of the relevant transaction, referred to below as “TEV/LTM EBITDA”.

The results of this analysis are summarized as follows:

Selected Transactions Valuation Multiples

Benchmark	High	Low	Mean	Median
TEV/LTM EBITDA	17.6x	7.3x	10.8x	10.2x

Deutsche Bank calculated a range of estimated implied prices per share of Company Common Stock by applying multiples of 9.0x to 11.5x to the Company’s LTM EBITDA as of June 30, 2012 as set forth below in “The Merger — Certain Company Forecasts” beginning on page 30, resulting in a range of implied prices per share of Company Common Stock of approximately $20.50 to $29.50 (per share values were rounded to the nearest $0.25 increment), compared to the Merger Consideration of $27.50 in cash per share of Company Common Stock.

Because the reasons for, and circumstances surrounding, including without limitation differing markets and other conditions, the Selected Transactions analyzed were so diverse, and due to the inherent differences between the operations and financial conditions of the Company and the companies involved in the Selected Transactions, Deutsche Bank believes that a selected precedent transaction analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in the Deutsche Bank opinion, concerning differences between the characteristics of the Selected Transactions and the Merger that could affect the value of the subject companies and businesses and the Company.

Discounted Cash Flow Analysis

Deutsche Bank performed a discounted cash flow analysis to determine a range of implied prices per share of Company Common Stock as of July 20, 2012. Deutsche Bank calculated the discounted cash flow value for the Company as the sum of the net present value of (i) the projected unlevered free cash flows of the Company for the period beginning on September 30, 2012 through the end of 2016 plus (ii) the value of the Company at the end of such period, or the terminal value. The terminal value of the Company was calculated using perpetuity growth rates ranging from 2.5% to 3.5%, which range was selected based on historical and expected future growth rates for the U.S. economy. Deutsche Bank applied discount rates ranging from 10.0% to 12.0% to the Company’s future cash flows and terminal value. Deutsche Bank derived the foregoing range of discount rates by utilizing a weighted average cost of capital analysis based on certain financial metrics, including betas, for the Company and the Selected Companies. Equity value was calculated by reducing TEV by net debt of approximately $590 million as of June 30, 2012. This analysis resulted in a range of implied prices per share of Company Common Stock of approximately $22.25 to $36.00 (per share values were rounded to the nearest $0.25 increment), compared to the Merger Consideration of $27.50 in cash per share of Company Common Stock. Deutsche Bank also calculated the implied terminal values for the Company using the same implied prices per share of Company Common Stock, perpetuity growth rates and discount rates from the analysis described above, which resulted in implied terminal multiples ranging from 6.0x to 8.7x.

General

The preparation of a fairness opinion is a complex process involving the application of subjective business and financial judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Deutsche Bank believes that its analyses must be considered as a whole and that considering any portion of such analyses and the factors considered without considering all analyses and factors could create a misleading view of the process underlying its opinion. In arriving at its fairness determination, Deutsche Bank did not assign specific weights to any particular analyses.

In conducting its analyses and arriving at its opinion, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to the Board as to the fairness, from a financial point of view, of the Merger Consideration of $27.50 in cash per share to the holders of Company Common Stock as of the date of the opinion and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. As described above, in connection with its analyses, Deutsche Bank made, and was provided by the management of the Company with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Deutsche Bank, the Company or Buyer. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the Company or its advisors, future results or actual values may be materially different from these forecasts or assumptions.

The terms of the transaction, including the Merger Consideration, were determined through arm’s-length negotiations between the Company and Buyer and were approved by the Board. Although Deutsche Bank provided advice to the Board during the course of these negotiations, the decision to enter into the Merger was solely that of the Board. The opinion and presentation of Deutsche Bank to the Board were only one of a number of factors taken into consideration by the Board in making its determination to approve the Merger Agreement and the transactions contemplated by it, including the Merger.

The Company selected Deutsche Bank as its financial advisor in connection with the transaction based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. The Company has retained Deutsche Bank pursuant to a letter agreement dated May 1, 2012. The Company has agreed to pay Deutsche Bank fees, which are currently estimated to be approximately $12 million, for its services as financial advisor to the Company, of which $2.0 million became payable upon delivery of Deutsche Bank’s opinion (or would have become payable if Deutsche Bank had advised the Board that it was unable to render an opinion that the Merger Consideration was fair, from a financial point of view, to the holders of Company Common Stock) and the remainder of which is contingent upon consummation of the Merger. Regardless of whether the Merger is consummated, the Company has also agreed to reimburse Deutsche Bank for reasonable fees and disbursements of Deutsche Bank’s counsel and all of Deutsche Bank’s reasonable travel and other out-of-pocket expenses incurred in connection with the Merger or otherwise arising out of the retention of Deutsche Bank under the engagement letter. The Company has also agreed to indemnify Deutsche Bank and certain related persons to the full extent lawful against certain liabilities arising out of its engagement or the Merger.

Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank is an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) and other financial services to Buyer or its affiliates for which they have received compensation of approximately €1.9 million during the two year period prior to the delivery of Deutsche Bank’s written opinion on July 23, 2012, including (i) having served as financial advisor to Buyer in its acquisition of the assets of FreightLink Pty Ltd., Asia Pacific Transport Pty Ltd. and related corporate entities in December 2010 and (ii) having served as co-lead arranger of Buyer’s $750 million amended senior credit facility in July 2011. In addition, one or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) and other financial services to the Company or its affiliates (other than Fortress and its other affiliates and portfolio companies) for which they have received compensation of approximately €1 million during the two year period prior to the delivery of Deutsche Bank’s written opinion on July 23, 2012, including having served as joint bookrunning manager on the Company’s $585 million secured credit facility in February 2012. Finally, one or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) and other financial services to Fortress and its affiliates and portfolio companies for which they have received, and in the future may receive, compensation. During the two year period prior to the delivery of Deutsche Bank’s written opinion on July 23, 2012, one or more members of the DB Group have received compensation of approximately €4.7 million from Fortress and certain portfolio companies which are majority-owned by investment funds managed by affiliates of Fortress for financial advisory and certain financing services.

The DB Group may also provide investment banking, commercial banking (including extension of credit) and other financial services to Buyer, the Company and Fortress and its affiliates and portfolio companies in the future, for which the DB Group would expect to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Buyer, the Company and their respective affiliates and of Fortress and its affiliates and portfolio companies for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Certain Company Forecasts

The Company does not as a matter of general practice, develop or publicly disclose long-term forecasts or internal projections of its future performance, revenues, earnings, financial condition or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, certain financial forecasts were prepared by the Company’s management and made available to the Board and Deutsche Bank in connection with the Board’s exploration of strategic alternatives. Certain of these financial projections were also provided to Buyer, Merger Sub and their financial advisor during the due diligence process.

The financial projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, these financial projections constitute forward-looking information and are subject to risks and uncertainties, including the various risks set forth in the Company’s Form 10-K for the year ended December 31, 2011, the Company’s Form 10-Q for the quarter ended June 30, 2012, and the other reports filed by the Company with the SEC.

The Company was eligible to receive tax credits for certain track maintenance expenditures under Section 45G of the Internal Revenue Code of 1986, as amended (the “Code”), through December 31, 2011. Pursuant to Section 45G, these credits were assignable under limited circumstances. In 2011, 2010 and 2009, the Company received approximately $22.6, $22.3 and $22.4 million from the assignment of these credits, respectively. Section 45G expired on December 31, 2011, and although the Company is hopeful that the Section 45G tax credit will be renewed, if it is not, the Company will no longer be able to earn or assign credits for track maintenance expenditures. To date, Section 45G has not been renewed and there can be no assurance that legislation renewing the availability of the Section 45G tax credit will be enacted.

The financial projections were prepared solely for internal use and not with a view toward public disclosure or toward complying with generally accepted accounting principles or “GAAP,” the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The financial projections included below were prepared by the Company’s management. Neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections included below, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the financial projections. Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared. Nonetheless, a summary of the projections is provided in this information statement only because the projections were made available to Buyer and also to the Board and Deutsche Bank. The financial forecasts are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this information statement are cautioned not to place undue reliance on this information.

The following table presents a summary of the material unaudited projections prepared by Company management (other than projections of Free Cash Flow, which projections were derived by Deutsche Bank and verified by Company management based upon projections prepared by Company management) and given to Buyer (other than projections of Free Cash Flow, cash taxes, capital expenditures, decrease in net working capital and stock based compensation):

Summary Financial Projections

(dollars in millions)

	2011A	2012E	2013E	2014E	2015E	2016E
Total revenue	$551	$625	$701	$772	$833	$876
Adjusted operating income(1)	$110	$140	$180	$213	$243	$263
Depreciation and amortization	48	45	48	50	52	55
Other adjustments(2)	5	0	(1)	(2)	(2)	(2)

EBITDA	$163	$186	$226	$262	$294	$317
Free Cash Flow(3)		$106	$130	$178	$189	$194
Cash taxes(4)		$(4)	$(8)	$(22)	$(43)	$(59)
Capital expenditures(5)		$(82)	$(92)	$(65)	$(66)	$(68)
(Increase) / decrease in net working capital(6)		$(5)	$(5)	$(5)	$(5)	$(5)
Stock based compensation		$11	$9	$9	$9	$9

(1)	Excludes 45G tax credits.

(2)	Adjusted for other income, debt retirements, acquisition costs, severance and non-controlling interest.

(3)	Free Cash Flow is tax adjusted earnings before interest, taxes, depreciation and amortization (taking into account the tax shield provided by depreciation and amortization) less capital expenditures and increase in net working capital and adjusted for stock based compensation expense. Free cash flow in the terminal year for purposes of the discounted cash flow analysis summarized above was calculated by assuming that depreciation and amortization expense in the terminal year would equal capital expenditures, there would be no changes in working capital in the terminal year, and the Company would have an effective corporate tax rate in the terminal year of 37.0%, resulting in terminal year free cash flow in the amount of $166 million.

(4)	Based on actual cash taxes paid, considering remaining 45G tax credits and NOLs.

(5)	Capital expenditures, net of grants for NECR investment and capital expenditure projects without projected revenue benefit.

(6)	Working capital historically negligible, projected working capital related to industrial developments provided from Company management.

Financing

Buyer estimates the total amount of funds necessary to complete the Merger and the related transactions to be approximately $2.8 billion, which includes approximately $1.4 billion to be paid to Company stockholders and holders of other equity-based interests in the Company, with the remainder to be applied to refinancing the Company’s and Buyer’s debt and to pay related fees and expenses in connection with the Merger, the financing arrangements and the related transactions. Buyer has received equity financing commitments from Carlyle and debt financing commitments from Bank of America Merrill Lynch, JPM and Citi. Notwithstanding such arrangements, the obligations of Buyer and Merger Sub under the Merger Agreement are not subject to any financing condition.

Equity Financing

Buyer has entered into an investment agreement with Carlyle, dated July 23, 2012, pursuant to which Carlyle has agreed to provide committed equity financing of no less than $350 million and up to $800 million to Buyer as a source of funds required to consummate the transactions contemplated by the Merger Agreement. The obligations of Carlyle to provide the equity financing on the terms outlined in the investment agreement are subject to the substantially simultaneous consummation of the Merger on the terms set forth in the Merger Agreement (as such terms may be amended, supplemented, waived or modified, to the extent permitted under the investment agreement), among other conditions. See “The Merger Agreement — Conditions to Consummation of the Merger” beginning on page 55.

Debt Financing

Buyer has received the amended and restated facilities commitment letter dated August 9, 2012 made by the Commitment Parties for senior secured credit facilities in an aggregate principal amount of up to $2.3 billion, including a revolving credit facility of up to $425 million (collectively, the “Facilities”), which is to be provided by a syndicate of lenders (the “Lenders”). The obligation of the Commitment Parties to provide the debt financing on the terms outlined in the Facilities commitment letter is subject to the following conditions, among others:

•	the acceptance of a separate amended and restated fee letter addressed to Buyer from the Commitment Parties dated August 9, 2012;

•	the preparation, negotiation, execution and delivery of definitive documentation with respect to the Facilities consistent with the Facilities commitment letter;

•	the absence of any change, event, effect, development or circumstance since December 31, 2011 that has or would reasonably be expected to have a Company Material Adverse Effect;

•

the consummation of the Merger substantially concurrently with the initial borrowing under the Facilities in accordance with the terms of the Merger Agreement and all other related documentation (without amendment, modification or express waiver thereof which is materially adverse to the Lenders without the consent of the Commitment Parties);

•	the receipt of a certification as to the solvency of Buyer and its subsidiaries on a consolidated basis by the Commitment Parties;

•

the receipt, by the Commitment Parties, of (i) customary legal opinions and customary corporate resolutions, certificates and other closing documents and (ii) satisfactory evidence that the Commitment Parties shall have a valid and perfect first priority (subject to certain exceptions) lien and security interest in the capital stock and other collateral listed in the Facilities commitment letter;

•

the receipt, by the Commitment Parties, of certain audited and unaudited financial statements of the Company within certain specified time periods, and a pro forma balance sheet and related statements of operations and cash flows of Buyer for fiscal year 2011 and for the latest four-quarter period ending with the latest fiscal quarter covered by quarterly financial statements after giving effect to the Merger, promptly after the historical financial statements for such periods are available, all of which financial statements shall be prepared in accordance with generally accepted accounting principles in the United States;

•	the payment of all fees and expenses due to the Commitment Parties and the Lenders on the closing date of the Merger;

•	the receipt of satisfactory evidence that the equity investment described above in the description of the equity commitment letter has been made;

•

the receipt, at least fifteen (15) consecutive days prior to the closing of the Merger, subject to certain customary blackout periods, of completed information memoranda for public and private lenders, in each case relating to the Facilities suitable for use in a customary syndication of bank financing;

•

Buyer and the Company (as the surviving corporation, a subsidiary of Buyer) after the close of the Merger shall have no outstanding indebtedness or preferred stock other than (a) the loans and other extensions of credit under the Facilities, (b) the loans and other extensions of credit specified in the Facilities commitment letter or mutually agreed upon and (c) the equity investment described above;

•

Buyer and the Company and their subsidiaries shall have provided to Bank of America Merrill Lynch, at least three (3) business days prior to the closing of the Merger, the documentation and other information that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the Patriot Act, that have been requested in writing by Bank of America Merrill Lynch at least ten (10) business days prior to the closing of the Merger.

Although the debt financing described in this information statement is not subject to the Lenders’ satisfaction with their due diligence or to a “market out,” such financing might not be funded on the closing date of the Merger because of failure to meet the closing conditions or for other reasons. As of the date of this information statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described herein is not available as anticipated. The definitive documentation governing the debt financing facilities has not been finalized, and accordingly, the actual terms may differ from those described in this information statement.

Interests of Our Directors and Executive Officers in the Merger

You should be aware that the Company’s executive officers and directors have interests in the Merger that are different from, or in addition to, the interests of the Company stockholders generally. The Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement. These interests are described below.

Treatment of Equity Awards

Restricted Stock. The Merger Agreement provides that each share of restricted stock outstanding immediately prior to the Effective Time that is not then vested under any equity plan, agreement or arrangement of the Company, or otherwise (each, a “Company Restricted Share”), will, as of the Effective Time, be converted into a comparable award in respect of Buyer common stock (each, a “Buyer Restricted Share”), and each such Buyer Restricted Share will continue to have and be subject to the same terms and conditions, including vesting and forfeiture provisions governing the corresponding Company Restricted Shares, as such provisions exist immediately prior to the Merger. At the Effective Time, each holder of Company Restricted Shares will be entitled to receive that number of Buyer Restricted Shares obtained by multiplying (a) the aggregate number of Company Restricted Shares held by each such individual immediately prior to the Effective Time by (b) the quotient of (i) the Merger Consideration and (ii) the average of the closing prices of a share of Buyer common stock as reported on the New York Stock Exchange during the ten (10) trading days preceding the closing date (the “Conversion Ratio”), rounded down to the nearest whole share of Buyer common stock subject to a Buyer Restricted Share. Notwithstanding the foregoing, at the Effective Time, each Company Restricted Share that vests on or prior to the Closing Date (each, a “Vested Share Award”) shall be cancelled and shall be converted automatically into the right to receive the Merger Consideration, less any required withholdings.

Restricted Share Units. The Merger Agreement also provides that each restricted share unit outstanding immediately prior to the Effective Time that is not then vested under any equity plan, agreement or arrangement of the Company, or otherwise (each, a “Company RSU”), will, as of the Effective Time, be converted into a comparable award in respect of Buyer common stock (each, a “Buyer RSU”), and each such Buyer RSU will continue to have and be subject to the same terms and conditions, including vesting, forfeiture and payment provisions governing the corresponding Company RSUs as such provisions exist immediately prior to the Merger. At the Effective Time, each holder of Company RSUs will be entitled to that number of Buyer RSUs obtained by multiplying (a) the aggregate number of Company RSUs held by each such individual immediately prior to the Effective Time by (b) the Conversion Ratio, rounded down to the nearest whole share of Buyer common stock subject to a Buyer RSU. Notwithstanding the foregoing, at the Effective Time, each Company RSU that vests on or prior to the Closing Date (each, a “Vested RSU”) shall be cancelled and shall be converted automatically into the right to receive the Merger Consideration, less any required withholdings.

Pursuant to the terms of the Company’s equity plans and related agreements, all of such employee’s or director’s (as applicable) outstanding equity awards which have not vested will immediately vest, if within twelve (12) months following a change-in-control or sale of the Company one of the following events occurs:

•

an employee’s employment is involuntarily terminated by the Company without “cause” (as defined in the Company’s Omnibus Stock Incentive Plan, 2009 Omnibus Stock Incentive Plan and Management Shareholder Awards);

•	a director is removed from the Board other than for “cause” (as defined in the applicable director award agreement under the Company’s 2009 Omnibus Stock Incentive Plan); or

•	for certain employees, including executive officers, the employee terminates his or her employment in connection with certain constructive terminations.

Based on equity compensation holdings as of June 30, 2012, the number of unvested Company restricted shares held by the executive officers and non-employee directors are as follows: Clyde Preslar, 42,424; David Novak, 36,275; the other three executive officers (as a group), 43,391; and the six non-employee directors (as a group), 27,574.

Based on equity compensation holdings as of June 30, 2012, the number of unvested Company restricted share units held by the executive officers and non-employee directors are as follows: John Giles, 49,512; Clyde Preslar, 22,818; Paul Lundberg, 16,441; David Novak, 20,537; and the other three executive officers (as a group), 41,865.

Executive Employment Agreements

The Company and its subsidiaries have entered into substantially similar employment agreements with each of its named executive officers and three other executive officers. According to the terms of the employment agreements, if an executive’s employment is terminated by the Company without “cause” or by the executive for “good reason” (each as defined in the employment agreements), the executive is entitled to a lump sum amount payable within sixty (60) days equal to:

•	two times the executive’s base salary in effect as of the date of termination, plus

•	the executive’s target annual bonus for the year of termination, prorated to the date of termination.

If there is no target annual bonus for the year of termination, or if the annual bonus paid to the executive for the full fiscal year preceding the date of termination is greater than such target annual bonus, then the annual bonus paid to the executive for the full fiscal year preceding the date of termination will be used.

In the event that any payment or benefit would not be deductible by the Company as a result of Section 280G of the Code, then, to the extent necessary to make such payment or benefit deductible, the payments will be reduced (if necessary, to zero). Assuming the Merger is consummated before the end of 2012, the Company expects that no payments to the Company’s named executive officers or other three executive officers will need to be cut back under these provisions.

The employment agreements include non-competition and non-solicitation covenants for one year following termination of employment for any reason, as well as non-disparagement and confidentiality clauses.

In a letter dated June 12, 2012 to each of its named executive officers and three other executive officers, the Company confirmed an established practice whereby an executive whose employment is terminated by the Company without “cause” or if the executive resigns for “good reason” (each as defined in the applicable employment agreement), the executive will be eligible for Company-paid COBRA benefits for a period of one year following the date of such termination.

Golden Parachute Compensation

The following table sets forth the estimated amounts of compensation that each named executive officer could receive that are based on or otherwise relate to the Merger. These amounts have been calculated assuming the Merger is consummated on September 30, 2012 and, where applicable, assuming each named executive officer experiences a qualifying termination of employment (as discussed in more detail above under “Executive Employment Agreements”) as of September 30, 2012. Certain of the amounts payable may vary depending on the actual date of consummation of the Merger and any qualifying termination. Receipt of compensation under the executive employment agreements is conditioned on the execution of a release of claims against the Company.

Golden Parachute Compensation

Name(1)	Cash ($)(2)	Equity ($)(3)	Benefits ($)(4)	Total ($)
John Giles	2,125,000	1,361,580	11,224	3,497,804
Clyde Preslar	1,070,954	1,794,155	11,653	2,876,762
Paul Lundberg	1,038,750	452,128	10,957	1,501,835
David Novak	1,038,750	1,562,330	11,653	2,612,733

(1)	Information for Charles Patterson, who is listed as a named executive officer in the Company’s 2012 proxy for the annual stockholder meeting held on May 17, 2012, is omitted as Mr. Patterson retired on December 31, 2011.

(2)	Represents the value of a lump sum payment equal to (a) two times the named executive officer’s base salary in effect as of the date of termination, plus (b) (i) for Messrs. Giles, Lundberg and Novak, their target annual bonus for the year of termination, prorated to the date of termination; (ii) for Mr. Preslar, an amount equal to his 2011 annual bonus, prorated to the date of termination. The following table shows, for each named executive officer, the amount of each component part of these cash severance benefits under the executive severance agreements. These amounts are all regular severance payable upon any qualifying termination, whether or not such qualifying termination occurs within a certain time following the change-in-control.

Name	Severance Payment ($)	Pro Rata Bonus ($)	Total ($)
John Giles	1,000,000	1,125,000	2,125,000
Clyde Preslar	600,000	470,954	1,070,954
Paul Lundberg	600,000	438,750	1,038,750
David Novak	600,000	438,750	1,038,750

Under the terms of the Merger Agreement, the Company may determine to pay an annual bonus to each named executive officer in respect of the Company’s actual performance for 2012, prorated to the change-in-control date. These amounts, if any, are in addition to the “Pro Rata Bonus” payments disclosed in the table above and are “single trigger” in nature: namely, eligibility to receive these amounts requires only the occurrence of a change-in-control.

(3)	Represents the aggregate value of unvested Buyer Restricted Shares and Buyer RSUs that would vest upon a qualifying termination immediately following the change-in-control, assuming that Company Restricted Shares and Company RSUs are converted based on Merger Consideration of $27.50, as described in greater detail above in “Treatment of Equity Awards”. These amounts are all “double trigger” in nature; namely, eligibility to receive these amounts requires both the occurrence of a change-in-control and a qualifying termination of employment within twelve months following the change-in control. Certain of these amounts may be subject to required six-month delays under Section 409A of the Code.

(4)	Represents the value of one year’s worth of Company-paid COBRA benefits. These amounts are payable upon any qualifying termination, whether or not such qualifying termination occurs within a certain time following the change-in-control.

Directors’ and Officers’ Indemnification and Insurance

The Merger Agreement provides that, following the Effective Time, the Company, as the surviving corporation, will indemnify and hold harmless all past and present officers and directors of the Company to the fullest extent permitted by applicable law or the Company’s certificate of incorporation and bylaws, subject to any limitation imposed from time to time under applicable law, for acts or omissions occurring at or prior to the Effective Time.

In addition, for a period of six years after the Merger, Buyer will or will cause the surviving corporation to maintain in effect directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each indemnified party on terms with respect to such coverage and amounts no less favorable than those of such policies in effect on the date of the merger agreement; provided, however, that Buyer and the surviving corporation will not be required to pay an aggregate premium in excess of 300% of the annual premiums currently paid by the Company; and provided, further, that at the surviving corporation’s option in lieu of the foregoing insurance coverage, the surviving corporation may purchase prior to the effective time six-year “tail” insurance coverage that provides coverage identical in all material respects to the coverage described above, provided the surviving corporation does not pay more than 300% of the annual premiums as described above.

Appraisal Rights

Our stockholders have the right under Delaware law to dissent from the adoption of the Merger Agreement, to exercise appraisal rights and to receive payment in cash for the fair value of their shares of Company Common Stock determined in accordance with Delaware law. The fair value of shares of Company Common Stock, as determined in accordance with Delaware law, may be more or less than the Merger Consideration to be paid to non-dissenting stockholders in the Merger. To preserve their rights, stockholders who wish to exercise appraisal rights must follow specific procedures. Dissenting stockholders must precisely follow these specific procedures to exercise appraisal rights, or their appraisal rights may be lost. These procedures are described in this information statement, and the provisions of Delaware law that grant appraisal rights and govern such procedures are attached as Annex C. See “Appraisal Rights” beginning on page 62.

Litigation Related to the Merger

The Company is aware of five lawsuits relating to the Merger Agreement, two in the Circuit Court of the Fourth Judicial Circuit In and For Duval County, Florida and three in the Delaware Court of Chancery.

Florida Actions. On July 26, 2012, John Langan, a putative stockholder of the Company, filed a purported class action lawsuit in the Circuit Court of the Fourth Judicial Circuit In and For Duval County, Florida (the “Florida Circuit Court”) against the Company, the Company’s directors, Merger Sub and Buyer. The complaint alleges that the Company’s directors have breached their fiduciary duties to the Company’s stockholders by accepting an unfair price and running an unfair process. The complaint alleges that the Company, Merger Sub and Buyer aided and abetted the Company’s directors’ alleged breach of their fiduciary duties. The plaintiff is seeking an injunction and attorneys’ fees. On July 31, 2012, Nicolas Sambuco, a putative stockholder of the Company, filed a substantially identical lawsuit, also in the Florida Circuit Court. Also on July 31, 2012, plaintiffs Langan and Sambuco filed a motion to consolidate the two lawsuits, appoint plaintiffs Langan and Sambuco as lead plaintiffs and appoint Robbins Geller Rudman & Dowd LLP as lead counsel in the consolidated action. On August 7, 2012, plaintiffs Langan and Sambuco filed a joint emergency motion for expedited proceedings.

Delaware Actions. On August 2, 2012, Brian Ford, a putative stockholder of the Company, filed a lawsuit in the Delaware Court of Chancery alleging substantially identical claims. The action seeks an injunction. damages and attorneys’ fees. On August 7, 2012, KBC Asset Management N.V., a putative stockholder of the Company, filed a lawsuit in the Delaware Court of Chancery alleging substantially identical claims. The action seeks an injunction and attorneys’ fees. Also on August 7, 2012, Semyon Pesochinsky, a putative stockholder of the Company, filed a lawsuit in the Delaware Court of Chancery alleging substantially identical claims and further claiming that the Preliminary Information Statement filed by the Company on August 3, 2012 failed to disclose material information. The action seeks an injunction, damages and attorneys’ fees. On August 9, 2012, plaintiff Pesochinsky filed a Motion for Preliminary Injunction and Motion for Expedited Proceedings. On August 13, 2012, plaintiff Ford filed an amended complaint alleging claims substantively identical to those made by plaintiff Pesochinsky.

The Company believes that the lawsuits are without merit. On August 28, 2012, solely to avoid the costs, risks and uncertainties inherent in litigation, and without admitting any liability or wrongdoing, the parties to the Langan and Sambuco actions, pending in the Florida Circuit Court, entered into the MOU setting forth an agreement-in-principle to settle all claims related thereto. In connection with the MOU, the Company agreed to include the Supplemental Disclosures. The settlement is subject to, among other items, the execution of a stipulation of settlement and final approval by the Florida Circuit Court, as well as the Merger becoming effective under applicable law. Subject to satisfaction of the conditions set forth in the MOU, the defendants will be released by the plaintiffs and all members of the forthcoming certified class of Company stockholders from all claims concerning or arising out of the Merger, the Merger Agreement, the Written Consent and the disclosures relating to the foregoing.

Delisting and Deregistration of Company Common Stock

If the Merger is completed, the Company Common Stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we will no longer file periodic reports with the SEC on account of the Company Common Stock.

Material United States Federal Income Tax Consequences of the Merger

The following is a summary of the material United States federal income tax consequences of the Merger to holders of Company Common Stock whose shares of Company Common Stock are converted into the right to receive cash in the Merger. The summary is based on the Code, applicable current and proposed United States Treasury Regulations issued thereunder, judicial authority and administrative rulings and pronouncements, all of which are subject to change, possibly with retroactive effect. The discussion applies only to shares of Company Common Stock held as capital assets (generally, property held for investment), and does not address the tax consequences that may be relevant to holders of Company Common Stock that are subject to special tax rules, such as insurance companies, United States expatriates, controlled foreign corporations, passive foreign investment companies, holders subject to the alternative minimum tax, tax-exempt organizations, broker-dealers, financial institutions, cooperatives, traders in securities that elect to mark to market, United States Holders whose functional currency is not the U.S. dollar, or holders who hold Company Common Stock through pass-through entities for United States federal income tax purposes, as part of a hedge, straddle or conversion transaction, holders deemed to sell Company Common Stock under the constructive sale provisions of the Code, holders who exercise appraisal rights, or holders who acquired Company Common Stock pursuant to the exercise of employee stock options or otherwise as compensation. Except as specifically noted below, this summary does not address any aspect of state, local or foreign taxation, and does not address any United States federal taxation other than income taxation.

For purposes of this information statement, a “United States Holder” means a beneficial owner of Company Common Stock that is a citizen or individual resident of the United States, a corporation (or any entity treated as a corporation for United States federal income tax purposes) created or organized in the United States or any state thereof (including the District of Columbia), an estate, the income of which is subject to United States federal income tax regardless of its source or a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect to be treated as a U.S. person. If a partnership (including any entity treated as a partnership for United States federal income tax purposes) is a holder of Company Common Stock, the United States federal income tax treatment of a partner in that partnership will generally depend upon the status of the partner and the activities of the partnership. Partners should consult their own tax advisors as to the particular United States federal income tax consequences to them. The term “Non-United States Holder” refers to any beneficial owner of Company Common Stock other than a partnership or other entity treated as a partnership for United States federal income tax purposes that is not a United States Holder.

The United States federal income tax consequences set forth below are included for general informational purposes only and are based upon current law as of the date hereof. Because individual circumstances may differ, each holder of Company Common Stock should consult such holder’s own tax advisor to determine the applicability of the rules discussed below to such stockholder and the particular tax effects of the Merger, including the application and effect of state, local, foreign and other tax laws.

United States Holders. The receipt of cash by a United States Holder for shares of Company Common Stock pursuant to the Merger (or pursuant to the proper exercise of appraisal rights) will be a taxable transaction for United States federal income tax purposes (and also may be a taxable transaction under applicable state, local, foreign and other income tax laws). In general, for United States federal income tax purposes, a United States Holder who receives the Merger Consideration will recognize gain or loss equal to the difference between the holder’s adjusted tax basis in the Company Common Stock converted to cash in the Merger and the amount of cash received therefor. Gain or loss will be calculated separately for each block of Company Common Stock converted in the Merger (generally shares acquired at the same cost in a single transaction). Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the Company Common Stock has been held for more than one year as of the Effective Time. The deductibility of capital losses is limited. A United States Holder who receives cash pursuant to the proper exercise of appraisal rights should consult such holder’s own tax advisor regarding the tax implications of the Merger.

Cash consideration received by a United States Holder in the Merger may be subject to backup withholding. Backup withholding generally will apply only if the United States Holder fails to furnish a correct social security number or other taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and certification requirements. Corporations generally are exempt from backup withholding. Each United States Holder should complete and sign the Form W-9 that will be part of the letter of transmittal to be returned to the paying agent (or other agent) in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner satisfactory to the paying agent (or other agent). Backup withholding is not an additional tax. Amounts so withheld can be credited against such holder’s federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service, or IRS.

Non-United States Holders. A Non-United States Holder that receives cash for shares of Company Common Stock pursuant to the Merger (or pursuant to the proper exercise of appraisal rights) generally will not be subject to United States federal income tax on any gain realized on the disposition, unless (i) such holder is an individual who is present in the United States for 183 or more days during the taxable year of such disposition and certain other conditions are met, (ii) the gain is effectively connected with the conduct of a trade or business in the United States by the Non-United States Holder (and, in the case of certain tax treaties, is attributable to a permanent establishment or fixed base with the United States) or (iii) such holder’s shares constitute a “U.S. real property interest” under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA.

If you are a Non-United States Holder who is an individual and has been present in the United States for 183 or more days during the taxable year of the Merger and certain other conditions are satisfied, you will be subject to a 30% tax on the gross amount of your capital gains.

If you are a Non-United States Holder and your gain is effectively connected with a U.S. trade or business, then you will be subject to U.S. federal income tax on your gain on a net basis in the same manner as United States Holders. Non-United States Holders that are corporations may also be subject to a branch profits tax on their effectively connected income at a rate of 30% or such lower rate as may be specified in an applicable income tax treaty, subject to adjustments.

If your shares constitute a “U.S. real property interest” under FIRPTA, you will be required to file a U.S. federal income tax return and will be subject to U.S. federal income tax on your net gain from your shares in the same manner as United States Holders. The Company believes that, due to its significant interests in United States real property, shares of its stock in the hands of a stockholder who, at any time during the five years preceding the Effective Time of the Merger, held (actually or constructively) more than 5% of the shares of Company Common Stock, may constitute “U.S. real property interests.” Non-United States Holders that have owned 5% or more of the shares of Company Common Stock at any time in the five-year period ending an the effective date of the Merger are particularly urged to consult their own tax advisors with regard to their tax treatment in the Merger.

Backup withholding and information reporting may apply to the payment of cash received by a Non-United States Holder for Company Common Stock pursuant to the Merger (or pursuant to the proper exercise of appraisal rights) unless the holder certifies under penalties of perjury to its Non-United States Holder status or otherwise establishes an exemption. Backup withholding is not an additional tax. Amounts so withheld can be credited against such holder’s federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS. To avoid backup withholding, a tendering Non-United States Holder should complete IRS Form W-8BEN or other applicable IRS Form W-8.

Non-United States Holders should consult their tax advisors regarding the application of United States federal income tax laws, including information reporting and backup withholding, to their particular situations.

Regulatory Approvals

Under the Merger Agreement, we and the other parties to the Merger Agreement have agreed to use our best efforts to complete the transactions contemplated by the Merger Agreement as promptly as practicable, including obtaining all necessary governmental approvals.

Surface Transportation Board. Completion of the Merger is subject to the fulfillment of one of two conditions by the STB, which regulates railroads and other transportation in the United States: (i) approval or authorization of the STB for a voting trust transaction through an exemption or notice of exemption pursuant to which shares of the surviving corporation shall be placed into an irrevocable voting trust pending receipt of final STB approval or exemption of the Merger; or (ii) if the STB declines to authorize such a voting trust transaction, final STB approval or exemption with respect to the Merger. An application for such approval, authorization or exemption was filed with the STB on August 6, 2012.

General. Except as noted above and the filing of a certificate of merger in Delaware at or before the effective date of the Merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the Merger Agreement or completion of the Merger. It is possible that any of the governmental entities with which filings are made may seek, as conditions for granting approval of the Merger, various regulatory concessions. The Company can provide no assurance that Buyer or the Company will be able to satisfy or comply with these conditions or be able to cause their respective subsidiaries to satisfy or comply with these conditions, or that compliance or noncompliance will not have adverse consequences for Buyer after completion of the Merger, or that the required regulatory approvals will be obtained within the time frame contemplated by Buyer and the Company and referred to in this information statement or on terms that will be satisfactory to Buyer and the Company. See “The Merger Agreement — Conditions to Consummation of the Merger” beginning on page 55.

THE MERGER AGREEMENT

This section describes the material terms of the Merger Agreement. The description in this section and elsewhere in this information statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this information statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with factual information about us. Such information can be found elsewhere in this information statement and in the public filings we make with the SEC, as described in the section entitled, “Where You Can Find More Information,” beginning on page 69.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company, Buyer or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made by the parties thereto only for purposes of that agreement and as of specific dates; were made solely for the benefit of the parties to the Merger Agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement (such disclosures include information that has been included in the Company’s public disclosures, as well as additional non-public information); may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or Buyer or any of their respective subsidiaries or affiliates. Additionally, the representations, warranties, covenants, conditions and other terms of the Merger Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Form of Merger

Upon the terms and subject to the conditions of the Merger Agreement and in accordance with Delaware law, at the Effective Time, Merger Sub will be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub will cease and the Company will continue as a wholly owned direct subsidiary of Buyer.

Consummation and Effectiveness of the Merger

The Merger will become effective upon the filing of the certificate of merger with the Secretary of State of Delaware or at such later time as Buyer and the Company agree and as specified in the certificate of merger. The closing of the Merger will occur (a) on the date that is the second business day after the satisfaction or waiver of the conditions to consummation of the Merger set forth in the Merger Agreement, unless another time, date or place is agreed to in writing by the parties, or (b) if the Marketing Period (as defined in the Merger Agreement) has not ended at the time of the waiver or satisfaction of conditions set forth in Article VI of the Merger Agreement, on the date following the satisfaction or waiver of such conditions that is the earlier of (i) any business day before or during the Marketing Period specified by Buyer with at least two business days prior notice to the Company and (ii) the business day following the final day of the Marketing Period.

Consideration to be Received in the Merger

Upon consummation of the Merger, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than appraisal shares, shares held in treasury or shares owned by

Buyer, Merger Sub or any other subsidiary of Buyer or the Company, will automatically be cancelled and converted into the right to receive the Merger Consideration, upon surrender of each respective share certificate and/or letter of transmittal, as applicable.

In addition, upon consummation of the Merger:

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each Company Restricted Share that vests on or prior to the closing date shall be cancelled and converted automatically into the right to receive the Merger Consideration (less any required withholdings);

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if any unvested Company Restricted Share remains unvested and outstanding immediately prior to the Effective Time, such Company Restricted Share will, as of the Effective Time, be converted into a Buyer Restricted Share, and each such Buyer Restricted Share will continue to have and be subject to the same terms and conditions, including vesting and forfeiture provisions governing the corresponding Company Restricted Shares, as such provisions exist immediately prior to the Effective Time and giving effect to any applicable “change in control” provisions. At the Effective Time, each holder of Company Restricted Shares will be entitled to receive that number of Buyer Restricted Shares obtained by multiplying (a) the aggregate number of Company Restricted Shares held by each such individual immediately prior to the Effective Time by (b) the Conversion Ratio, rounded down to the nearest whole share of Buyer common stock subject to a Buyer Restricted Share;

•	each Company RSU that vests on or prior to the closing date shall be cancelled and converted automatically into the right to receive the Merger Consideration (less any required withholdings); and

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if any unvested Company RSU is outstanding immediately prior to the Effective Time, such Company RSU will, as of the Effective Time, be converted into a Buyer RSU, and each such Buyer RSU will continue to have and be subject to the same terms and conditions, including vesting, forfeiture and payment provisions governing the corresponding Company RSUs as such provisions exist immediately prior to the Effective Time. At the Effective Time, each holder of Company RSUs will be entitled to that number of Buyer RSUs obtained by multiplying (a) the aggregate number of Company RSUs held by each such individual immediately prior to the Effective Time by (b) the Conversion Ratio, rounded down to the nearest whole share of Buyer common stock subject to a Buyer RSU.

Appraisal Shares

Any appraisal shares will not be converted into the right to receive the Merger Consideration, but, instead, holders of appraisal shares will be entitled to payment of the fair value of such shares in accordance with Delaware law. If any such holder of appraisal shares fails to perfect or otherwise waives, withdraws or loses the right to appraisal under Delaware law or a court determines that such holder is not entitled to the relief provided by Delaware law, then the right of such holder to be paid the fair value of such holder’s appraisal shares under Delaware law will cease and such appraisal shares will be deemed to have been converted at the Effective Time into, and will have become, the right to receive the Merger Consideration. At the Effective Time, the appraisal shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of appraisal shares shall cease to have any rights with respect thereto, except such rights provided in the preceding two sentences. The Company will serve prompt notice to Buyer of any demands for appraisal, attempted withdrawals of such demands and any other instruments served pursuant to Delaware law received by the Company, and Buyer will have the right to participate in all negotiations and proceedings with respect to such demands.

Procedures for Receiving Merger Consideration

As soon as practicable after the Effective Time, the paying agent will mail to each holder of record of a share certificate or share certificates that, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock subsequently converted into the right to receive the Merger Consideration, a letter of transmittal and instructions for use in effecting the surrender of the share certificates in exchange for the applicable Merger Consideration.

Upon surrender to the paying agent of a share certificate for cancellation, together with a duly completed and executed letter of transmittal and any other required documents, (i) the holder of such share certificate will be entitled to receive, in exchange for such share certificate, a check representing the applicable amount of cash that such holder has the right to receive and (ii) the surrendered share certificate will be canceled. No interest will be paid or accrued on the cash payable upon surrender of the certificates.

In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, the appropriate amount of the Merger Consideration may be paid to a transferee if the share certificate representing such shares of Company Common Stock is presented to the paying agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and accompanied by all documents reasonably required by the paying agent to evidence and effect such transfer and to evidence that any applicable taxes have been paid.

Buyer, the surviving corporation, any affiliates of the foregoing, or the paying agent will be entitled to deduct and withhold from amounts otherwise payable pursuant to the Merger Agreement to any holder of shares of Company Common Stock, appraisal shares, Company Restricted Shares or Company RSUs, such amounts as are required to be deducted and withheld pursuant to any applicable tax laws.

Holders of uncertificated shares of Company Common Stock (i.e., holders whose shares are held in book-entry form) will automatically receive the Merger Consideration, without interest and subject to reduction for any required withholding taxes, as promptly as practicable after the Effective Time without any further action required on the part of those holders, but such holders may, if required by the paying agent, be required to deliver an executed letter of transmittal to the paying agent.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of Buyer, Merger Sub and the Company, including representations and warranties relating to, among other things:

•	organization, good standing and similar company matters;

•	due authorization, execution, delivery and enforceability of the Merger Agreement;

•	absence of conflicts with the parties’ governing documents, applicable laws and contracts;

•	absence of pending or, to the knowledge of the respective parties, threatened litigation that would reasonably be expected to have a material adverse effect on the respective parties;

•	accuracy of information supplied by each of Buyer and the Company in connection with this information statement; and

•	absence of brokers’, finders’ and investment bankers’ fees or commissions.

In addition, the Merger Agreement contains the following customary representations and warranties of the Company:

•	capitalization;

•	ownership of the Company’s subsidiaries;

•	compliance with laws;

•	documents filed with the SEC, compliance with applicable SEC filing requirements and accuracy of information contained in such documents;

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compliance of financial statements with applicable accounting requirements and SEC rules and regulations and preparation in accordance with the United States generally accepted accounting principles, and the absence of certain undisclosed liabilities;

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absence of any change, event, effect, development or circumstance that has had or would reasonably be expected to have a Company Material Adverse Effect since December 31, 2011 and conduct of business in the ordinary course since March 31, 2012;

•	filing of tax returns, payment of taxes and other tax matters;

•	ownership and use of real property;

•	the absence of related party transactions since January 1, 2011;

•	employee benefit plans and matters relating to ERISA;

•	labor and employment matters;

•	ownership and use of intellectual property;

•	insurance;

•	the receipt of a fairness opinion from Deutsche Bank;

•	except as would not reasonably be expected to have a Company Material Adverse Effect, compliance with environmental laws and regulations;

•	inapplicability of certain takeover laws;

•	material contracts; and

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Board approval of the Merger Agreement and the Merger, including the determination that the Merger is advisable and that the terms are fair to, and in the best interest of, the Company stockholders, as well as a Board resolution to recommend that the Company stockholders approve and adopt the Merger Agreement and the Merger.

The Merger Agreement also contains the following customary representations and warranties of Buyer and Merger Sub:

•	the existence of financing commitments to consummate the Merger;

•	formation of Merger Sub solely for the purpose of the transactions contemplated in the Merger Agreement;

•	absence of ownership by Buyer, its subsidiaries (including Merger Sub) of Company Common Stock; and

•	solvency of the surviving corporation following the Merger.

Certain of the representations and warranties in the Merger Agreement are qualified as to “materiality”, “Company Material Adverse Effect” or “Buyer Material Adverse Effect”. The Merger Agreement provides that a Company Material Adverse Effect means, with respect to the Company, any change, event, effect, development or circumstance that, individually or in the aggregate, is or is reasonably likely to (i) be materially adverse to the business, operations, financial condition, assets or liabilities of the Company and its subsidiaries, taken as a whole, or (ii) prevent or materially delay the performance by the Company of any of its obligations under the Merger Agreement or the consummation of the Merger and related transactions. None of the following occurring after the date of the Merger Agreement, either alone or in combination, will be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect:

•	any change, excluding the cause of such change, in the Company’s stock price or trading volume;

•	any failure, excluding the cause of such failure, by the Company to meet revenue or earnings projections;

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any change, event, effect, development or circumstance that results from changes affecting the railroad industry generally, or the United States economy generally, or any change, event, effect, development or circumstance that results from changes affecting general worldwide economic or capital market conditions, or any effect that results from acts of war or terrorism or natural disasters, in each case except to the extent such changes, acts or disasters, disproportionately affect the Company and its subsidiaries, taken as a whole, relative to the other railroad companies operating in the United States and Canada;

•	any change, event, effect, development or circumstance caused by the announcement or pendency of the Merger;

•	the performance of the Merger Agreement and the transactions contemplated thereby;

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changes in any applicable accounting regulations or principles or interpretations thereof, in each case, except to the extent the foregoing disproportionately affect the Company and its subsidiaries, taken as a whole, relative to the other railroad companies operating in the United States and Canada; or

•	in and of itself, excluding the cause of such suit, action or proceeding, the commencement of any suit, action or proceeding.

The Merger Agreement also provides that a Buyer Material Adverse Effect means, with respect to Buyer or Merger Sub, any change, event, effect, development or circumstance that, individually or taken together with all other changes, events, effects, developments or circumstances that have occurred prior to the date of determination of the Buyer Material Adverse Effect, is or would be reasonably likely to prevent or materially delay the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

Conduct of Business by the Company Prior to Consummation of the Merger

The Company agrees that prior to the Effective Time, unless Buyer otherwise agrees in writing (and except as set forth in the Merger Agreement and the confidential disclosures the Company delivered in connection therewith), the Company will and will cause each of its subsidiaries to use commercially reasonable efforts to (i) maintain its existence in good standing under applicable law, (ii) subject to restrictions and exceptions in the Merger Agreement, conduct its business and operations in the ordinary and usual course of business and in a manner consistent with prior practice and (iii) preserve substantially intact its business organizations, to keep available the services of its current officers and employees and to preserve the current relationships of it and its subsidiaries with customers, suppliers, distributors and other persons with which it or any of its subsidiaries has business relations that are material to the Company.

Further, the Company agrees that until the Effective Time, it will not and will cause each of its subsidiaries not to (except as set forth in the Merger Agreement and the confidential disclosures the Company delivered in connection therewith, or with the prior written approval of Buyer, such approval not to be unreasonably withheld or delayed):

•	declare, set aside, make or pay any dividends or other distributions (whether in cash, stock or property) in respect of any of the Company’s or its subsidiaries’ capital stock;

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adjust, split, combine or reclassify any of the Company’s capital stock or that of the Company’s subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of the Company’s capital stock or that of the Company’s subsidiaries;

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repurchase, redeem or otherwise acquire or offer to repurchase, redeem or otherwise acquire, directly or indirectly, any shares of the Company’s capital stock or interests in any of the Company’s subsidiaries or any rights to acquire its equity interests or its subsidiaries’ equity interests, other than (A) the withholding of shares of the Company’s Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company’s equity plans and (B) the acquisition by the Company of the Company’s Common Stock in connection with the forfeiture of awards granted under the Company’s equity plans;

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issue, deliver or sell any shares of its capital stock or interests in any of the Company’s subsidiaries or rights to acquire the Company’s equity interests or its subsidiaries’ equity interests, other than the issuance of shares of Company Common Stock upon the settlement of Company RSUs or vesting of Company Restricted Shares outstanding as of the date of the Merger Agreement in accordance with the terms thereof;

•	amend, or otherwise change, the Company’s certificate of incorporation or bylaws or equivalent organizational documents of its subsidiaries;

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purchase any equity interest in any entity or purchase assets of any entity if the aggregate amount of the consideration paid or transferred by the Company and its subsidiaries in connection with such purchase of assets would reasonably be expected to exceed $3.5 million, except for the purchase of inventory or other assets (pursuant to existing contracts which have been made available to Buyer prior to the date of the Merger Agreement) in the ordinary and usual course of business and in a manner consistent with prior practice, including in each such case any such action solely between or among the Company and its subsidiaries;

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sell, lease, license or otherwise dispose of any of its properties or assets (including capital stock of any of the Company’s subsidiaries), other than (A) sales or other dispositions of inventory or other assets (pursuant to existing contracts which have been made available to Buyer prior to the date of the Merger Agreement) in the ordinary course of business and consistent with past practice, (B) leases and subleases of owned real property and real property leased by it or its subsidiaries, in each case, in the ordinary and usual course of business and in a manner consistent with past practice, in each case, which are not material to the Company or its subsidiaries, (C) sales or other dispositions of real estate not utilized in the operations of the Company or its subsidiaries with a value that does not exceed $1 million individually or $3.5 million in the aggregate, (D) sales of obsolete or written-off assets in the ordinary and usual course of business and in a manner consistent with past practice, (E) sales or other dispositions of assets utilized in the operations of the Company or its subsidiaries the total value of which does not exceed $3.5 million in the aggregate; or (F) transactions disclosed to Buyer in the confidential disclosures the Company delivered in connection with the Merger Agreement;

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pledge or encumber any of the Company’s shares of capital stock, stock rights, subsidiary stock rights or properties or assets (including capital stock of any of the Company’s subsidiaries), other than pursuant to the Company’s existing credit facilities;

•

incur (or modify in any material respect) any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of the Company’s subsidiaries, guarantee any such indebtedness or any debt securities of another person or entity, or enter into any “keep well” or other agreement to maintain any financial statement condition of another person or entity, other than (A) indebtedness incurred in the ordinary and usual course of business and in a manner consistent with past practice under the Company’s existing credit facilities and any trade letters of credit not in excess of $2.5 million in the aggregate, or (B) construction loans, performance and completion guaranties and surety obligations incurred in connection with development projects that are pending or contemplated on the date of the Merger Agreement and disclosed to Buyer and not in excess of $2.5 million in the aggregate;

•

make any loans or capital contributions to, or investments in, any person or entity, or enter into any swap or hedging transaction or other derivative agreement other than in an amount not to exceed $2 million in the aggregate;

•

except for claims and litigation with respect to which an insurer (but neither the Company or the Company’s subsidiaries) has the right to control the decision to settle any suit, action, arbitration, investigation, claim or litigation, in each case made or pending against the Company or any of its subsidiaries, or any of the Company’s or its subsidiaries’ officers and directors in their capacities as such, other than the settlement of suits, actions, arbitrations, investigations, claims or litigations which, in any event (A) is solely for monetary damages for an amount not to exceed, for any such settlement individually, $2 million or $3 million in the aggregate, or (B) would not be reasonably expected to prohibit or restrict the Company and its subsidiaries from operating the Company’s or its subsidiaries’ business in substantially the same manner as operated on the date of the Merger Agreement;

•	cancel any material indebtedness or waive any claims or rights of substantial value;

•	change the Company’s tax accounting methods, principles or practices, except as required by United States generally accepted accounting principles or applicable laws;

•

grant any increases in the compensation of any of the Company’s directors, executive officers or employees, except for increases in the compensation of non-executive-officer employees in the ordinary course of business consistent with past practice and which would not increase such person’s compensation in excess of 4% over such person’s prior year compensation;

•

except as required by the Merger Agreement or as required by applicable law, (i) grant or increase any severance, change in control, termination or similar compensation or benefits payable to any director, executive officer, employee or individual independent contractor, (ii) accelerate the time of payment or vesting of, the lapsing of restrictions or waiving of performance conditions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any benefit plan, or (iii) enter into, terminate or materially amend any benefit plan;

•

hire any person to be employed by the Company or any subsidiary or terminate the employment of any employee of the Company or any subsidiary other than the hiring or firing of any non-executive-officer employees in the ordinary course of business consistent with past practice;

•

make or change any material tax election, settle or compromise any material tax liability, fail to file any material tax return when due, enter any closing agreement, file any materially amended material tax return or surrender any right to claim a material tax refund, offset or other reduction in tax liability, except as required by applicable law;

•

(A) enter into any agreement or arrangement that limits or otherwise restricts in any material respect the Company, any of its subsidiaries or any of their respective affiliates or any successor thereto, or that would reasonably be expected to, after the Effective Time, limit or restrict in any material respect the Company, any of its subsidiaries, the surviving corporation, Buyer or any of their respective affiliates, from engaging or competing in any line of business, in any location or with any person or entity; (B) modify or amend on terms materially adverse to the Company or any of its subsidiaries or terminate any other material contract, lease or restrictive agreement, or enter into any contract which if entered into prior to the date of the Merger Agreement would be a material contract, lease or restrictive agreement; or (C) enter into, amend in any respect, modify in any respect or terminate or engage in any transactions with any executive officer or director of the Company, any person or entity owning 5% or more of the shares of Company Common Stock or any relative or affiliate of any such person or entity;

•

change its methods or principles of accounting, except as required by concurrent changes in United States generally accepted accounting principles or Regulation S-X under the Exchange Act or the Company’s independent accountants;

•

take any action that would reasonably be expected to make any representation or warranty of the Company under the Merger Agreement, or omit to take any action reasonably necessary to prevent any representation or warranty of the Company under the Merger Agreement from being inaccurate in any respect at, or as of any time before, the Effective Time;

•

make or authorize any capital expenditures, other than capital expenditures up to an aggregate amount not greater than the amount set forth in the Merger Agreement and otherwise consistent with the budget provided to Buyer prior to the date of the Merger Agreement;

•	enter into any new line of business;

•	fail to use reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;

•

except for the Merger Agreement, adopt or enter into any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries;

•

except as required by law, enter into any collective bargaining agreement, or renew, extend or renegotiate any existing collective bargaining agreement, in each case, if such renewal, extension or renegotiation would or would reasonably be expected to increase the Company’s annual expenditures with respect to such collective bargaining agreement by more than 3% over the prior year’s expenditures with respect to such collective bargaining agreement;

•	reorganize, restructure or combine any railroads or railroad operations if any such action would result in the Company or any of its subsidiaries being classified as a Class II railroad by the STB;

•	enter into any agreement, arrangement, understanding or transaction that is not on an arm’s-length basis; and

•	authorize, commit or agree to take any action described in the above bullet points.

Regulatory Filings; Best Efforts

The Company, Merger Sub and Buyer will use best efforts to:

•

(A) obtain all necessary, proper or advisable actions or non-actions, waivers, consents, qualifications and approvals from governmental entities and make all necessary, proper or advisable registrations, filings and notices and take all steps as may be necessary to obtain an approval, waiver or exemption from any governmental entity (including under, if applicable, the HSR Act, the Investment Canada Act, the Competition Act (Canada) and from the STB); (B) obtain all necessary, proper or advisable consents, qualifications, approvals, waivers or exemptions from non-governmental third parties; and (C) execute and deliver any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, the Merger Agreement and transaction documents;

•

cooperate with one another (A) in promptly determining whether any filings are required to be or should be made, or consents, approvals, permits or authorizations are required to be or should be obtained under any other federal, state or foreign law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the Company’s business in connection with the consummation of the transactions contemplated by the Merger Agreement, (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers, and (C) in keeping the other parties reasonably informed, including by providing the other parties with a copy of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”), or any other U.S. or foreign governmental entity, of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by the Merger Agreement;

•

(A) resolve any objections asserted under any antitrust law or suit by the FTC, the DOJ or any other applicable governmental entity or any private party and (B) avoid or eliminate each and every impediment under any antitrust law that may be asserted by any governmental entity with respect to the Merger so as to enable the closing to occur as soon as reasonably possible, including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of Buyer or its subsidiaries or affiliates or of the

Company or its subsidiaries and (y) otherwise taking or committing to take actions that after the closing date would limit the freedom of Buyer or its subsidiaries’ freedom of action with respect to, or its ability to retain, one or more of its or its subsidiaries’ businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing or materially delaying the closing; and

•

Cooperate fully with each other to contest and resist any administrative or judicial action or proceeding against Buyer, Merger Sub or the Company or any of their respective directors or officers by any governmental entity challenging the Merger or any other transaction contemplated by the Merger Agreement, or any other agreement contemplated by the Merger Agreement, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by the Merger Agreement. Buyer also must seek approval or authorization of the STB for a voting trust transaction pursuant to which shares of the Surviving Corporation shall be placed into an irrevocable voting trust as of the Effective Time pending receipt of final STB approval or exemption, as the case may be, with respect to the transactions contemplated by the Merger Agreement. Buyer, Merger Sub and the Company will cooperate with one another (A) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such approval or exemption and (B) in keeping the other party reasonably informed of the status of any communications with, and any inquiries or requests for, additional information from the STB regarding any of the transactions contemplated by the Merger Agreement. An application for such approval, authorization or exemption was filed with the STB on August 6, 2012.

The Company will promptly notify Buyer of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by the Merger Agreement, (ii) any notice or other communication from any governmental entity in connection with the transactions contemplated by the Merger Agreement, and (iii) any actions, suits, claims, litigations, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its subsidiaries or the Board, that, if pending on the date of the Merger Agreement, would have been required to have been disclosed pursuant to the Merger Agreement, or that relate to the Merger Agreement or the transactions contemplated by the Merger Agreement and the Company shall reasonably consult with Buyer with respect to (and allow Buyer to participate in) the defense or settlement of any such action, suit, claim, litigation, investigation or proceeding, and no settlement thereof shall be agreed to without Buyer’s prior written consent.

Written Consent

Immediately following the execution and delivery of the Merger Agreement, the Company must, in accordance with Delaware law, take all actions necessary to seek and obtain the irrevocable Written Consent of the Majority Stockholder. As soon as practicable after receipt of the Written Consent, the Company will provide Buyer with a facsimile copy of such Written Consent, certified as true and complete by an executive officer of the Company. The Written Consent was delivered on July 23, 2012 shortly after the execution of the Merger Agreement.

No Solicitation

The Company agrees that (i) it and its officers and directors will not, (ii) its subsidiaries and its subsidiaries’ officers and directors will not, and (iii) it will cause its and its subsidiaries’ other representatives and the Majority Stockholder not to, directly or indirectly:

•

solicit, initiate or knowingly encourage, or take any other action to knowingly facilitate, the making of any proposal that constitutes or is reasonably likely to lead to a Takeover Proposal (other than contacting or engaging in discussions with the person or entity making a Takeover Proposal or its representatives for the sole purpose of clarifying such Takeover Proposal); or

•

enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person or entity any confidential information with respect to or that could reasonably be expected to lead to, any Takeover Proposal.

The Company has agreed, and will cause its subsidiaries and direct its representatives, to immediately cease and terminate all then existing discussions and negotiations with any person or entity with respect to any Takeover Proposal, and shall request the prompt return or destruction of all confidential information previously furnished in connection therewith.

The Merger Agreement provides that the term “Takeover Proposal” means any inquiry, proposal or offer from any third party relating to:

•

any direct or indirect acquisition or purchase, in a single transaction or a series of transactions, of (i) 20% or more (based on the fair market value thereof, as determined by the Board) of the assets (including capital stock of the subsidiaries of the Company) of the Company and its subsidiaries, taken as a whole, or (ii) 20% or more of the outstanding shares of Company Common Stock;

•	any tender offer or exchange offer that, if consummated, would result in any third party owning, directly or indirectly, 20% or more of the outstanding shares of Company Common Stock; or

•

any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company pursuant to which any third party (or the stockholders of any third party) would own, directly or indirectly, 20% or more of the Company Common Stock (or securities of the surviving entity in a merger or the resulting direct or indirect buyer of the Company or such surviving entity), other than, in each case, the transactions contemplated by the Merger Agreement.

With respect to the Company receiving a Takeover Proposal, the Company will:

•

as soon as practicable, advise Buyer orally and in writing of the receipt of any Takeover Proposal or any request for information or other inquiry that the Company reasonably believes could lead to any Takeover Proposal, the material terms and conditions of any such Takeover Proposal or request for information or other inquiry and the identity of the person or entity making any such Takeover Proposal or request for information or other inquiry; and

•

subject to the fiduciary duties of the Board under applicable law, keep Buyer reasonably informed of any material developments with respect to any such Takeover Proposal, or request for information or other inquiry (including any material changes thereto).

Change of Recommendation

The Board and any committee thereof cannot:

•

withdraw (or modify in a manner adverse to Buyer), or publicly propose to withdraw (or modify in a manner adverse to Buyer), the approval, recommendation or declaration of advisability by the Board or any committee of the Board of the Merger Agreement or the Merger (or take any action or make any other public statement inconsistent with such recommendation);

•	recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any Takeover Proposal; or

•

approve or recommend, or publicly propose to approve or recommend, or cause or permit the Company or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement related to any Takeover Proposal other than the confidentiality agreement previously entered into by Buyer and the Company.

Notwithstanding the foregoing or anything else in the Merger Agreement, at any time prior to 11:59 p.m. New York City time on August 22, 2012, the Board may, if, after consultation with, and taking into account the advice of, its outside counsel, it determines that the failure to take such action would be inconsistent with its obligations under applicable law, cause or permit the Company to terminate the Merger Agreement in order to enter into a definitive agreement regarding a superior proposal, but only:

•

after the third business day following Buyer’s receipt of written notice from the Company advising it that the Board intends to take such action and specifying the reasons therefor, including the material terms and conditions of (and documents relating to) any superior proposal (and the identity of the person or entity making such superior proposal) that is the basis for the proposed action by the Board and a statement that the Board intends to terminate the Merger Agreement; and

•

if requested by Buyer during such three (3) business day period, the Company and its representatives shall engage in good faith negotiations with Buyer and its representatives to, among other things, amend the Merger Agreement and the transaction documents in such a manner that (i) any Takeover Proposal which was determined to constitute a superior proposal no longer is a superior proposal and (ii) the failure of the Board to recommend such previously determined superior proposal would no longer be inconsistent with its duties under applicable law (in determining whether to take such action, the Board must take into account any changes to the financial or other terms of the Merger Agreement and the other transaction documents proposed by Buyer to the Company in response to such notice or otherwise).

Superior Proposal

Notwithstanding the restrictions described above, if at any time prior to 11:59 p.m. New York City time on August 22, 2012 the Company receives an unsolicited bona fide written Takeover Proposal, the Company has not breached its obligations pursuant to the no solicitations covenant within the Merger Agreement, and if the Board determines:

•

after consultation with, and taking into account the advice of, its financial advisor and outside counsel that the Takeover Proposal constitutes, or is reasonably expected to lead to, a superior proposal; and

•	after consultation with, and taking into account the advice of, its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law,

then the Company, and if the Company provides authorization, its subsidiaries, directors, officers, employees and representatives may: (A) furnish information with respect to the Company and its subsidiaries to the person or entity making such Takeover Proposal pursuant to a customary confidentiality agreement, provided that all such information has previously been provided to Buyer or is provided to Buyer prior to or substantially concurrently with the time it is provided to such person or entity and (B) participate in discussions and negotiations with the party making such Takeover Proposal regarding such Takeover Proposal.

The Merger Agreement provides that the term “superior proposal” means any bona fide unsolicited Takeover Proposal, that if consummated would result in a third party (or the stockholders of any such third party) owning, directly or indirectly:

•	50% or more of any Company Common Stock or securities of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity; or

•	50% or more (based on the fair market value thereof, as determined by the Board) of the assets of the Company and its subsidiaries, taken as a whole,

which, in either case, the Board determines (after consultation with, and taking into account the advice of, its financial advisor and outside counsel), would be more favorable to the stockholders of the Company from a financial point of view than the Merger, taking into account all legal, financial (including the financing terms thereof), regulatory and other aspects of such offer and the likelihood and timing of consummation.

Nothing in the Merger Agreement prohibits the Company from taking and disclosing to its stockholders a position pursuant to SEC rules with respect to a tender or exchange offer by a third party or any similar disclosure to its stockholders if the Board determines (after consultation with its outside counsel) that failure to do so would be inconsistent with its obligations under applicable law, subject to compliance with the procedures set forth above in connection with a change of recommendation.

Employees

Following the Effective Time and continuing through December 31, 2013 (the “Continuation Period”), Buyer will or will cause the surviving corporation to provide each of the Company’s employees that remain employees of the surviving corporation or any of its subsidiaries (i) base salary and annual incentive bonus opportunities, each in an amount no less favorable than the base salary and target bonus opportunities applicable to such employees immediately prior to the Merger and (ii) employee benefits that are comparable, in the aggregate, to the employee benefits provided to such employees immediately prior to the Merger. Notwithstanding the foregoing, Buyer shall provide to any such employee who is represented for purposes of collective bargaining by any labor organization with the wages, hours and other terms and conditions of employment as provided for in any applicable collective bargaining agreement or pursuant to applicable law.

During the Continuation Period, each employee who incurs an involuntary termination of employment without cause will receive from Buyer severance payments and benefits no less favorable than the greater of (1) the severance payments and benefits to which such employee would have been entitled with respect to such termination under the Company’s severance policies prior to the Merger and (2) the severance payments and benefits to which a similarly situated employee of Buyer would be entitled with respect to such termination under Buyer’s severance policies.

Following the consummation of the Merger, Buyer will cause the Company to honor all obligations under the Company’s equity plans and compensation and severance arrangements and agreements previously disclosed to Buyer in accordance with their terms as in effect immediately before the consummation of the Merger, and the Merger will be deemed to constitute a “change of control” or “corporate transaction” under the Company’s equity plans, arrangements or agreements.

At the consummation of the Merger, the Company will be permitted to pay each eligible employee a pro rata bonus in respect of the Company’s 2012 fiscal year based on the Company’s determination, in good faith (and in consultation with Buyer), of the amounts earned, based on actual performance through the consummation of the Merger, under the Company’s incentive bonus plans, provided that such payments shall be allocated in a manner consistent with past practice and as described in the Merger Agreement.

Buyer will give (or cause the surviving corporation to give) the Company employees full credit for such employees’ service with the Company for purposes of eligibility and vesting, but not for purposes of benefit accruals (except for vacation and severance), under any benefit plans made generally available to employees maintained by Buyer or the surviving corporation in which an employee participates to the same extent recognized by the Company immediately prior to the consummation of the Merger, provided, however, that such service will not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.

Buyer will (or will cause the surviving corporation to use reasonable best efforts to) (i) waive any preexisting condition limitations otherwise applicable to the Company employees and their eligible dependents under any of Buyer’s plans that provide health benefits in which employees may be eligible to participate following the consummation of the Merger, other than any limitations that were in effect with respect to such employees at the consummation of the Merger under an analogous benefit plan, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by employees and their eligible dependents under the health plans in which they participated at the consummation of the Merger during the portion of the plan year prior to the consummation of the Merger in satisfying any deductibles, co-payments or out-of-pocket maximums under Buyer’s health plans in which they are eligible to participate after the consummation of the Merger in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to an employee and his or her eligible dependents on or after the consummation of the Merger, in each case to the extent such employee or eligible dependent had satisfied any similar limitation or requirement under an analogous benefit plan prior to the consummation of the Merger.

Notwithstanding any other provision of the Merger Agreement, no current or former employee, director or individual independent contractor or any individual associated therewith shall be regarded for any purposes as a third party beneficiary of the Merger Agreement. Nothing contained herein, express or implied, is intended to confer upon any employee or any other person any benefits under any benefit plans, programs, policies or other arrangements, including severance benefits or the right to employment or continued employment with Buyer, the surviving corporation or any of its or their subsidiaries or affiliates for any period by reason of this Merger Agreement. No provision of the Merger Agreement constitutes an employment agreement or an amendment to or adoption of any employee benefit plan of or by Buyer, the surviving corporation or any of their subsidiaries or affiliates or shall alter or limit the ability of Buyer, the surviving corporation or any of their subsidiaries or affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them in accordance with the terms of such plan, program, agreement or arrangement and applicable law. Following the consummation of the Merger, nothing contained in the Merger Agreement shall interfere with Buyer’s, the surviving corporation’s or any of their subsidiaries’ or affiliates’ right to terminate the employment of any employee for any reason.

Indemnification and Insurance

From and after the Effective Time, all past and present officers and directors of the Company and its subsidiaries will be indemnified and held harmless by the surviving corporation for acts or omissions related to such persons’ service as a director or officer of the Company or its subsidiaries occurring at or prior to the Effective Time to the fullest extent permitted by Delaware law or any other applicable law or provided under the Company’s certificate of incorporation and the bylaws in effect on the date of the Merger Agreement, provided that such indemnification is subject to any limitation imposed from time to time under applicable law.

In addition, for a period of six (6) years after the Effective Time, Buyer and the surviving corporation will maintain directors’ and officers’ liability insurance that provides coverage for acts or omissions occurring at or prior to the Effective Time, on terms no less favorable than the coverage provided under the Company’s current directors’ and officers’ insurance policy, for those who are covered by such policy on the date of the Merger Agreement; provided, however, that Buyer and the surviving corporation will not be required to pay in any one year an amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and provided, further, that at the Company’s option, in lieu of the foregoing insurance coverage, the Company shall purchase prior to the Effective Time six (6) year “tail” insurance coverage that provides coverage identical in all material respects to the coverage described above, provided the Company does not pay more than 300% of the annual premiums as described above.

Financing

Buyer and Merger Sub will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the proceeds of the financing, including using reasonable best efforts to (i) with respect to the debt financing commitments, negotiate and enter into definitive agreements with respect thereto on the terms and conditions contained in the debt financing commitments and (ii) satisfy on a timely basis all conditions within the control of Buyer or Merger Sub and otherwise comply with all terms applicable to Buyer and Merger Sub in such definitive agreements. In the event any portion of the financing becomes unavailable on the terms and conditions contemplated in the financing commitments and such portion is reasonably required to consummate the transactions contemplated by the Merger Agreement, Buyer and Merger Sub shall promptly notify the Company and shall use their reasonable best efforts to arrange to obtain any such portion from alternative sources upon terms and conditions no less favorable to Buyer and Merger Sub (in the reasonable judgment of Buyer) than those contained in the applicable financing commitments as promptly as practicable following the occurrence of such event. Buyer shall deliver to the Company true and complete copies of all agreements pursuant to which any such alternative source shall have been committed to provide Buyer and Merger Sub with any portion of the financing. Buyer shall give the Company prompt notice of any material breach (of which Buyer becomes aware) by any party to the financing commitments or any termination of the financing commitments.

The Company shall and shall cause its subsidiaries to, and shall use its reasonable best efforts to cause its respective representatives to, provide to Buyer and Merger Sub all reasonable cooperation reasonably requested by Buyer in connection with the financing (or any potential alternative financing) and to assist Buyer in causing the conditions to the financing commitments to be satisfied.

In the event that the debt financing commitment (or any related definitive agreements) or the equity financing commitment are amended, replaced, supplemented or otherwise modified, including as a result of obtaining alternative financing, or if Buyer substitutes other debt or equity financing for all or a portion of the financing, each of Buyer, Merger Sub and the Company shall comply with its obligations with respect to the debt financing commitment (or any related definitive agreements) or the equity financing commitment, as applicable, as modified and with respect to such other debt or equity financing to the same extent that Buyer and the Company would have been obligated to comply with respect to the financing.

Other Covenants and Agreements

The Merger Agreement contains other covenants and agreements, in which each of Buyer and the Company covenants or agrees to consult with the other party before issuing, and shall not issue without the prior consent of the other party, any press release or other public statement with respect to the Merger Agreement or the Merger, except as may be required by law or stock exchange listing requirement.

In addition, the Company will:

•

And will cause its officers, directors, employees, auditors, attorneys and financial advisors and other agents or advisors to (i) afford the officers, directors, employees, auditors, attorneys and financial advisors and other agents, advisors and financing sources of Buyer and Merger Sub reasonable access during normal business hours to the officers, employees, agents (including outside accountants), properties, offices and other facilities, books and records of the Company and its subsidiaries and (ii) furnish to Buyer and its representatives such financial and operating data and other information as reasonably requested, subject to antitrust law, provided, however, that neither the Company nor its subsidiaries will be obligated to provide any such access or information to the extent that doing so would (A) be reasonably likely to cause a waiver of an attorney-client privilege or a loss of attorney work product protection, (B) constitute a violation of any applicable law or (C) violate any agreement in effect on the date of the Merger Agreement with a third party to which the Company or any of its subsidiaries is a party (it being agreed that the parties shall use their reasonable best efforts to cause such access or information to be provided in a manner that does not cause such waiver, loss or violation including by making substitute arrangements), and provided further that neither Buyer nor any of its representatives may perform any onsite procedure, other than in the ordinary course operational visits for integration planning, with respect to any property of the Company or its subsidiaries without the Company’s consent, which shall not be unreasonably withheld, conditioned or delayed; and

•	in consultation with Buyer, prepare and file with the SEC this information statement; and, promptly after receiving clearance from the SEC, mail this information statement to its stockholders.

In addition, Buyer and Merger Sub will hold, and will cause their respective officers, employees, accountants, counsel, financial advisors and other representatives to hold in confidence all information received, pursuant to the terms of a confidentiality agreement between Buyer and the Company, which confidentiality agreement shall remain in full force and effect in accordance with its terms; provided, however, that the “standstill” provisions and any use restrictions or other similar limitations set forth therein shall be inapplicable with respect to any of the transactions contemplated by the Merger Agreement or any proposal, negotiations or actions by or on behalf of Buyer related to the Merger Agreement and the transactions contemplated thereby.

Conditions to Consummation of the Merger

The obligations of the parties to consummate the Merger are subject to the satisfaction or waiver on or prior to the date of closing of the following conditions:

•	this information statement shall have been cleared by the SEC and shall have been sent to stockholders of the Company at least twenty (20) days prior to the closing date;

•	the absence of any applicable law or any order, injunction or other judgment issued by any court or other governmental entity that prevents or prohibits consummation of the Merger;

•

the absence of any instituted or pending action or proceeding by any governmental entity challenging or seeking to make illegal, to delay materially or otherwise to restrain or prohibit the consummation of the Merger or seeking to obtain material damages with respect to the Merger;

•

approval or authorization of the STB shall have been obtained for a voting trust transaction through an exemption or notice of exemption pursuant to which shares of the surviving corporation shall be placed into an irrevocable voting trust as of the consummation of the Merger pending receipt of final STB approval or exemption, as the case may be, with respect to the transactions contemplated hereby or, if the STB declines to authorize such a voting trust transaction, receipt of such final STB approval or exemption with respect to the transactions contemplated hereby; and

•

the expiration or termination of any waiting period (and/or extensions thereof) applicable to the Merger under the HSR Act, the Investment Canada Act, the Competition Act (Canada) and any other applicable pre-clearance or similar approval requirement of any foreign competition law.

The obligations of Buyer and Merger Sub to effect the Merger are also subject to satisfaction or waiver on or prior to the closing of the Merger of the following additional conditions:

•

the Company’s representation and warranty that since December 31, 2011, there has not been any change, event, effect, development or circumstance that has had or would reasonably be expected to have a Company Material Adverse Effect is true and correct at and as of the date of the Merger Agreement and at and as of the closing date;

•

the representations and warranties of the Company with regards to capitalization are true and correct at and as of the date of the Merger Agreement and at and as of the closing date (subject to de minimis exceptions);

•

other than the representations and warranties mentioned in the two bullets directly above, all other representations and warranties of the Company are true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifiers) at and as of the date hereof and at and as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) except where such failure to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

•

the Company having performed or complied in all material respects with all agreements and covenants required to be performed or complied with by it under the Merger Agreement on or prior to the closing date; and

•	the Company having delivered to Buyer a certificate, signed by an executive officer of the Company, to the effect that each of the conditions specified above has been satisfied.

The obligations of the Company to effect the Merger are also subject to satisfaction or waiver on or prior to the closing of the Merger of, among other things, the following additional conditions:

•

the representations and warranties of Buyer are true and correct (without giving effect to materiality or Buyer Material Adverse Effect qualifiers) in all material respects at and as of the date of the Merger Agreement and at and as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) except where such failure to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect;

•

Buyer having performed or complied in all material respects with all agreements and covenants required to be performed or complied with by it under the Merger Agreement on or prior to the closing date; and

•	Buyer having delivered to the Company a certificate, signed by an executive officer of Buyer, to the effect that each of the conditions specified above has been satisfied.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of Buyer and the Company.

In addition, the Merger Agreement may be terminated by either Buyer or the Company if:

•

the Merger is not consummated prior to the Outside Termination Date, provided that the right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or results in, the failure of the Merger to occur on or before such date; or

•

any governmental entity has issued a final and nonappealable order or taken any other action, or there exists any law, in each case, permanently enjoining, restraining or otherwise prohibiting the Merger or any of the other transactions contemplated by the Merger Agreement.

The Merger Agreement also may be terminated by Buyer if:

•	the Board withdraws or adversely modifies its approvals or recommendations of the Merger or the transactions contemplated by the Merger Agreement;

•	the Company shall have breached or failed to perform in any material respect its obligations or agreements not to solicit other transactions;

•

a Takeover Proposal has been publicly announced and the Board shall have failed to issue a press release that expressly reaffirms its recommendation in favor of the Merger and the other transactions contemplated by the Merger Agreement within ten (10) business days of receipt of a written request by Buyer to provide such reaffirmation;

•	the Board recommends to the Company stockholders that they approve or accept a superior proposal;

•	the Company has entered into, or publicly announced its intention to enter into, an acquisition agreement with respect to a superior proposal; or

•

(i) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in the Merger Agreement that would, individually or in the aggregate, result in a failure of a condition to Buyer and Merger Sub’s obligations to consummate the Merger (if continuing on the closing date), and (ii) such breach has not been cured (or is not capable of being cured) before the earlier of (x) the date which is thirty (30) days after the date of delivery of such notice of breach, and (y) the Outside Termination Date.

The Merger Agreement also may be terminated by the Company:

•

prior to 11:59 p.m., New York City time on August 22, 2012, in order to enter into an agreement regarding a superior proposal, provided, however, that the Company may not terminate the Merger Agreement pursuant to this clause until after the third business day after Buyer’s receipt of written notice from the Company advising Buyer of the Board’s intention to take such action and specifying the reasons therefore, including the material terms and conditions of (and documents relating to) any superior proposal (and the identity of the person or entity making such superior proposal) and provided further that, if requested by the Buyer, the Company and its representatives have engaged in good faith negotiations with the Buyer and its representatives to amend the Merger Agreement and the transaction documents in such a manner that any Takeover Proposal which was determined to constitute a superior proposal no longer is a superior proposal, and provided further that the Company both executes a definitive agreement with respect to such superior proposal substantially concurrent with the termination of the Merger Agreement and pays to Buyer the Company Termination Fee at a time substantially concurrent with the termination of the Merger Agreement;

•

if (i) there has been a breach by Buyer of any representation, warranty, covenant or agreement contained in the Merger Agreement that would, individually or in the aggregate, result in a failure of a condition to the Company’s obligation to consummate the Merger (if continuing on the closing date), and (ii) such breach has not been cured (or is not capable of being cured) before the earlier of (x) the date which is thirty (30) days after the date of delivery of such notice of breach, and (y) the Outside Termination Date; or

•

if (i) all of the conditions to the Company’s obligation to consummate the Merger have been and continue to be satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing) and (ii) the closing does not occur on or prior to the second business day after the closing was required to have occurred pursuant to the Merger Agreement due to the proceeds of the financing not being available in full pursuant to the financing commitments or any other definitive agreements relating thereto (or any amendment, replacement or supplement to any such financing commitments or definitive agreements).

Termination Fees and Expenses

All costs and expenses (including fees and expenses payable to representatives) incurred in connection with the Merger Agreement, the transaction documents, the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such cost or expense, whether or not the Merger is consummated.

Fees Payable by the Company. The Company will pay Buyer the Company Termination Fee if the Merger Agreement is terminated:

•	by the Company, to enter into an agreement pursuant to a superior proposal;

•

by Buyer if (i) the Board withdraws or adversely modifies its approvals or recommendations of the Merger or the transactions contemplated by the Merger Agreement, (ii) the Board recommends to the Company stockholders that they approve or accept a superior proposal, (iii) the Company has entered into, or publicly announced its intention to enter into, an acquisition agreement with respect to a superior proposal, (iv) the Company shall have breached or failed to perform in any material respect its obligations not to solicit other transactions or (v) a Takeover Proposal has been publicly announced and the Board shall have failed to issue a press release that expressly reaffirms its recommendation in favor of the Merger and the other transactions contemplated by the Merger Agreement within ten (10) business days of receipt of a written request by Buyer to provide such reaffirmation;

•

by the Company or Buyer, if the Merger is not consummated prior to the Outside Termination Date, provided that the right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or results in, the failure of the Merger to occur on or before such date; or

•

by Buyer, if (i) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in the Merger Agreement that would, individually or in the aggregate, result in a failure of a condition to the consummation of the Merger if continuing on the closing date, and (ii) such breach has not been cured (or is not capable of being cured) before the earlier of (x) the date which is thirty (30) days after the date of delivery of such notice of breach, and (y) the Outside Termination Date;

and with respect to the preceding two bullets (i) at any time after the date of execution of the Merger Agreement and prior to such termination, a Takeover Proposal shall have been made or communicated to the senior management or the Board or shall have been publicly announced or publicly made known to the stockholders of the Company, and (ii) within twelve (12) months of such termination, the Company shall have entered into a definitive agreement with respect to any Takeover Proposal (that is ultimately consummated), or any Takeover Proposal shall have been consummated (in each case, whether or not such Takeover Proposal is the same as the original Takeover Proposal made, communicated, publicly made known or publicly announced).

Fees Payable by Buyer. Buyer will be obligated to pay the Company the Buyer Termination Fee if the Merger Agreement is terminated by the Company pursuant to its right to terminate if (i) all of the conditions to the Company’s obligation to consummate the Merger have been and continue to be satisfied or waived (other than those conditions that by their terms are to be satisfied at closing) and (ii) the closing does not occur on or prior to the second business day after the closing was required to have occurred pursuant to the Merger Agreement due to the proceeds of the financing not being available in full pursuant to the financing commitments or any other definitive agreements relating thereto (or any amendment, replacement or supplement to any such financing commitments or definitive agreements). The Company’s right to terminate the Merger Agreement and receive the Buyer Termination Fee in such circumstances is the sole and exclusive remedy of the Company for any loss or damage suffered as a result of the failure of the Merger to be consummated. Notwithstanding the forgoing, if the closing does not occur, Buyer shall remain obligated for any reimbursement or indemnification obligations of Buyer pursuant to any losses suffered or incurred by the Company in connection with the arrangement of the financing, and any information utilized in connection therewith (other than historical information relating to the Company or its subsidiaries or other information furnished by or on behalf of the Company or its subsidiaries), except in the event such losses arose out of or result from the gross negligence, fraud or willful misconduct of the Company, any of its subsidiaries or any of their respective representatives. Buyer shall remain obligated to reimburse the Company for all documented and reasonable out-of-pocket costs incurred by the Company or its subsidiaries in connection with the Company’s or its subsidiaries’ performance of each entity’s obligations and to cause its respective representatives to provide to Buyer and Merger Sub all reasonable cooperation reasonably requested by Buyer in connection with the financing (or potential alternative financing) and to assist Buyer in causing the conditions to the financing commitments to be satisfied. Buyer shall also remain obligated with respect to any other document or theory of law or equity or in respect of oral representations made or alleged to be made in connection herewith, whether in equity or at law, in contract, in tort or otherwise.

Amendment and Waiver

The Merger Agreement may be amended by the parties in writing by action of their respective boards of directors, provided that after the approval of the Merger by the Company stockholders, no amendment, modification or supplement may be made which by law requires the further approval of the stockholders of the Company without such further approval.

Prior to the Effective Time, either Buyer, Merger Sub or the Company may in writing:

•	extend the time for the performance of any of the obligations or other acts of the other party;

•	waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; or

•	waive compliance with any of the agreements or conditions of the other parties contained in the Merger Agreement.

The failure of any party to the Merger Agreement to assert any of its rights under the Merger Agreement or otherwise will not constitute a waiver of those rights.

Specific Performance

The parties to the Merger Agreement are entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement (including the obligations of Buyer and Merger Sub with respect to financing) in any court in the state of Delaware or any federal court sitting in the state of Delaware. Notwithstanding the foregoing, the parties further acknowledge and agree that prior to the termination of the Merger Agreement, the Company shall be entitled to seek specific performance to cause Buyer to effect the closing, on the terms and subject to the conditions of the Merger Agreement, if (but only if) (A) all conditions (other than those conditions that (i) only qualify Buyer’s or Merger Sub’s obligations to consummate the Merger, and (ii) by their terms are to be satisfied at the closing so long as such conditions would be satisfied if the closing date were the date on which the Company is seeking specific performance) have been satisfied, (B) Buyer and Merger Sub fail to complete the closing by the date the closing is required to have occurred, (C) the financing has been funded or is available to be funded in full at the closing and (D) the Company has irrevocably confirmed that if specific performance is granted and the financing is funded, then the closing will occur.

Governing Law

The Merger Agreement will be governed by and construed in accordance with the laws of the state of Delaware, without regard to the conflicts of laws principles of Delaware.

VOTING AGREEMENT AND WRITTEN CONSENT

Concurrently with the execution of the Merger Agreement, the Majority Stockholder, who is the record and/or beneficial owner of 30,350,000 shares of Company Common Stock entitled to vote on the adoption of the Merger Agreement, entered into the Voting Agreement with Buyer. The Voting Agreement provides that, so long as it had not previously been terminated in accordance with its terms, immediately following the execution of the Voting Agreement and the Merger Agreement, the Majority Stockholder was required to execute and deliver to the Company (with a copy to Buyer) the Written Consent. Following the execution of the Merger Agreement, on July 23, 2012, the Majority Stockholder, owning approximately 60.2% of the shares of Company Common Stock issued and outstanding on such date, executed and delivered the Written Consent.

The Voting Agreement further provides that, during the term of the Voting Agreement, the Majority Stockholder must vote all of its shares of Company Common Stock against, and shall not consent to, any of the following: (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company, (ii) any Takeover Proposal and/or (iii) any amendment of the certificate of incorporation or the bylaws of the Company or other proposal or transaction involving the Company or any subsidiary of the Company, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify any provision of the Merger Agreement or any other transaction document, the Merger or any related transaction or change in any manner the voting rights of any capital stock of the Company (collectively, “Frustrating Transactions”). The Majority Stockholder shall not commit or agree to take any action inconsistent with the foregoing.

The Majority Stockholder has also agreed to waive and not exercise or assent to any appraisal rights in connection with the Merger. While the Voting Agreement remains in effect, the Majority Stockholder is prohibited from transferring any shares of Company Common Stock beneficially owned by the Majority Stockholder, subject to certain exceptions. The Majority Stockholder has also agreed that it, certain investment funds managed by affiliates of Fortress (“Other Funds”), and their respective officers, directors or employees shall not, and the Majority Stockholder shall not authorize or permit any investment banker, attorney or other advisor or representative to, directly or indirectly (i) solicit, initiate, encourage or take any other action to facilitate inquiries with respect to any potential Takeover Proposal or Frustrating Transaction, (ii) enter into any agreement with respect to any Takeover Proposal or Frustrating Transaction or (iii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to any Takeover Proposal or Frustrating Transaction. The Majority Stockholder shall advise Buyer of any Takeover Proposal or Frustrating Transaction or inquiry made to the Majority Stockholder with respect to any Takeover Proposal or Frustrating Transaction, the identity of the person making any such Takeover Proposal, Frustrating Transaction or inquiry and the material terms of any such Takeover Proposal, Frustrating Transaction or inquiry. The Majority Stockholder and the Other Funds and their respective officers, directors and employees, shall, and the Majority Stockholder shall direct its investment banker, attorney or other advisor or representative to, immediately cease any discussions or negotiations regarding any proposal that constitutes or is reasonably likely to lead to any Takeover Proposal or Frustrating Transaction.

The Voting Agreement will terminate upon the earliest of (i) the termination of the Voting Agreement by the mutual written consent of Buyer and the Majority Stockholder, (ii) the Effective Time and (iii) the termination of the Merger Agreement in accordance with its terms.

MARKET PRICE OF OUR STOCK

Company Common Stock is listed on the NYSE under the trading symbol “RA”. The following table sets forth the high and low sales prices per share of Company Common Stock on the NYSE for the periods indicated.

	High	Low
Fiscal Year Ended December 31, 2009
Fourth Quarter	$14.56	$11.58
Fiscal Year Ended December 31, 2010
First Quarter	$14.30	$11.05
Second Quarter	13.46	9.92
Third Quarter	11.27	9.41
Fourth Quarter	13.00	9.24
Fiscal Year Ended December 31, 2011
First Quarter	$17.15	$12.06
Second Quarter	17.13	13.86
Third Quarter	15.64	11.14
Fourth Quarter	14.89	12.55
Fiscal Year Ended December 31, 2012
First Quarter	22.43	14.75
Second Quarter	24.41	19.94
Third Quarter (through August 27, 2012)	27.50	24.33

The closing sale price of Company Common Stock on the NYSE on July 20, 2012, which was the last trading day before we announced the Merger, was $24.81. On August 27, 2012, the last practicable trading day before the date of this information statement, the closing price of Company Common Stock on the NYSE was $27.43. You are encouraged to obtain current market quotations for Company Common Stock.

We have never paid dividends on outstanding Company Common Stock.

APPRAISAL RIGHTS

The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to Section 262 of the DGCL which is attached to this information statement as Annex C. Stockholders intending to exercise appraisal rights should carefully review Annex C in its entirety. Failure to follow precisely any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of these rights.

If you comply with the applicable statutory procedures of Section 262 of the DGCL, you may be entitled to appraisal rights under Section 262 of the DGCL. To exercise and perfect appraisal rights, a record holder of shares of Company Common Stock must follow precisely the statutory procedures pursuant to Section 262 of the DGCL required to be followed by a stockholder to perfect appraisal rights.

Section 262 of the DGCL is reprinted in its entirety as Annex C to this information statement. Set forth below is a summary description of Section 262 of the DGCL. The following is intended as a brief summary of the material provisions of statutory procedures pursuant to Section 262 of the DGCL required to be followed by a stockholder to perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to the full text of Section 262 of the DGCL, which appears in Annex C to this information statement. All references in Section 262 and this summary to “stockholder” are to the record holder of the shares of Company Common Stock immediately prior to the Effective Time as to which appraisal rights are asserted. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL may result in the loss of appraisal rights.

Under the DGCL, holders of shares of Company Common Stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Court of Chancery of the State of Delaware, or the Delaware Court of Chancery, and to receive payment in cash of the “fair value” of those shares, together with interest but exclusive of any element of value arising from the accomplishment or expectation of the Merger.

Under Section 262 of the DGCL, where a merger agreement relating to a proposed merger is adopted by stockholders acting by written consent in lieu of a meeting of the stockholders, the corporation must notify each of its stockholders who was a stockholder on the record date (which may be fixed in advance by the corporation (not more than ten (10) days prior to the date of the notice), or if not fixed in advance, will either be the day before the notice is given (if sent prior to the Effective Time) or will be the date of the Effective Time (if sent following the Effective Time)) that appraisal rights are available, and must include in each such notice a copy of Section 262 of the DGCL. This information statement constitutes such notice to the holders of shares of Company Common Stock and Section 262 of the DGCL is attached to this information statement as Annex C. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so should review the following discussion and Annex C carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

Holders of shares of Company Common Stock who desire to exercise their appraisal rights must deliver to the Company a written demand for appraisal of their shares of Company Common Stock no later than twenty (20) days after the date of mailing of the information statement (which includes the notice of written consent and appraisal rights), or September 20, 2012. A demand for appraisal will be sufficient if it reasonably informs the Company of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s shares of Company Common Stock. If you wish to exercise your appraisal rights you must be the record holder of such shares of Company Common Stock on the date the written demand for appraisal is made and you must continue to hold such shares of Company Common Stock through the Effective Time. Accordingly, a stockholder who is the record holder of shares of Company Common Stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the Effective Time, will lose any right to appraisal in respect of such shares.

All written demands for appraisal of shares of Company Common Stock must be mailed or delivered to: RailAmerica, Inc., 7411 Fullerton Street, Suite 300, Jacksonville, Florida 32256, Attention: General Counsel. Only a holder of record of shares of Company Common Stock is entitled to demand an appraisal of the shares registered in that holder’s name. Accordingly, to be effective, a demand for appraisal by a stockholder of shares of Company Common Stock (a) must be made by, or in the name of, the record stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares, (b) should specify the stockholder’s mailing address and the number of shares registered in the stockholder’s name, and (c) must state that the person intends thereby to demand appraisal of the stockholder’s shares in connection with the Merger. The demand cannot be made by the beneficial owner if he or she is not the record holder of the shares of Company Common Stock. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm, trust or other nominee, submit the required demand in respect of those shares of Company Common Stock. If you hold your shares of Company Common Stock through a bank, brokerage firm, trust or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm, trust or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee. A person having a beneficial interest in shares held of record in the name of another person, such as a broker, bank, trust or other nominee, must act promptly to cause the record holder to follow properly and in a timely manner the steps necessary to perfect appraisal rights in accordance with Section 262 of the DGCL.

If shares of Company Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by the fiduciary in that capacity. If the shares of Company Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a bank, brokerage firm, trust or other nominee, who holds shares of Company Common Stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Company Common Stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Company Common Stock as to which appraisal is sought. If you hold shares of Company Common Stock through a broker who in turn holds the shares through a central securities depository nominee, such as Cede & Co., a demand for appraisal of such shares of Company Common Stock must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder. Where no number of shares of Company Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Company Common Stock held in the name of the record owner.

Within 10 days after the Effective Time, the surviving corporation in the Merger must give written notice that the Merger has become effective to each of the Company stockholders who properly asserted appraisal rights under Section 262 of the DGCL. At any time within 60 days after the Effective Time, any stockholder who has demanded an appraisal, but has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the consideration specified by the Merger Agreement for that stockholder’s shares of Company Common Stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party within 60 days after the Effective Time, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Delaware Court of Chancery deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value of such stockholder’s shares as determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the Merger Agreement.

Within 120 days after the Effective Time, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Company Common Stock held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, has no present intention to file a petition and holders of shares of Company Common Stock should not assume that the surviving corporation will file a petition.

Accordingly, it is the obligation of the holders of shares of Company Common Stock to initiate all necessary action to perfect their appraisal rights in respect of shares of Company Common Stock within the time prescribed in Section 262 and the failure of a stockholder to file such a petition within the period specified in Section 262 could result in a loss of such stockholder’s appraisal rights. In addition, within 120 days after the Effective Time, any stockholder who has properly complied with the requirements of Section 262 of the DGCL will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares of Company Common Stock not voted in favor of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of Company Common Stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares of Company Common Stock and with whom agreements as to the value of their shares of Company Common Stock have not been reached by the surviving corporation. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of Company Common Stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. Upon application by the surviving corporation or by any stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. After determination of the stockholders entitled to appraisal of their shares of Company Common Stock, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Delaware Court of Chancery will determine the fair value of the shares of Company Common Stock, as of the Effective Time after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of Company Common Stock. Unless the Court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment.

You should be aware that an investment banking opinion as to the fairness from a financial point of view of the consideration to be received in a sale transaction, such as the Merger, is not an opinion as to fair value under Section 262. Although we believe that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Moreover, we do not anticipate offering more than the Merger Consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Company Common Stock is less than the Merger Consideration. In determining “fair value,” the Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the parties participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of Company Common Stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the Effective Time, be entitled to vote shares of Company Common Stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Company Common Stock, other than with respect to payment as of a record date prior to the Effective Time. If no petition for appraisal is filed within 120 days after the Effective Time, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder’s shares of Company Common Stock will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration, without interest, and subject to reduction for any required withholding taxes. A stockholder will fail to perfect, or effectively lose, the right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 at any time within 60 days after the Effective Time (or thereafter with the written approval of the Company) and accept the Merger Consideration, without interest and subject to reduction for any required withholding taxes, offered pursuant to the Merger Agreement. Once a petition for appraisal has been filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder of the Company without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, that such restriction shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined the appraisal proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the Merger Consideration, without interest and subject to reduction for any required withholding taxes, within 60 days after the Effective Time. Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s statutory appraisal rights.

In view of the complexity of Section 262 of the DGCL, the Company stockholders who may wish to dissent to the Merger and pursue appraisal rights should consult their legal and financial advisors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of July 23, 2012 with respect to shares of Company Common Stock beneficially owned by each of the Company’s directors and the named executive officers, all directors and executive officers as a group and each person the Company believes to be the beneficial owner of more than 5% of the outstanding shares of Company Common Stock as of such date. Each beneficial owner’s percentage ownership is determined by assuming that options or warrants that are held by this person (but not those held by any other person) and that are exercisable within 60 days have been exercised. Except as indicated in the footnotes to the table, each of the stockholders listed below has sole voting and investment power with respect to shares owned by such stockholder. In the case of the Company’s directors and executive officers, the information below has been provided by such persons at the Company’s request.

Name and Address of Beneficial Owner(1)	Number of Outstanding Shares Owned(2)	Percentage of Outstanding Shares
RR Acquisition Holding LLC(3)	30,350,000	60.2%
T. Rowe Price Associates, Inc. (4)	3,412,431	6.8%
100 East Pratt Street, Baltimore, MD 21202
Wesley R. Edens(3)	30,365,000	60.3%
Joseph P. Adams, Jr.	12,500	*
Paul R. Goodwin(5)	33,000	*
Vincent T. Montgomery	20,700	*
Ray M. Robinson	22,710	*
Robert Schmiege	25,500	*
John E. Giles	509,256	1.0%
B. Clyde Preslar	114,527	*
Paul A. Lundberg	81,745	*
David L. Novak	99,179	*
Georgi Kirov	24,327	*
Scott G. Williams(6)	119,861	*
Gary Lewis	3,191	*
All directors and executive officers as a group (13 persons)	31,431,496	62.4%

*	Less than 1%
(1)	Unless otherwise indicated, the address for the beneficial owner is RailAmerica, Inc., 7411 Fullerton Street, Suite 300, Jacksonville, Florida 32256.
(2)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Company Common Stock subject to options, warrants, or Company RSUs currently exercisable, or issuable, as the case may be, or exercisable within 60 days of the date hereof, are deemed outstanding for computing the percentage ownership of the person holding such options, warrants, or restricted share units, but are not deemed outstanding for computing the percentage of any other person.
(3)

RR Acquisition Holding LLC is wholly-owned by Fortress Investment Fund IV (Fund A) L.P., Fortress Investment Fund IV (Fund B) L.P., Fortress Investment Fund IV (Fund C) L.P., Fortress Investment Fund IV (Fund D) L.P., Fortress Investment Fund IV (Fund E) L.P., Fortress Investment Fund IV (Fund F) L.P., Fortress Investment Fund IV (Fund G) L.P., Fortress Investment Fund IV (Coinvestment Fund A) L.P., Fortress Investment Fund IV (Coinvestment Fund B) L.P., Fortress Investment Fund IV (Coinvestment Fund C) L.P., Fortress Investment Fund IV (Coinvestment Fund D) L.P., Fortress Investment Fund IV (Coinvestment Fund F) L.P. and Fortress Investment Fund IV (Coinvestment Fund G) L.P. (collectively, the “Fund IV Funds”). FIG LLC is the investment manager of each of the Fund IV Funds. Fortress Operating Entity I LP (“FOE I”) is the 100% owner of FIG LLC. FIG Corp. is the general partner of FOE I. FIG Corp. is a wholly-owned subsidiary of Fortress. As of June 30, 2012 Wesley R. Edens, the Chairman of the Board,

owns approximately 13.44% of Fortress Investment Group LLC. By virtue of his ownership interest in Fortress Investment Group LLC and certain of its affiliates, Mr. Edens, may be deemed to beneficially own 30,350,000 shares listed as beneficially owned by RR Acquisition Holding LLC. Mr. Edens disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of all entities listed above is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York 10105. RR Acquisition Holding LLC is not a broker-dealer, however Fortress Capital Formation LLC is an affiliated broker-dealer entity. Mr. Edens owns 15,000 shares personally. We have been advised by Fortress Investment Group LLC that the 30,350,000 shares listed as beneficially owned by RR Acquisition Holding LLC have been pledged as security under a loan agreement that has been entered into by affiliates of Fortress Investment Group LLC to which we are not a party. We have also been advised by Fortress Investment Group LLC that the loan agreement contains a provision that upon an event of default under such loan agreement, the collateral agent may foreclose upon any and all of the pledged shares.
(4)	These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment advisor with power to direct investments and/or power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
(5)	Includes 3,000 shares owned by the Nina P. Goodwin Cornerstone Trust of which Mr. Goodwin, Trustee, disclaims beneficial ownership, except to the extent of his pecuniary interest therein.
(6)	Includes 3,510 shares owned by Mr. Williams’s two children who share his household of which Mr. Williams disclaims beneficial ownership.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, and other documents with the SEC. These reports contain additional information about the Company. Stockholders may read and copy any reports, statements or other information filed by the Company at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the operation of the Public Reference Room. The Company’s SEC filings are made electronically available to the public at the SEC’s website located at www.sec.gov. Stockholders can also obtain free copies of our SEC filings through the “Investor Relations” section of the Company’s website at www.railamerica.com. Our website address is being provided as an inactive textual reference only. The information provided on our website, other than the copies of the documents listed or referenced below that have been or will be filed with the SEC, is not part of this information statement, and therefore is not incorporated herein by reference.

The SEC allows the Company to “incorporate by reference” information that it files with the SEC in other documents into this information statement. This means that the Company may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this information statement. This information statement and the information that the Company files later with the SEC may update and supersede the information incorporated by reference. Such updated and superseded information will not, except as so modified or superseded, constitute part of this information statement.

The Company incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this information statement and before the Effective Time. The Company also incorporates by reference in this information statement the following documents filed by it with the SEC under the Exchange Act:

RailAmerica Filings:	Periods:
Annual Report on Form 10-K	Fiscal Year ended December 31, 2011
Quarterly Reports on Form 10-Q	Fiscal Quarters ended March 31, 2012, June 30, 2012
Current Reports on Form 8-K	Filed February 3, 2012, February 9, 2012, February 16, 2012, March 7, 2012, April 26, 2012, May 21, 2012, May 23, 2012, July 23, 2012 and July 25, 2012

The Company undertakes to provide without charge to each person to whom a copy of this information statement has been delivered, upon request, by first class mail or other equally prompt means, a copy of any or all of the documents incorporated by reference in this information statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this information statement incorporates. You may obtain documents incorporated by reference by requesting them in writing or by telephone at RailAmerica, Inc., 7411 Fullerton Street, Suite 300, Jacksonville, Florida 32256, Attention: Investor Relations Department, Telephone: (800) 342-1131.

Buyer and Merger Sub have supplied, and the Company has not independently verified, the information in this information statement relating to Buyer and Merger Sub.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” information statements and annual reports. This means that only one copy of our information statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document. Please direct your inquiry or request by mail or telephone to us at the above address and telephone number. If you want to receive separate copies of the information statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

Stockholders should not rely on information that purports to be made by or on behalf of the Company other than that contained in or incorporated by reference in this information statement. The Company has not authorized anyone to provide information on behalf of the Company that is different from that contained in this information statement. This information statement is dated August 30, 2012. No assumption should be made that the information contained in this information statement is accurate as of any date other than that date, and the mailing of this information statement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, the Company will, where relevant and if required by applicable law, update such information through a supplement to this information statement.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

GENESEE & WYOMING INC.

JAGUAR ACQUISITION SUB INC.

AND

RAILAMERICA, INC.

DATED AS OF JULY 23, 2012

Article VIII

GENERAL PROVISIONS

Section 8.1	Nonsurvival of Representations and Warranties	A-46
Section 8.2	Notices	A-46
Section 8.3	Interpretation	A-46
Section 8.4	Counterparts	A-47
Section 8.5	Entire Agreement; No Third-Party Beneficiaries	A-47
Section 8.6	Governing Law	A-47
Section 8.7	Assignment	A-47
Section 8.8	Enforcement	A-47
Section 8.9	Consent to Jurisdiction; Venue	A-48
Section 8.10	Waiver of Trial by Jury	A-48
Section 8.11	Severability	A-48

Article IX

CERTAIN DEFINITIONS

ANNEX I

Index of Defined Terms

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (together with all annexes, letters, schedules and exhibits hereto, this “Agreement”), dated as of July 23, 2012, is by and among Genesee & Wyoming Inc., a Delaware corporation (“Parent”), Jaguar Acquisition Sub Inc., a Delaware corporation and a wholly owned direct subsidiary of Parent (“Merger Sub”), and RailAmerica, Inc., a Delaware corporation (the “Company”).

RECITALS

A. The Board of Directors of the Company (the “Company Board of Directors”) has (i) determined that this Agreement, the merger (the “Merger”) of Merger Sub with and into the Company pursuant to the Delaware General Corporation Law (the “DGCL”) upon the terms and subject to the conditions set forth in this Agreement and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of the Company and its stockholders (the “Company Stockholders”) and (ii) adopted resolutions adopting and approving this Agreement and the transactions contemplated hereby, including the Merger, declaring its advisability and recommending the adoption and approval by the Company Stockholders of this Agreement and the Merger and the other transactions contemplated hereby.

B. The Board of Directors of Merger Sub has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of Merger Sub and its sole stockholder and (ii) adopted resolutions adopting and approving this Agreement and the transactions contemplated hereby, including the Merger and declaring its advisability. The sole stockholder of Merger Sub has adopted this Agreement.

C. The Board of Directors of Parent, and Parent, as the sole stockholder of Merger Sub, in each case has approved this Agreement and the Merger and the other transactions contemplated hereby.

D. As an inducement to Parent’s willingness to enter into this Agreement, Parent and RR Acquisition Holding LLC are entering into a Voting Agreement, dated as of the date of this Agreement, in respect of the issued and outstanding shares of Company Common Stock beneficially owned by such stockholder of the Company (the “Voting Agreement”).

E. Certain capitalized terms used in this Agreement are defined in Article IX, and Annex I includes an index of all capitalized terms used in this Agreement.

AGREEMENT

In consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation under the Laws of the State of Delaware.

(b) The Merger shall have the effects set forth in Section 259 of the DGCL and other applicable Law. Accordingly, from and after the Effective Time, the Surviving Corporation shall have all the properties, rights, privileges, powers, interests and franchises and shall be subject to all restrictions, disabilities, debts, duties and Liabilities of the Company and Merger Sub.

Section 1.2 Closing. Subject to the terms and conditions of this Agreement, the Closing will take place at 10:00 a.m., local time, on the date that is the second Business Day after the satisfaction or waiver of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) set forth in Article VI (the “Closing Date”), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036, unless another time, date or place is agreed to in writing by the parties. Notwithstanding the immediately preceding sentence, unless another time, date or place is agreed to in writing by the parties, if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), then the Closing shall occur instead on the date following the satisfaction or waiver of such conditions that is the earlier to occur of (a) any Business Day before or during the Marketing Period as may be specified by Parent on no less than two (2) Business Days’ prior notice to the Company and (b) the Business Day following the final day of the Marketing Period.

Section 1.3 Effective Time; Effect of the Merger. On the Closing Date and subject to the terms and conditions hereof, the Certificate of Merger shall be filed with the Delaware Secretary. The Merger shall become effective at the Effective Time. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL.

Section 1.4 Conversion of the Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Except as provided in Section 1.4(b), each share of common stock, par value $0.01 per share of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (the “Shares”) (excluding Appraisal Shares) shall be canceled and shall be converted automatically into the right to receive, in cash without interest, $27.50 (the “Merger Consideration”), upon surrender of the Certificate and/or Letter of Transmittal representing such Shares as provided in Article II. All Shares, when so converted, shall no longer be outstanding and shall automatically be retired and shall cease to exist, and each holder of a Certificate representing Shares or Book-Entry Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration into which such Shares have been converted, as provided herein.

(b) Each Share that is owned by the Company as treasury stock and each Share owned by Parent, Merger Sub or any other Subsidiary of Parent immediately prior to the Effective Time shall be canceled and retired and cease to exist and no payment or distribution shall be made with respect thereto. Each Share owned by any wholly owned Subsidiary of the Company immediately prior to the Effective Time shall remain outstanding following the Effective Time and no Merger Consideration shall be payable with respect thereto.

(c) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 1.5 Organizational Documents.

(a) At the Effective Time, pursuant to the Merger, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, except that, at the Effective Time, Article I of such certificate of incorporation shall be amended to provide that the corporate name of the Surviving Corporation is “RailAmerica, Inc.” Thereafter, the certificate of incorporation of the Surviving Corporation may be amended in accordance with its terms and as provided by Law.

(b) At the Effective Time, pursuant to the Merger, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, except that, at the Effective Time, Article I of such bylaws shall be amended to provide that the corporate name of the Surviving Corporation is “RailAmerica, Inc.” Thereafter, the bylaws of the Surviving Corporation may be amended in accordance with their terms and the certificate of incorporation of the Surviving Corporation and as provided by Law.

Section 1.6 Directors and Officers of the Surviving Corporation. At the Effective Time, the directors of Merger Sub shall continue in office as the directors of the Surviving Corporation and the officers of the Company shall continue in office as the officers of the Surviving Corporation, and such directors and officers shall hold office until successors are duly elected or appointed and qualified in accordance with and subject to applicable Law and the certificate of incorporation and bylaws of the Surviving Corporation.

Section 1.7 Restricted Shares.

(a) Each share of restricted stock outstanding immediately prior to the Effective Time that is not then vested under any Company Equity Plan, agreement or arrangement of the Company, or otherwise (each, a “Company Restricted Share”), shall, as of the Effective Time, be converted into a comparable award in respect of Parent Common Stock (each, a “Parent Restricted Share”), and each such Parent Restricted Share shall continue to have and be subject to the same terms and conditions, including vesting and forfeiture provisions governing the corresponding Company Restricted Share (as such provisions exist immediately prior to the Effective Time and giving effect to any applicable “change in control” provisions) immediately prior to the Effective Time. At the Effective Time, each holder of Company Restricted Shares shall be entitled to receive that number of Parent Restricted Shares obtained by multiplying (a) the aggregate number of Company Restricted Shares held by each such individual immediately prior to the Effective Time by (b) the Conversion Ratio, rounded down to the nearest whole share of Parent Common Stock subject to a Parent Restricted Share. The “Conversion Ratio” shall be equal to the quotient of (a) the Merger Consideration and (b) the average of the closing prices of a share of Parent Common Stock as reported on the New York Stock Exchange during the ten (10) trading days preceding the Closing Date.

(b) Notwithstanding Section 1.7(a), with respect to each Company Restricted Share that vests on or prior to the Closing Date (each, a “Vested Share Award”), at the Effective Time, each such Vested Share Award shall be canceled and shall be converted automatically into the right to receive the Merger Consideration (in lieu of any right to receive Parent Restricted Shares), less any required withholdings. As of the Effective Time, each holder of Vested Share Awards shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(c) Parent shall prepare and file with the SEC a registration statement on Form S-8 (or shall otherwise maintain the effectiveness of an existing registration statement on Form S-8 previously filed by Parent) with respect to the shares of Parent Common Stock issuable upon vesting of the Parent Restricted Shares promptly following the Effective Time and Parent shall exercise reasonable best efforts to maintain the effectiveness of such registration statement for so long as such Parent Restricted Shares remain outstanding. The Company and its counsel shall reasonably cooperate with and assist Parent in the preparation of such registration statement, if applicable.

Section 1.8 Restricted Share Units.

(a) Each restricted share unit outstanding immediately prior to the Effective Time under any Company Equity Plan, agreement or arrangement of the Company, or otherwise (each, a “Company Restricted Share Unit” or a “Company RSU”), shall, as of the Effective Time, be converted into a comparable award in respect of Parent Common Stock (each, a “Parent Restricted Share Unit” or a “Parent RSU”), and each such Parent Restricted Share Unit shall continue to have and be subject to the same terms and conditions, including vesting, forfeiture and payment provisions governing the corresponding Company Restricted Share Unit (as such provisions exist immediately prior to the Effective Time and giving effect to any applicable “change in control” provisions) immediately prior to the Effective Time. At the Effective Time, each holder of Company RSUs shall be entitled to that number of Parent RSUs obtained by multiplying (a) the aggregate number of Company RSUs held by each such individual immediately prior to the Effective Time by (b) the Conversion Ratio, rounded down to the nearest whole share of Parent Common Stock subject to a Parent RSU.

(b) Notwithstanding Section 1.8(a), with respect to each Company Restricted Share Unit that vests on or prior to the Closing Date (each, a “Vested RSU”), at the Effective Time, each such Vested RSU shall be canceled and shall be converted automatically into the right to receive the Merger Consideration (in lieu of any right to receive Parent RSUs), less any required withholdings. As of the Effective Time, each holder of Vested RSUs shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(c) Parent shall prepare and file with the SEC a registration statement on Form S-8 (or shall otherwise maintain the effectiveness of an existing registration statement on Form S-8 previously filed by Parent) with respect to the shares of Parent Common Stock issuable upon vesting of the Parent Restricted Share Units promptly following the Effective Time and Parent shall exercise reasonable best efforts to maintain the effectiveness of such registration statement for so long as such Parent Restricted Share Units remain outstanding. The Company and its counsel shall reasonably cooperate with and assist Parent in the preparation of such registration statement, if applicable.

Section 1.9 Appraisal Shares. Notwithstanding anything in this Agreement to the contrary, any Appraisal Shares shall not be converted into the right to receive the Merger Consideration as provided in Section 1.4(a), but instead holders of Appraisal Shares shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 1.4(a), without interest. At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except such rights provided in the preceding two sentences. The Company shall serve prompt notice to Parent of any demands for appraisal of any of the Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), or as otherwise required under the DGCL, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

Section 1.10 Adjustments to Prevent Dilution. Subject to the restrictions contained in Section 5.1, in the event that the Company changes the number of Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be proportionately adjusted to reflect such change.

ARTICLE II

EXCHANGE OF CERTIFICATES

Section 2.1 Paying Agent. Prior to the Effective Time, Parent shall appoint the Paying Agent to act as paying agent for the payment of the Merger Consideration upon surrender of the Certificates pursuant to this Article II, in the case of certificated Shares, and automatically, in the case of Book-Entry Shares. Immediately following the Effective Time, Parent shall deposit with the Paying Agent cash in the aggregate amount required to pay the Merger Consideration in respect of the Shares pursuant to Section 1.4 (such cash amount being referred to herein as the “Exchange Fund”). The Exchange Fund shall be used solely for purposes of paying the Merger Consideration in accordance with this Article II and shall not be used to satisfy any other obligation of the Company or any of its Subsidiaries. Pending distribution of the Exchange Fund in accordance with this Article II, Parent may direct the Paying Agent to invest such cash, provided that such investments (i) shall be obligations of or guaranteed by the United States of America, commercial paper obligations receiving the highest rating from either Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, or certificates of deposit, bank repurchase agreements or bankers acceptances of domestic commercial banks with capital exceeding $500,000,000 (collectively “Permitted Investments”) or money market funds that are invested solely in Permitted Investments and (ii) shall have maturities that will not prevent or delay payments to be made pursuant to this Article II. Any income from investment of the Exchange Fund will be payable solely to Parent (or its designee).

Section 2.2 Exchange Procedures.

(a) As soon as practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate or Certificates that, immediately prior to the Effective Time, represented outstanding Shares subsequently converted into the right to receive the Merger Consideration, as set forth in Section 1.4: (i) a letter of transmittal (a “Letter of Transmittal”) that (A) shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates to the Paying Agent (or an affidavit of loss in lieu thereof, together with any bond or indemnity agreement, as contemplated by Section 2.6) and (B) shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify; and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable Merger Consideration.

(b) Upon surrender of a Certificate for cancellation to the Paying Agent, together with a Letter of Transmittal, duly completed and executed, and any other documents reasonably required by the Paying Agent or the Surviving Corporation, (i) the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the applicable amount of cash that such holder has the right to receive pursuant to Section 1.4 and (ii) the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon surrender of the Certificates. Until surrendered as contemplated by this Section 2.2, each such Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration.

(c) Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate but may, if required by the Paying Agent, be required to deliver an executed Letter of Transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II. Each holder of record of one or more Book-Entry Shares whose Shares were converted into the right to receive the Merger Consideration shall automatically upon the Effective Time or following the Paying Agent’s receipt of the applicable Letter of Transmittal (or, at any later time at which such Book-Entry Shares shall be so converted) be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as practicable after such time, the Merger Consideration to which such holder is entitled pursuant to receive this Article II.

(d) In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the appropriate amount of the Merger Consideration may be paid to a transferee if the Certificate representing such Shares is presented to the Paying Agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer and to evidence that any applicable Taxes have been paid.

Section 2.3 No Further Ownership Rights. All Merger Consideration paid upon the surrender for exchange of the Certificates or Book-Entry Shares representing Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares and, after the Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II, subject to applicable Law in the case of Appraisal Shares.

Section 2.4 Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) that remains undistributed to the former Company Stockholders on the date 12 months after the Effective Time shall be delivered to Parent (or its designee) upon demand, and any former holder of Shares who has not theretofore received any applicable Merger Consideration to which such Company Stockholder is entitled under this Article II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for payment of claims with respect thereto and only as a general creditor thereof.

Section 2.5 No Liability. None of Parent, the Surviving Corporation or Merger Sub shall be liable to any holder of Shares for any part of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such Shares two years after the Effective Time or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by applicable Law or Order, become the property of Parent (or its designee) free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

Section 2.6 Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by and at the discretion of Parent or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent or the Surviving Corporation may direct, or the execution and delivery by such Person of an indemnity agreement in such form as Parent or the Surviving Corporation may direct, in each case as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the appropriate amount of the Merger Consideration.

Section 2.7 Withholding of Tax. Notwithstanding anything to the contrary in this Agreement, Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any holder of Shares, Appraisal Shares, Restricted Shares or Restricted Share Units, such amounts as Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent, the Surviving Corporation, any Affiliate thereof, or the Paying Agent, such withheld amounts shall be (a) paid over to the applicable Governmental Entity in accordance with applicable Law or Order and (b) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, the Surviving Corporation, any Affiliate thereof, or the Paying Agent, as the case may be.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (i) disclosed in any report, schedule, form, statement or other document filed with, or furnished to, the SEC by the Company since January 1, 2011 and publicly available prior to the date of this Agreement (collectively, the “Filed SEC Documents”) (excluding, in each case, any disclosure set forth in any risk factor section, in any section relating to forward looking statements and any other disclosures included therein, to the extent that they are cautionary, predictive or forward-looking) (it being acknowledged that clause (i) shall not apply to Sections 3.3(a), 3.3(b), 3.8(a), 3.8(b) and 3.9(b)(ii)) or (ii) as set forth in the Company Disclosure Letter delivered by the Company to Parent concurrently with the execution of this Agreement (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other Section or subsection), the Company represents and warrants to each of the other parties hereto as follows:

Section 3.1 Organization and Good Standing; Charter Documents.

(a) Each of the Company and its Subsidiaries (i) is a corporation or other legal entity, duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation, except where any failure of any such Subsidiary to be so organized, existing or in good standing has not had and would not reasonably be expected to have a Company Material Adverse Effect, (ii) has full corporate or similar power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted, except where any failure to have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) The copies of the Company Certificate of Incorporation and Company Bylaws that are incorporated by reference into the Company 10-K are complete and correct copies thereof as in effect on the date hereof. The Company is not in violation of any of the provisions of the Company Certificate of Incorporation or the Company Bylaws and will not be in violation of any of the provisions of the Company Certificate of Incorporation or Company Bylaws, as such Company Certificate of Incorporation and Company Bylaws may be amended (subject to Section 5.1) between the date hereof and the Closing Date.

(c) The Company has heretofore furnished or otherwise made available to Parent a complete and correct copy of the organizational or governing documents of each Significant Subsidiary and any other Subsidiary of the Company not wholly-owned by the Company (or a Subsidiary of the Company), and such organizational or governing documents for each Significant Subsidiary of the Company (and each such other Subsidiary) are in full force and effect. The Significant Subsidiaries (and such other Subsidiaries) are not in violation of any provisions of such organizational or governing documents, except where such failure would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.2 Authority for Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action (including the approval of the Company Board of Directors) and no other corporate proceedings on the part of the Company, and no other votes or approvals of any class or series of capital stock of the Company, are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby (other than, with respect to the consummation of the Merger and the adoption of this Agreement, the Company Required Vote). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited against the Company by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing, or remedies in general, as from time to time in effect, or (ii) the exercise by courts of equity powers.

Section 3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 400,000,000 shares of Company Common Stock and 100,000,000 shares of preferred stock. As of July 20, 2012 (the “Measurement Date”), 50,394,437 shares of Company Common Stock are issued and outstanding, no shares of preferred stock are issued and outstanding and no shares of Company Common Stock or preferred stock are held in the Company’s treasury or held by a Subsidiary of the Company. All outstanding Shares are, and any additional shares of Company Common Stock issued by the Company after the date hereof and prior to the Effective Time will be, duly authorized and validly issued, fully paid and nonassessable, and not subject to any preemptive rights. Except as set forth in this Section 3.3(a) and for changes after the date hereof resulting from the vesting of awards described in Section 3.3(b) and granted pursuant to Company Equity Plans outstanding on the date hereof, there are no outstanding shares of capital stock of or other voting securities or ownership interests in the Company. From the Measurement Date until the date of this Agreement, no shares of Company Common Stock or preferred stock have been issued, other than those shares issuable upon exercise of outstanding awards granted pursuant to the Company Equity Plans.

(b) As of the date hereof (i) 472,503 Restricted Shares are outstanding pursuant to the Company Equity Plans, (ii) 423,708 Restricted Share Units are outstanding pursuant to the Company Equity Plans, each such Restricted Share Unit entitling the holder thereof to receive one share of Company Common Stock, and (iii) 2,842,688 shares of Company Common Stock are authorized and reserved for future issuance pursuant to the Company Equity Plans. Section 3.3(b) of the Company Disclosure Letter contains a complete and correct list (which shall be updated not later than five days prior to the Effective Time) of each outstanding award granted pursuant to the Company Equity Plans, including, as applicable, the holder, date of grant, vesting schedule and number of shares of Company Common Stock subject thereto. Except as set forth above in this Section 3.3(b), there are no Company Stock Rights.

(c) There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or Company Stock Rights or to pay any dividend or make any other distribution in respect thereof. There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of stock of the Company.

Section 3.4 Company Subsidiaries. A true and complete list of all the Subsidiaries of the Company is set forth in Exhibit 21.1 to the Company 10-K. The Company or one of its wholly-owned Subsidiaries is the owner of all outstanding shares of capital stock of each Subsidiary of the Company and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each Subsidiary of the Company are owned by the Company free and clear of all Encumbrances. There are no outstanding Subsidiary Stock Rights. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of any Subsidiary of the Company or any Subsidiary Stock Rights or to pay any dividend or make any other distribution in respect thereof. Except for the capital stock of its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other equity or voting interests of any Person.

Section 3.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger (subject to the approval of this Agreement by the Company Required Vote) and the other transactions contemplated by this Agreement will not, (i) conflict with or violate any provision of the Company Certificate of Incorporation or Company Bylaws, or the equivalent charter documents of any Subsidiary of the Company, (ii) assuming that all consents, approvals and authorizations contemplated by Section 3.5(b) below have been obtained, and all filings described therein have been made, conflict with or violate any Law or Order applicable to the Company or its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, (iii) require any consent or other action by any Person under, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations under, result in the loss of any right or benefit to which the Company or any of its Subsidiaries is entitled under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation or authorization to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, is bound or affected or (iv) result (immediately or with notice or lapse of time or both) in the creation of an Encumbrance on any property or asset of the Company or its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) above for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated by this Agreement will not, require any action, consent, approval, authorization or permit of, or filing with or notification to, or registration or qualification with, any Governmental Entity, except for applicable requirements, if any, of the Securities Act, the Exchange Act, the New York Stock Exchange, state securities laws or “blue sky” laws, the HSR Act, the Investment Canada Act, the Competition Act (Canada), Canadian provincial railway regulators, the STB, and filing and recordation of the Certificate of Merger, as required by the DGCL, the Federal Communications Commission and such other consents, approvals, authorizations, permits, filings and notifications that would not reasonably be expected have a Company Material Adverse Effect.

Section 3.6 Compliance. The Company and its Subsidiaries hold all Company Permits and are in compliance with the terms of such Company Permits, except where the failure to hold or be in compliance with such Company Permits would not reasonably be expected to have a Company Material Adverse Effect. The business of the Company and its Subsidiaries has not since January 1, 2011 and is not being conducted in violation of any Law or Order, except for violations that would not reasonably be expected to have a Company Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries or their respective businesses is pending or, to the Knowledge of the Company, threatened and, to the Knowledge of the Company, no basis exists for any such investigation or review that reasonably would be expected to have a Company Material Adverse Effect.

Section 3.7 Litigation.

(a) There is no claim, suit, action, proceeding, administrative charge, investigation or arbitration (or, to the Knowledge of the Company, any basis therefor) pending, or any accident or incident that is likely to give rise to any of the aforementioned, or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or their respective directors, officers or employees in their capacities as such, or, to the Knowledge of the Company, any other Person for whom the Company or any of its Subsidiaries may be liable, which, if determined adversely, would reasonably be expected to have a Company Material Adverse Effect.

(b) There are no Orders, solely or in the aggregate, outstanding against the Company or any of its Subsidiaries or their respective businesses, assets or properties that would reasonably be expected to have a Company Material Adverse Effect.

Section 3.8 Company Reports; Financial Statements.

(a) The Company has timely filed all Company Reports required to be filed with the SEC. Each Company Report has complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable, each as in effect on the date so filed. None of the Company Reports (including any financial statements or schedules included or incorporated by reference therein) contained when filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted or omits or will omit, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading. As of the date hereof, there are no material outstanding or unresolved comments received by the Company from the SEC with respect to any Company Reports. None of the Subsidiaries is required to file any form, report or other document with the SEC.

(b) The Company has made available (including via the SEC’s EDGAR system, as applicable) to Parent all of the Company Financial Statements. All of the Company Financial Statements comply, as of their respective dates of filing with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated results of its operations, changes in shareholders equity and cash flows for the periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments consistent with GAAP).

(c) There are no Liabilities of the Company or any of its Subsidiaries that, if known, would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (or in the notes thereto), other than (i) Liabilities disclosed and provided for in the Company Balance Sheet or in the notes thereto or in the Company’s consolidated balance sheet as at March 31, 2012 (or the notes thereto) included in the Company’s 10-Q filed prior to the date of this Agreement for the fiscal quarter ended March 31, 2012, (ii) Liabilities incurred on behalf of the Company in connection with the transactions contemplated by this Agreement and (iii) Liabilities incurred in the ordinary course of business since March 31, 2012, none of which has had or reasonably would be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Since January 1, 2010, the Company has been and is in compliance in all material respects with (A) the applicable provisions of the Sarbanes Oxley Act of 2002 and the rules and regulations promulgated thereunder and (B) the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

(e) The Company has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to ensure that information required to be disclosed in the Company’s periodic reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the required time period and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Section 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, for the year ended December 31, 2011, and such assessment concluded that such controls were effective.

(f) The Company has disclosed to the Company’s auditors and the audit committee of the Company Board of Directors, based on its most recent evaluation prior to the date hereof, (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company has not received any credible and material complaints since January 1, 2010 regarding accounting, internal accounting controls or auditing matters, including any such complaint regarding questionable accounting or auditing matters. Since January 1, 2010, none of the independent public accountants of the Company or any Subsidiary has resigned or been dismissed as independent public accountants of the Company or any Subsidiary as a result of or in connection with any disagreement with the Company or any Subsidiary on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Since January 1, 2010, neither the Company nor any of its Subsidiaries has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(g) As of the date hereof, the Company has not identified any material weaknesses in the design or operation of its internal controls over financial reporting.

Section 3.9 Absence of Certain Changes or Events.

(a) Since March 31, 2012, except as contemplated by, or as disclosed in, this Agreement, the Company and its Subsidiaries have conducted their businesses in the ordinary course consistent with past practice.

(b) There has not been (i) since March 31, 2012 and prior to the date of this Agreement, any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without the consent of Parent, would constitute a breach of Section 5.1(b) (other than subsections (iv), (viii) or (ix) thereof) or (ii) since December 31, 2011 any Effect that has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.10 Taxes.

(a) Except as would not, individually or in the aggregate, be reasonably expected to result in a Company Material Adverse Effect, since January 1, 2008 until the date of this Agreement, the Company and each of its Subsidiaries:

(i) have timely paid or caused to be paid all Taxes required to be paid by it, other than Taxes being contested in good faith by appropriate procedures; and

(ii) have filed or caused to be filed in a timely and proper manner (taking into account any extension of time within which to file) all Tax Returns required to be filed by such entities with the appropriate Governmental Entity in all jurisdictions in which Tax Returns are required to be filed, and all such Tax Returns are complete and correct in all material respects.

(b) The Company has made available to Parent complete and correct copies of all United States federal income Tax Returns and material federal and state Tax Returns filed by or on behalf of the Company or any of its Subsidiaries for all taxable periods beginning on or after December 31, 2008.

(c) There are no pending audits, assessments, disputes or claims with respect to any material Tax Returns of the Company or any of its Subsidiaries and no waivers of statutes of limitations in respect of material Taxes have been given or requested by the Company or any of its Subsidiaries that are currently outstanding.

(d) Except as would not, individually or in the aggregate, be reasonably expected to result in a Company Material Adverse Effect, no Encumbrances for Taxes have been filed against the Company or any of its Subsidiaries, except for Encumbrances for Taxes (i) not yet due and payable or (ii) being contested in good faith by appropriate procedures.

(e) Since December 31, 2008, no material unresolved deficiencies or additions to Taxes have been proposed, asserted, or assessed in writing against the Company or any of its Subsidiaries.

(f) Since December 31, 2008, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Entity in a jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(g) There are no agreements relating to the allocating or sharing of Taxes to which the Company or any of its Subsidiaries is a party.

(h) Since December 31, 2008, neither the Company nor any of its Subsidiaries has entered into any closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign law.

(i) Since December 31, 2009, neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.

(j) Since December 31, 2008, neither the Company nor any of its Subsidiaries (i) is or has ever been a member of an affiliated group (other than a group the common parent of which is the Company) filing a consolidated federal income Tax Return, or (ii) has any liability for Taxes of any person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of Law, or as a transferee or successor, by contract or otherwise.

(k) Since December 31, 2008, all material Taxes required to be withheld, collected or deposited by or with respect to the Company and each of its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and to the extent required, have been paid to the relevant Governmental Entity.

Section 3.11 Title to Properties.

(a) Section 3.11(a) of the Company Disclosure Letter sets forth (i) milepost summaries of the railroads owned by the Company or any of its Subsidiaries (“Owned Real Property”) or otherwise used by the Company or any of its Subsidiaries (“Other Real Property Interests”) and (ii) expiration dates with respect to all Other Real Property Interests.

(b) Except as has not had and reasonably would not be expected to have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Subsidiary of the Company has, with respect to each parcel of Owned Real Property, good and valid fee title, and, with respect to the Other Real Property Interests, a good and valid leasehold, easement, right of way, trackage rights, license or other interest or otherwise has a valid right of possession, use or access which is sufficient to permit such Persons to operate as railroads or conduct such business as is currently conducted or carried on without undue charge or expense, in each case free and clear of all Encumbrances, except for (i) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Encumbrances imposed by applicable Law arising or incurred in the ordinary course of business, (ii) Encumbrances for taxes, assessments and other governmental charges and levies that are not due and payable or that may thereafter be paid without interest or penalty, (iii) Encumbrances affecting the interest of the grantor of any easements benefiting any Owned Real Property which were not granted by or consented to by the Company or any of its Subsidiaries, (iv) Encumbrances that secure indebtedness under the Company’s existing credit agreement on the Owned Real Property, (v) Encumbrances, imperfections, minor defects or irregularities in title, easements, claims, liens, charges, security interests, rights-of-way, covenants, restrictions, rights-of-way, covenants, restrictions, reversionary interests, and other, similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as presently conducted, (vi) zoning, building and other similar codes and regulations, (vii) Encumbrances arising in the ordinary course of business under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (viii) other statutory liens securing payments not yet due, (ix) purchase money liens and liens securing rental payments under capital lease arrangements that secure or are related to indebtedness under the Company’s existing credit agreement and reflected on the Company’s 10-Q filed prior to the date of this Agreement for the fiscal quarter ended March 31, 2012, (x) mortgages, deeds of trust, security interests or other Encumbrances that secure or are related to indebtedness under the Company’s existing credit agreement and reflected on the Company’s 10-Q filed prior to the date of this Agreement for the fiscal quarter ended March 31, 2012 and (xi) any matters of public record or that would be disclosed by a current, accurate survey, a railroad valuation map or physical inspection of the assets to which they relate, provided any such matters would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as presently conducted (collectively, “Permitted Encumbrances”).

(c) Except as has not had, and would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received written notice of any condemnation proceeding or proposed action or agreement for taking in lieu of condemnation, nor is any such proceeding, action or agreement pending or, to the Company’s Knowledge, threatened in writing, with respect to any portion of any Owned Real Property or Other Real Property Interests.

(d) Each of the Company and its Subsidiaries has good title to, or a valid leasehold interest in, all of its tangible personal properties and assets, in each case free and clear of all Encumbrances, except for Encumbrances that secure indebtedness reflected in the Specified Company Reports and Encumbrances that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the tangible personal properties and assets to which they relate in the business of the Company and its Subsidiaries as presently conducted.

Section 3.12 Related Party Transactions. Since January 1, 2011, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any agreements, arrangements or understandings currently in effect (regardless of when entered into), or any currently proposed transactions, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, with any Person owning 5% or more of the Shares or any Affiliate of such Person or any director or officer of the Company or any of its Subsidiaries (or any relative thereof) (other than the Company Equity Plans or Benefit Plans) or that would otherwise be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 3.13 Employee Benefit Plans.

(a) Section 3.13(a) of the Company Disclosure Letter contains a true and complete list of (i) each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) (whether or not subject to ERISA) that the Company or any of its Subsidiaries sponsors, participates in, is a party or contributes to (or is required to contribute to), or with respect to which the Company or any of its Subsidiaries could reasonably be expected to have any liability; and (ii) each other employee benefit plan, program, policy or arrangement, whether written or oral, including any stock option, stock purchase, stock appreciation right, phantom stock or other stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement, pension, vacation, holiday, cafeteria, medical, life insurance, disability, retiree healthcare, retiree life insurance, deferred compensation, profit sharing, change in control, retention, unemployment, or severance compensation plan, program, policy or arrangement; and each employment, severance, change in control or consulting agreement, in each case, for any current or former employee or director, or other individual service provider (or for any dependent or beneficiary thereof), of the Company or any of its Subsidiaries (each such current or former employee, director, or other individual service provider, a “Company Employee”) that does not constitute an “employee benefit plan” (as defined in Section 3(3) of ERISA), that the Company or any of its Subsidiaries presently sponsors, participates in, is a party or contributes to (or is required to contribute to), or with respect to which the Company or any of its Subsidiaries could reasonably be expected to have any liability (whether or not material, each, a “Benefit Plan”). Each of the Benefit Plans that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code is hereinafter referred to in this Section 3.13 as a “Title IV Plan”. No Title IV Plan is a multiemployer plan as defined in Section 3(37) of ERISA.

(b) No Benefit Plan is a Foreign Benefit Plan. For purposes of this Agreement, a “Foreign Benefit Plan” means those Benefit Plans maintained, sponsored or contributed to primarily for the benefit of individuals providing services to the Company or its Subsidiaries outside of the jurisdiction of the United States (but excluding any plan, program or arrangement that is mandated by applicable Law or maintained by a Governmental Entity).

(c) With respect to each Benefit Plan, the Company has made available to Parent a true and complete copy of each Benefit Plan, including any amendments thereto, and a true and complete copy of the following items (in each case, only if applicable) (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed annual report on IRS Form 5500, (iv) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto, and (v) the most recently received IRS determination or opinion letter.

(d) Neither the Company nor any Person that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with the Company, in each case, as defined in Sections 414(b), (c), (m) or (o) of the Code (each, an “ERISA Affiliate”) maintains, contributes to, or sponsors (or has in the past six years maintained, contributed to, or sponsored) a multiemployer plan as defined in Section 3(37) of ERISA or any other Title IV Plan. No liability under Title IV or Section 302 of ERISA has been incurred by the Company, its Subsidiaries or any of its or their ERISA Affiliates that has not been satisfied in full, and no condition exists that presents a material risk to the Company, its Subsidiaries or its or their ERISA Affiliates of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due). With respect to each Title IV Plan set forth on Section 3.13(a) or (d) of the Company Disclosure Letter: (i) there has not been any failure to satisfy the minimum funding standards within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, and no such plan is in “at risk,” “endangered” or “critical” status within the meaning of Sections 430 and 432 of the Code; (ii) there has been no “reportable event” within the meaning of Section 4043 of ERISA and the regulations thereunder which has not been fully and accurately reported in a timely fashion, as required by applicable Law; and (iii) there has not been a partial termination.

(e) Each Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code. There are no pending, or to the Knowledge of the Company, threatened actions, suits, disputes or claims by or on behalf of any Benefit Plan, by any Company Employee or beneficiary covered under any such Benefit Plan, as applicable, or otherwise involving any such Benefit Plan (other than routine claims for benefits). Each Benefit Plan that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code is in documentary and operational compliance with Section 409A of the Code and all applicable IRS guidance thereunder so as to avoid any interest, penalty or Tax under Section 409A(a)(1) of the Code.

(f) With respect to each Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code, (i) each such Benefit Plan has been determined to be so qualified and has received a favorable determination or opinion letter from the Internal Revenue Service with respect to its qualification, (ii) the trusts maintained thereunder have been determined to be exempt from taxation under Section 501(a) of the Code, and (iii) no event has occurred that could reasonably be expected to result in disqualification or adversely affect such exemption.

(g) No Benefit Plan provides welfare benefits, including death or medical benefits (whether or not insured), beyond retirement or termination of service, other than coverage mandated solely by applicable Law. The aggregate unfunded liability of the Benefit Plans set forth on Section 3.13(g) of the Company Disclosure Letter does not exceed $5,000,000.

(h) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former director, employee, officer or individual independent contractor of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) result in the acceleration of the time of payment, vesting, or funding, or increase the amount of compensation due any such director, employee, officer or individual independent contractor.

(i) No amounts payable under the Benefit Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code as a result of the occurrence of the transactions contemplated by this Agreement, either alone or in combination with another event.

Section 3.14 Labor Relations.

(a) There is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries and, since January 1, 2010, there has not been any such action. Except as listed in Section 3.14(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries are party to any collective bargaining agreements or similar labor agreements. The Company and its Subsidiaries are, and have at all times been, in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act, the Railway Labor Act or other applicable Law. To the Knowledge of the Company, no Governmental Entity responsible for the enforcement of labor or employment Laws intends to conduct an investigation with respect to or relating to the Company and its Subsidiaries and no such investigation is in progress.

(b) Since January 1, 2011, the Company and its Subsidiaries have not effectuated (i) a “plant closing” as defined in the Worker Adjustment and Retraining Notification Act of 1988 (or similar state or local laws) (the “WARN Act”) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Subsidiary, or (ii) a “mass layoff” as defined in the WARN Act affecting any site of employment or facility of the Company or any of its Subsidiaries. Since January 1, 2010, neither the Company nor any of its Subsidiaries have been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any Law similar to the WARN Act.

Section 3.15 Intellectual Property. Section 3.15 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all patents, patent applications, trademarks, trademark applications, trade names, service marks, service mark applications, domain name registrations and registered copyrights and applications therefor (collectively, and together with unregistered intellectual property rights, “Intellectual

Property Rights”) that, in each case, are material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as presently conducted and, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Subsidiary of the Company owns, or is licensed or otherwise has the right to use, each such scheduled Intellectual Property Right. To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any Person, and no claims are pending or, to the Knowledge of the Company, threatened that the Company or any of its Subsidiaries is infringing the rights of any Person with regard to any Intellectual Property Right, except for such infringements, misappropriations, violations and claims which have not had and reasonably would not be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, as of the date of this Agreement, no Person is infringing the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property Right, in a manner that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.16 Insurance Policies. The Company and its Subsidiaries maintain insurance with reputable insurers for the business and assets of the Company and its Subsidiaries against all risks normally insured against, and in amounts normally carried by, corporations of similar size engaged in similar lines of business. Except as would not reasonably be expected to have a Company Material Adverse Effect, all insurance policies and bonds with respect to the business and assets of the Company and its Subsidiaries are in full force and effect and will be maintained by the Company and its Subsidiaries in full force and effect as they apply to any matter, action or event relating to the Company or its Subsidiaries occurring through the Effective Time, and the Company and its Subsidiaries have not reached or exceeded their policy limits for any insurance policies in effect at any time during the past five years.

Section 3.17 Brokers. No broker, finder or investment banker (other than the Company Financial Advisor, a true and complete copy of whose engagement letter has been furnished to Parent prior to the execution of this Agreement) is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, its Subsidiaries or any of their respective directors, officers or employees.

Section 3.18 Company Financial Advisor Opinion. The Company Financial Advisor has delivered to the Company Board of Directors its opinion to the effect that, as of the date of such opinion, the Merger Consideration to be received by the holders (other than Parent and its Affiliates) of shares of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders. A signed copy of the written opinion will be made available to Parent solely for informational purposes as soon as practicable after the date of this Agreement.

Section 3.19 Information Statements; Proxy Statement. The Information Statement or the Proxy Statement will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. The Information Statement or the Proxy Statement, at the date the Information Statement or the Proxy Statement is first mailed to the Company Stockholders, and (in the case of the Proxy Statement) at the time of the Company Stockholders Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to the Company or any of its Subsidiaries shall occur which is required to be described in the Information Statement or the Proxy Statement, such event shall be so described, and an amendment or supplement shall be filed with the SEC and, if required by law, disseminated to the Company Stockholders. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub for the express purpose of being included in any of the foregoing documents.

Section 3.20 Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the Knowledge of the Company, is threatened by any Governmental Entity or other Person relating to the Company or any Subsidiary and relating to or arising out of any Environmental Law or relating to Hazardous Substances; (ii) the Company and its Subsidiaries are in compliance with all Environmental Laws and all Environmental Permits necessary for the business of the Company; (iii) there are no Liabilities of the Company or any of its Subsidiaries arising under or relating to any Environmental Law or any Hazardous Substance not reflected in the Company Financial Statements and there is no condition, occurrence, situation or set of circumstances, including the release of any Hazardous Substance, that reasonably would be expected to result in or be the basis for any such Liabilities; (iv) neither the Company nor any of its Subsidiaries are obligated to conduct or pay for, and is not conducting or paying for, any response or corrective action under any Environmental Law at any location; and (v) neither the Company nor any of its Subsidiaries are party to any order, judgment or decree that imposes any obligations under any Environmental Law.

(b) To the Knowledge of the Company, there has been no environmental investigation, study, audit, test, review or other analysis conducted in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries that has not been made available to Parent.

Section 3.21 Anti-Takeover Provisions. Assuming the accuracy of the representations and warranties set forth in Section 4.9, the approval of the Company Board of Directors of this Agreement, the Merger and the other transactions contemplated by this Agreement represents all the action necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, the provisions of Section 203 of the DGCL to the extent, if any, such Section would otherwise be applicable to this Agreement, the Merger and the other transactions contemplated by this Agreement. No other state takeover statute applies to this Agreement, the Merger or the other transactions contemplated by this Agreement. The Company and the Company Board of Directors have taken all necessary action to ensure that any other similar anti-takeover provision under the Company Certificate of Incorporation and Company Bylaws are not applicable to, or will not otherwise become effective as a result of, the transactions contemplated by this Agreement.

Section 3.22 Contracts.

(a) Except for this Agreement and contracts filed as exhibits to the Filed SEC Documents and as set forth on Section 3.22 of the Company Disclosure Letter (each, a “Company Material Contract”), there are no (i) contracts that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K, (ii) leases with respect to real property that, individually, are material to the operation of the Company’s business (“Material Leases”) or (iii) contracts containing restrictions on the right of the Company or any of its Subsidiaries to engage in activities competitive with any Person or to solicit suppliers anywhere in the world, other than restrictions (A) pursuant to “paper barriers”, as such term is generally understood in the railroad industry, that are applicable to the Company or any of its Subsidiaries, (B) contained in any acquisition agreements or related documents relating to any railroads owned by the Company or any of its Subsidiaries, or (C) that are part of the terms and conditions of any “requirements” or similar agreement under which the Company or any of its Subsidiaries has agreed to procure goods or services exclusively from any Person (“Restrictive Agreements”).

(b) Each of such Company Material Contracts, Material Leases, Restrictive Agreements and Other Material Contracts is valid and binding on the Company or its Subsidiary party thereto and to the Knowledge of the Company, each other party thereto, and is in full force and effect. Neither the Company nor any of its Subsidiaries (A) is in violation or default under any Company Material Contract, Material Lease, Restrictive

Agreement or Other Material Contract or (B) has received notice of any asserted violation or default by the Company or its Subsidiary party thereto under any Company Material Contract, Material Lease, Restrictive Agreement or Other Material Contract, (iii) no event or condition exists which constitutes, or after notice or lapse of time or both would constitute, a default on the part of the Company or any of its Subsidiaries under any Company Material Contract, Material Lease, Restrictive Agreement or Other Material Contract and (iv) no other party to such Company Material Contract, Material Lease, Restrictive Agreement or Other Material Contract is, to the Knowledge of the Company, in default in any respect thereunder. Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received written notice from any other party to a Company Material Contract, Material Lease, Restrictive Agreement or Other Material Contract that such other party intends to terminate, not renew, or renegotiate in any material respects the terms of, any such Company Material Contract, Material Lease, Restrictive Agreement or Other Material Contract.

(c) The Company has furnished or otherwise made available to Parent true and complete copies of each Other Material Contract.

Section 3.23 Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held, has (A) approved this Agreement (including all terms and conditions set forth herein) and the transactions contemplated hereby, including the Merger, (B) determined that the Merger is advisable and that the terms of the Merger are fair to, and in the best interests of, the Company’s stockholders, and (C) resolved to recommend that the Company’s stockholders approve and adopt this Agreement and the Merger.

Section 3.24 No Other Representation or Warranty. Except for the representations and warranties expressly set forth in this Article III, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses or with respect to any other information provided to Parent, Merger Sub or their Representatives or Affiliates in connection with the transactions contemplated hereby. Neither the Company nor any other Person will have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent, Merger Sub or their respective Representatives or Affiliates, or Parent’s, Merger Sub’ or their Representatives’ or Affiliates’ use of, any such information, including any information, documents, projections, forecasts or any other material made available to Parent, Merger Sub or their Representatives or Affiliates in certain “data rooms” or management presentations in connection with Parent’s and Merger Sub’s consideration and review of the transactions contemplated hereby, unless any such information is included in a representation or warranty contained in this Article III. Except for the representations and warranties contained in Article IV below, the Company acknowledges that none of Parent, Merger Sub or any Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided or made available to the Company in connection with the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization and Good Standing. Each of Parent and Merger Sub, (i) is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation, except where any failure to be so organized, existing or in good standing would not reasonably be expected to have a Parent Material Adverse Effect, (ii) has full corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted, except where any failure to have such power or authority would not reasonably be expected to have a Parent Material Adverse Effect, and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.2 Authority for Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub, and no other votes or approvals of any class or series of capital stock of Parent or Merger Sub, are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except as enforcement thereof may be limited against Parent or Merger Sub by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing, or remedies in general, as from time to time in effect, or (ii) the exercise by courts of equity powers.

Section 4.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with or violate Parent’s certificate of incorporation or the Parent Bylaws, or the equivalent charter documents of Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by Section 4.3(b) below have been obtained, and all filings described therein have been made, conflict with or violate any Law or Order applicable to Parent or its Subsidiaries or by which any material property or asset of Parent or any of its Subsidiaries is bound or affected, (iii) require any consent or other action by any Person under, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations pursuant to, or result in the loss of any right or benefit to which Parent or any of its Subsidiaries is entitled under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries, or any material property or asset of Parent or any of its Subsidiaries, is bound or affected or (iv) result (immediately or with notice or lapse of time or both) in the creation of an Encumbrance on any material property or asset of Parent or its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) above for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or registration or qualification with, any Governmental Entity, except for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws or “blue sky” laws or the New York Stock Exchange, the HSR Act, the Investment Canada Act, the Competition Act (Canada), the STB, Canadian provincial railway regulators, the Federal Communications Commission and filing and recordation of the Certificate of Merger, as required by the DGCL and such other consents, approvals, authorizations, permits, filings and notifications that would not reasonably be expected have a Parent Material Adverse Effect.

Section 4.4 Litigation.

(a) There are no suits, actions or proceedings pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, including Merger Sub, that would reasonably be expected to have a Parent Material Adverse Effect.

(b) There is no Order outstanding against Parent or Merger Sub, or their respective businesses that would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.5 Financing. Parent has delivered to the Company true and complete fully executed copies of (A) the commitment letter, dated as of July 23, 2012, between Parent and Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Debt Financing Commitment”), pursuant to which and subject to the terms and conditions thereof each of the parties thereto (other than Parent) has agreed to lend the amounts set forth therein (the provision of such funds as set forth therein on the terms and conditions set forth therein, the “Debt Financing”) and (B) the investment agreement, dated as of July 23, 2012, between Parent and Carlyle Partners V, L.P. (the “Equity Financing Commitment”; and, together with the Debt Financing Commitment, the “Financing Commitments”), pursuant to which and subject to the terms and conditions thereof the party thereto (other than Parent) has agreed to invest the amounts set forth therein in the form of equity securities to be issued by Parent (the provision of such funds as set forth therein on the terms and conditions set forth therein, the “Equity Financing”; and, together with the Debt Financing, the “Financing”) for the purposes of permitting Parent and Merger Sub to consummate the Merger and the transactions contemplated hereby on a timely basis and to (i) effect, as required, the repayment or refinancing of any outstanding Indebtedness that may become due and payable as a result of the Merger, (ii) pay any and all fees and expenses required to be paid by Parent and Merger Sub in connection with the Merger and the Financing and (iii) satisfy all of the other payment obligations of Parent and Merger Sub contemplated hereunder. As of the date of this Agreement, the Financing Commitments, in the form so delivered, are in full force and effect and are legal, valid and binding obligations of Parent and Merger Sub and each of the other parties thereto. None of the Financing Commitments has been amended, supplemented or otherwise modified prior to the date of this Agreement, and the respective commitments contained in the Financing Commitments have not, prior to the date of this Agreement, been withdrawn or rescinded in any respect. As of the date of this Agreement, except for the payment of customary fees, there are no conditions precedent or other contingencies related to the funding of the full amounts of the Financing, other than as set forth in or contemplated by the Financing Commitments. Parent and Merger Sub have fully paid any and all commitment fees or other fees required by the Financing Commitments to be paid by them on or prior to the date of this Agreement. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub, and to the Knowledge of Parent, any other parties thereto, under the Financing Commitments. As of the date of this Agreement, neither Parent nor Merger Sub has any reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments will not be satisfied or that any portion of the Financing to be made thereunder will not otherwise be made available to Parent or Merger Sub on the Closing Date. Parent will provide to the Company any amendments to the Financing Commitments, as promptly as possible (but in any event within 48 hours of the effectiveness of such amendment).

Section 4.6 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub or any of their respective directors, officers or employees, for which the Company may become liable prior to the Effective Time.

Section 4.7 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and Merger Sub has, and immediately prior to the Effective Time will have, engaged in no business or incurred any liabilities or obligations other than in connection with the transactions contemplated by this Agreement.

Section 4.8 Ownership of Shares. Neither Parent nor any of its Subsidiaries, including Merger Sub, beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder), or will prior to the Closing Date beneficially own, any shares of Company Common Stock, or is a party, or will prior to the Closing Date become a party, to any contract, arrangement or understanding (other than this Agreement, the Financing Commitments (and any related definitive agreements) and the Transaction Documents) for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock.

Section 4.9 Information Statement; Proxy Statement. During the period three years prior to the date hereof (other than by reason of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby), neither Parent nor any of its Subsidiaries, including Merger Sub, was an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL. The information supplied by Parent for inclusion in the Information Statement or the Proxy Statement to be sent to the Company Stockholders including, if applicable, in connection with the Company Stockholders Meeting, at the date the Information Statement or the Proxy Statement is first mailed to the Company Stockholders, and (in the case of the Proxy Statement) at the time of the Company Stockholders Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company for the express purpose of being included in any of the foregoing documents.

Section 4.10 Solvency of the Surviving Corporation Following Merger. As of the Effective Time, assuming (i) satisfaction of the conditions to Parent’s obligation to consummate the Merger, or waiver of such conditions, (ii) the accuracy of the representations and warranties of the Company in this Agreement (without giving effect to any materiality or “Company Material Adverse Effect” qualifiers) and compliance by the Company with the covenants contained in this Agreement and (iii) any estimates, projections or forecasts of the Company and its Subsidiaries have been prepared in good faith based upon assumptions that were and continue to be reasonable, immediately after giving effect to the transactions contemplated by this Agreement, including consummation of the transactions contemplated by the Financing Commitments, payment of the aggregate Merger Consideration, repayment or refinancing of debt contemplated in this Agreement or by the Financing Commitments, and payment of all related fees and expenses, the Surviving Corporation will be Solvent. For the purposes of this Section 4.10, the term “Solvent”, when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, (i) “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 4.11 No Other Representation or Warranty. Except for the representations and warranties expressly set forth in this Article IV, neither Parent nor Merger Sub nor any other Person on behalf of Parent or Merger Sub makes any express or implied representation or warranty with respect to Parent, Merger Sub, or their respective Subsidiaries or their respective businesses or with respect to any other information provided to the Company or its Representatives or Affiliates in connection with the transactions contemplated hereby. Except for the representations and warranties contained in Article III above, as qualified by the Company Disclosure Letter, or in any certificates delivered by the Company in connection with the Closing, each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided or made available to Parent or Merger Sub in connection with the transactions contemplated by this Agreement. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation, except with respect to fraud, to Parent, or Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in Article III above, as qualified by the Company Disclosure Letter, or in a certificate delivered by the Company in connection with the Closing.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business by the Company Pending the Merger.

(a) The Company covenants and agrees that between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing (and except as set forth in Section 5.1 of the Company Disclosure Letter or as otherwise expressly contemplated, permitted or required by this Agreement), the Company shall and shall cause each of its Subsidiaries to use commercially reasonable efforts to, (i) maintain its existence in good standing under applicable Law, (ii) subject to the restrictions and exceptions set forth in Section 5.1(b) or elsewhere in this Agreement, conduct its business and operations in the ordinary and usual course of business and in a manner consistent with prior practice (it being understood that the continuation of the process improvement initiatives set forth in Section 5.1 of the Company Disclosure Letter shall be considered to be in the ordinary and usual course of business), and (iii) preserve substantially intact its business organizations, to keep available the services of its current officers and employees and to preserve the current relationships of the Company and its Subsidiaries with customers, suppliers, distributors and other Persons with which the Company or any of its Subsidiaries has business relations that are material to the Company.

(b) Without limiting the foregoing, the Company covenants and agrees that between the date of this Agreement and the Effective Time, the Company shall not and shall cause each of its Subsidiaries not to (except as expressly contemplated, permitted or required by this Agreement, as set forth in the applicable subsection of Section 5.1(b) of the Company Disclosure Letter or with the prior written approval of Parent, such approval not to be unreasonably withheld or delayed):

(i) declare, set aside, make or pay any dividends or other distributions (whether in cash, stock or property) in respect of any of its or its Subsidiaries’ capital stock;

(ii) adjust, split, combine or reclassify any of its capital stock or that of its Subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or that of its Subsidiaries;

(iii) repurchase, redeem or otherwise acquire or offer to repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock, capital stock or interests in any of its Subsidiaries or any Company Stock Rights or Subsidiary Stock Rights (other than (A) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Equity Plans and (B) the acquisition by the Company of Company Common Stock in connection with the forfeiture of awards granted under Company Equity Plans);

(iv) issue, deliver or sell any shares of its capital stock, capital stock or interests in any of its Subsidiaries or Company Stock Rights or Subsidiary Stock Rights, other than the issuance of shares of Company Common Stock upon the settlement of Restricted Share Units or vesting of Restricted Shares outstanding as of the date of this Agreement in accordance with the terms thereof;

(v) amend or otherwise change the Company Certificate of Incorporation or Company Bylaws or equivalent organizational documents of the Company’s Subsidiaries (whether by merger, consolidation or otherwise);

(vi) (i) purchase an equity interest in any Person or any division or business thereof, (ii) purchase the assets of any Person or any division or business thereof if the aggregate amount of the consideration paid or transferred by the Company and its Subsidiaries in connection with such purchase of assets would reasonably be expected to exceed $3.5 million, except for the purchase of inventory or other assets (pursuant to existing contracts which have been made available to Parent prior to the date hereof) in the ordinary and usual course of business and in a manner consistent with prior practice, including in each such case any such action solely between or among the Company and its wholly-owned Subsidiaries;

(vii) sell, lease, license or otherwise dispose of any of its properties or assets (including capital stock of any Subsidiary of the Company) other than (A) sales or other dispositions of inventory or other assets (pursuant to existing contracts which have been made available to Parent prior to the date hereof) in the ordinary and usual course of business and in a manner consistent with past practice, (B) leases and subleases of Owned Real Property and real property leased by the Company or its Subsidiaries, in each case, in the ordinary and usual course of business and in a manner consistent with past practice, in each case, which are not material to the Company or its Subsidiaries, (C) sales or other dispositions of real estate not utilized in the operations of the Company or its Subsidiaries with a value that does not exceed $1 million individually or $3.5 million in the aggregate, (D) sales of obsolete or written off assets in the ordinary and usual course of business and in a manner consistent with past practice, (E) sales or other dispositions of assets utilized in the operations of the Company or its Subsidiaries the total value of which does not exceed $3.5 million in the aggregate or (F) as set forth in Section 5.1(b)(vii) of the Company Disclosure Letter;

(viii) pledge, encumber or otherwise subject to an Encumbrance (other than a Permitted Encumbrance) any of its shares of capital stock, Company Stock Rights, Subsidiary Stock Rights or properties or assets (including capital stock of any Subsidiary of the Company), other than pursuant to the Company’s existing credit facilities;

(ix) incur (or modify in any material respect) any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any such indebtedness or any debt securities of another Person, or enter into any “keep well” or other agreement to maintain any financial statement condition of another person (collectively, “Indebtedness”), other than (A) Indebtedness incurred in the ordinary and usual course of business and in a manner consistent with past practice under the Company’s existing credit facilities and any trade letters of credit not in excess of $2.5 million in the aggregate, (B) construction loans, performance and completion guaranties and surety obligations incurred in connection with development projects that are pending or contemplated on the date hereof and set forth on Section 5.1(b)(ix) of the Company Disclosure Letter and not in excess of $2.5 million in the aggregate;

(x) make any loans or capital contributions to, or investments in, any Person, or enter into any swap or hedging transaction or other derivative agreement other than (in an amount not to exceed $2 million in the aggregate;

(xi) except for claims and litigation with respect to which an insurer (but neither the Company nor any of its Subsidiaries) has the right to control the decision to settle, settle any suit, action, arbitration, investigation, claim or litigation, in each case made or pending against the Company or any of its Subsidiaries, or any of their officers and directors in their capacities as such, other than the settlement of suits, actions, arbitrations, investigations, claims or litigations which, in any event (A) is solely for monetary damages for an amount not to exceed, for any such settlement individually, $2 million or $3 million in the aggregate or (B) would not be reasonably expected to prohibit or restrict the Company and its Subsidiaries from operating their business in substantially the same manner as operated on the date of this Agreement;

(xii) cancel any material Indebtedness or waive any claims or rights of substantial value;

(xiii) change its Tax accounting methods, principles or practices, except as required by GAAP or applicable Laws;

(xiv) grant any increases in the compensation of any of its directors, executive officers or employees, except for increases in the compensation of non-executive-officer employees in the ordinary course of business consistent with past practice and which would not increase such Person’s compensation in excess of 4% over such Person’s prior year compensation;

(xv) except as required by this Agreement or as required by applicable Law (i) grant or increase any severance, change in control, termination or similar compensation or benefits payable to any director, executive officer, employee or individual independent contractor, (ii) accelerate the time of payment or vesting of, the lapsing of restrictions or waiving of performance conditions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any Benefit Plan, or (iii) enter into, terminate or materially amend any Benefit Plan (or any plan, program, agreement, or arrangement that would constitute a Benefit Plan if in effect on the date hereof);

(xvi) hire any person to be employed by the Company or any Subsidiary or terminate the employment of any employee of the Company or any Subsidiary, other than the hiring or firing of any non-executive-officer employees in the ordinary course of business consistent with past practice;

(xvii) make or change any material Tax election, settle or compromise any material Tax Liability, fail to file any material Tax Return when due, enter any closing agreement, file any materially amended material Tax Return or surrender any right to claim a material Tax refund, offset or other reduction in Tax Liability, except as required by applicable Law;

(xviii) (A) enter into any agreement or arrangement that limits or otherwise restricts in any material respect the Company, any of its Subsidiaries or any of their respective Affiliates or any successor thereto or that would reasonably be expected to, after the Effective Time, limit or restrict in any material respect the Company, any of its Subsidiaries, the Surviving Corporation, Parent or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person, (B) modify or amend on terms materially adverse to the Company or any of its Subsidiaries or terminate any other Company Material Contract, Material Lease, Restrictive Agreement or Other Material Contract, or enter into any contract which if entered into prior to the date hereof would be a Company Material Contract, Material Lease, Restrictive Agreement or Other Material Contract or (C) enter into, amend in any respect, modify in any respect or terminate or engage in any transactions with any executive officer or director of the Company, any Person owning 5% or more of the Shares or any relative or Affiliate of any such Person;

(xix) change the Company’s methods or principles of accounting, except as required by concurrent changes in GAAP or Regulation S-X under the Exchange Act (or regulatory requirements with respect thereto) or the Company’s independent accountants;

(xx) take any action that would reasonably be expected to make any representation or warranty of the Company hereunder, or omit to take any action reasonably necessary to prevent any representation or warranty of the Company hereunder from being, inaccurate in any respect at, or as of any time before, the Effective Time; or

(xxi) make or authorize any capital expenditures, other than capital expenditures up to an aggregate amount not greater than the amount set forth on Section 5.1(b)(xxi) of the Company Disclosure Letter and otherwise consistent with the budget provided to Parent prior to the date hereof;

(xxii) enter into any new line of business;

(xxiii) fail to use reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;

(xxiv) except for this Agreement, adopt or enter into any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(xxv) except as required by Law, enter into any collective bargaining agreement, or renew, extend or renegotiate any existing collective bargaining agreement, in each case, if such renewal, extension or renegotiation would or would reasonably be expected to increase the Company’s annual expenditures with respect to such collective bargaining agreement by more than 3% over the prior year’s expenditures with respect to such collective bargaining agreement;

(xxvi) reorganize, restructure or combine any railroads or railroad operations if any such action would result in the Company or any of its Subsidiaries being classified as a Class II railroad by the STB;

(xxvii) enter into any agreement, arrangement, understanding or transaction that is not on an arm’s length basis; and

(xxviii) authorize, commit or agree to take any of the actions described in this Section 5.1(b).

Section 5.2 Access to Information and Employees; Confidentiality.

(a) From the date hereof to the Effective Time, the Company shall, and shall cause the Representatives of the Company to, (i) afford the Representatives and Financing sources of Parent and Merger Sub, upon not less than two days’ prior written notice, which shall be directed to the Company’s General Counsel, reasonable access during normal business hours to the officers, employees, agents (including outside accountants), properties, offices and other facilities, books and records of the Company and its Subsidiaries and (ii) furnish to Parent and its Representatives such financial and operating data and other information as such Persons may reasonably request subject, however, to Antitrust Laws. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be obligated to provide any such access or information to the extent that doing so (i) would be reasonably likely to cause a waiver of an attorney-client privilege or loss of attorney work product protection, (ii) would constitute a violation of any applicable Law or (iii) would violate any agreement in effect on the date hereof with a third-party to which the Company or any of its Subsidiaries is a party (it being agreed that the parties shall use their reasonable best efforts to cause such access or information to be provided in a manner that does not cause such waiver, loss or violation including by making substitute arrangements). Neither Parent nor any of its Representatives shall be permitted to perform any onsite procedure (including any intrusive onsite environmental investigation), other than ordinary course operational visits for integration planning, with respect to any property of the Company or any of its Subsidiaries without the Company’s consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) Except for disclosures expressly permitted by the terms of the Confidentiality Agreement, Parent and Merger Sub shall hold, and shall cause their respective officers, employees, accountants, counsel, financial advisors and other Representatives to hold, all information received, directly or indirectly, from the Company or its Representatives in confidence in accordance with the Confidentiality Agreement , which Confidentiality Agreement shall remain in full force and effect in accordance with its terms; provided, however, that the “standstill” provisions and any use restrictions or other similar limitations set forth therein shall be inapplicable with respect to any of the transactions contemplated by this Agreement or any proposal, negotiations or actions by or on behalf of Parent related to this Agreement and the transactions contemplated hereby (including in response to a notice pursuant to Section 5.6); provided, further, that the definition of “Permitted Financing Sources” therein shall be amended to read “the Financing sources under the Financing Commitments and any other potential or actual debt or equity financing sources”.

(c) No investigation pursuant to this Section 5.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 5.3 Best Efforts to Consummate Merger; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) obtaining all necessary, proper or advisable actions or non-actions, waivers, consents, qualifications and approvals from Governmental Entities and making all necessary, proper or advisable registrations, filings and notices and taking all steps as may be necessary to obtain an approval, waiver or exemption from any Governmental Entity (including under, if applicable, the HSR Act, the Investment Canada Act, the Competition Act (Canada) and from the STB); (ii) obtaining all necessary, proper or advisable consents, qualifications, approvals, waivers or exemptions from non-governmental Third Parties; and (iii) executing and delivering any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, the Transaction Documents.

(b) Without limiting the foregoing, (i) each of the Company, Parent and Merger Sub shall, if applicable, use its best efforts to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten Business Days of the date hereof and any other required submissions under the HSR Act which the Company or Parent determines should be made, in each case with respect to the Merger and the transactions contemplated hereby, and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable and (ii) Parent, Merger Sub and the Company shall cooperate with one another (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other federal, state or foreign Law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the Company’s business in connection with the consummation of the transactions contemplated by this Agreement, (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers, and (C) in keeping the other party reasonably informed, including by providing the other party with a copy of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Entity, of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby.

(c) Notwithstanding the foregoing, the Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.3 as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the Antitrust Law outside counsel of the recipient and will not be disclosed by outside counsel to employees, officers, directors or consultants of the recipient or any of its Affiliates unless express permission is obtained in advance from the source of the materials (the Company or Parent as the case may be) or its legal counsel. Each of the Company and Parent shall direct their respective Antitrust Law outside counsels to comply with this Section 5.3. Notwithstanding anything to the contrary in this Section 5.3, materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company and privileged communications.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.3, if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall use its best efforts to (i) resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or the other transactions contemplated hereby, and (ii) avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Termination Date), including (x) proposing, negotiating, committing to and effecting , by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or its Subsidiaries or Affiliates or of the Company or its Subsidiaries and (y) otherwise taking or committing to take actions that after the Closing Date would limit the freedom of Parent or its Subsidiaries’ (including the Surviving Corporation’s) freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ (including the Surviving Corporation’s) businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing or materially delaying the Closing.

(e) In addition to and without limiting the foregoing, each of Parent and the Company shall, as soon as possible but in any event within ten (10) Business Days of the date hereof, file with the STB the appropriate and necessary documentation for the approval or exemption, as the case may be, of the Merger and the transactions contemplated hereby. Parent also shall, as soon as possible but in any event within ten (10) Business Days of the date hereof, seek approval or authorization of the STB, through an exemption or notice of exemption, for a voting trust transaction pursuant to which shares of the Surviving Corporation shall be placed into an irrevocable voting trust as of the Effective Time pending receipt of final STB approval or exemption, as the case may be, with respect to the transactions contemplated hereby. Parent shall bear its own costs for the preparation of such filings and responding to any inquiries or information requests, if applicable, and Parent shall be responsible for the payment of any applicable filing fees. Parent, Merger Sub and the Company shall cooperate with one another (A) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such approval or exemption, and (B) in keeping the other party reasonably informed of the status of any communications with, and any inquiries or requests for additional information from, the STB, regarding any of the transactions contemplated hereby. Subject to Section 5.3(c), Parent and the Company shall permit the Company and Parent, respectively, to review prior to filing, all documents proposed by Parent or Merger Sub or the Company, respectively, to be filed with the STB, any other Governmental Entity or any court to secure approval or exemption of the transactions contemplated hereby.

(f) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) against Parent, Merger Sub or the Company or any of their respective directors or officers by a Governmental Entity challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent, Merger Sub and the Company shall cooperate fully with each other, and use its respective best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(g) The Company shall promptly notify Parent of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement and (iii) any actions, suits, claims, litigations, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or the Company Board of Directors, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement, or that relate to this Agreement or the transactions contemplated by this Agreement and the Company shall reasonably consult with Parent with respect to (and allow Parent to participate in) the defense or settlement of any such action, suit, claim, litigation, investigation or proceeding, and no settlement thereof shall be agreed to without Parent’s prior written consent.

Section 5.4 Stockholders’ Written Consent; Information Statement; Proxy Statement.

(a) Immediately following the execution and delivery of this Agreement by the parties hereto, the Company shall, in accordance with the DGCL, take all action necessary to seek and obtain the Company Required Vote by irrevocable written consent of RR Acquisition Holding LLC in the form attached as Exhibit A hereto (the “Stockholders’ Written Consent”). As soon as practicable after receipt of the Stockholders’ Written Consent, the Company will provide Parent with a facsimile copy of such Stockholders’ Written Consent, certified as true and complete by an executive officer of the Company. If such Stockholders’ Written Consent is not delivered to the Company and Parent within eight (8) hours after the execution of this Agreement (the “Written Consent Delivery Period”), Parent shall have the right to terminate this Agreement as set forth in Section 7.1(j). In connection with the Stockholders’ Written Consent, the Company shall take all actions necessary to comply, and shall comply in all respects, with the DGCL, including Section 228 and Section 262 thereof, its Certificate of Incorporation and its Bylaws.

(b) As soon as practicable after execution of this Agreement, the Company shall, in consultation with Parent, prepare, and the Company shall file with the SEC an information statement of the type contemplated by Rule 14c-2 promulgated under the Exchange Act related to the Merger and this Agreement (such information statement, including any amendment or supplement thereto, the “Information Statement”). Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Information Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Information Statement. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Information Statement as promptly as reasonably practicable after receipt thereof and to have the Information Statement cleared by the staff of the SEC as promptly as reasonably practicable after such filing. If at any time any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Information Statement, so that the Information Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information promptly shall be filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Information Statement or for additional information and shall consult with Parent regarding, and supply Parent with copies of, all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Information Statement. Prior to filing or mailing any proposed amendment of or supplement to the Information Statement, the Company shall provide Parent a reasonable opportunity to review and comment on such document. Promptly after the Information Statement has been cleared by the SEC, the Company shall promptly file with the SEC the Information Statement in definitive form as contemplated by Rule 14c-2 promulgated under the Exchange Act substantially in the form previously cleared or filed with the SEC, as the case may be, and mail a copy of the Information Statement to its stockholders.

(c) In the event the Stockholders’ Written Consent is not obtained and Parent does not terminate this Agreement, in each case, as provided in Section 5.4(a), then as soon as practicable after the conclusion of the Written Consent Delivery Period, the Company shall, in consultation with Parent, prepare and file with the SEC, a proxy statement which shall (as amended or supplemented from time to time) constitute the Proxy Statement. Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Proxy Statement. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as reasonably practicable after receipt thereof and to have the Proxy Statement cleared by the staff of the SEC as promptly as reasonably practicable after such filing. As promptly as practicable after comments are received from the SEC thereon and after the furnishing by the Company and Parent of all information required to be contained therein, the Company shall, in consultation with Parent, prepare and the Company shall file any required amendments to the, and the definitive, Proxy Statement with the SEC. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall consult with Parent regarding, and supply Parent with copies of, all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. Prior to filing or mailing any proposed amendment of or supplement to the Proxy Statement, the Company shall provide Parent a reasonable opportunity to review and comment on such document. If at any time prior to the Company Stockholders Meeting any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information promptly shall be filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. The Company shall use reasonable efforts to have the Proxy Statement cleared by the SEC and shall thereafter mail to the Company Stockholders as promptly as possible the Proxy Statement and all other proxy materials for the Company Stockholders Meeting.

(d) The Company and Parent shall make any necessary filings with respect to the Merger under the Exchange Act and the rules and regulations thereunder.

Section 5.5 Company Stockholders Meeting.

(a) In the event the Stockholders’ Written Consent is not obtained and Parent does not terminate this Agreement, in each case, as provided in Section 5.4(a), then as soon as practicable after the SEC clears the Proxy Statement, the Company, acting through the Company Board of Directors, shall take all actions in accordance with applicable law, the Company Certificate of Incorporation, the Company Bylaws and the rules of the New York Stock Exchange to duly call, give notice of, convene and hold as soon as practicable the Company Stockholders Meeting for the purpose of considering and voting upon the adoption of this Agreement. Subject to Section 5.6, to the fullest extent permitted by applicable Law, (i) the Company Board of Directors shall recommend adoption of this Agreement and approval of the Merger by the Company Stockholders and include such recommendation in the Proxy Statement and (ii) neither the Company Board of Directors nor any committee thereof shall withdraw or modify, or publicly propose or resolve to withdraw or modify in a manner adverse to Parent, the recommendation of the Company Board of Directors that the Company Stockholders vote in favor of the adoption of this Agreement and approval of the Merger. Unless this Agreement has been duly terminated in accordance with the terms herein, the Company shall, subject to the right of the Company Board of Directors to modify its recommendation in a manner adverse to Parent under certain circumstances as specified in Section 5.6, take all lawful action to solicit from the Company Stockholders proxies in favor of the proposal to adopt this Agreement and approve the Merger and shall take all other action necessary or advisable to secure the Company Required Vote. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with Parent, may adjourn or postpone the Company Stockholders Meeting (i) after consultation with Parent, solely to the extent necessary to ensure that any legally required supplement or amendment to the Proxy Statement is provided to the Company Stockholders or (ii) with the consent of Parent (such consent not to be unreasonably withheld), if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting.

Section 5.6 No Solicitation of Transactions.

(a) The Company agrees that (i) it and its officers and directors shall not, (ii) its Subsidiaries and its Subsidiaries’ officers and directors shall not and (iii) it shall cause its and its Subsidiaries’ other Representatives and RR Acquisition Holding LLC not to, directly or indirectly, (A) solicit, initiate or knowingly encourage, or take any other action to knowingly facilitate, the making of any proposal that constitutes or is reasonably likely to lead to a Takeover Proposal (other than contacting or engaging in discussions with the Person making a Takeover Proposal or its representatives for the sole purpose of clarifying such Takeover Proposal) or (B) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any confidential information with respect to or that could reasonably be expected to lead to, any Takeover Proposal. The Company shall, and shall cause its Subsidiaries and direct its Representatives to, immediately cease and cause to be terminated all then existing discussions and negotiations with any Person conducted theretofore with respect to any Takeover Proposal, and shall request the prompt return or destruction of all confidential information previously furnished in connection therewith. Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to (i) in the event the Stockholders’ Written Consent is delivered to the Company in accordance with Section 5.4(a), 11:59 p.m. New York City time on the Written Consent End Date, or (ii) in the event the Stockholders’ Written Consent is not delivered to the Company in accordance with Section 5.4(a) and this Agreement is not terminated by Parent in accordance with Section 7.1(j), the date on which the Company Required Vote is obtained at the Company Stockholders’ Meeting (the “Stockholder Approval Date”), in response to an unsolicited bona fide written Takeover Proposal, if the Company has not breached its obligations under this Section 5.6(a) and if the Company Board of Directors determines (x) after consultation with, and taking into account the advice of, its financial advisor and outside counsel, that such Takeover Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (y) after consultation with, and taking into account the advice of, its outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, the Company may (and may authorize and permit its Subsidiaries, directors, officers, employees and Representatives to), subject to compliance with Section 5.6(c), (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement containing confidentiality provisions substantially similar to those set forth in the Confidentiality Agreement, provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrently with the time it is provided to such Person, and (B) participate in discussions and negotiations with the Person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal.

(b) Neither the Company Board of Directors nor any committee thereof shall (i)(A) withdraw (or modify in a manner adverse to Parent), or publicly propose to withdraw (or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by the Company Board of Directors or any such committee of this Agreement or the Merger (or take any other action or make any other public statement inconsistent with such recommendation) or (B) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any Takeover Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) approve or recommend, or publicly propose to approve or recommend, or cause or permit the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement related to any Takeover Proposal, other than any confidentiality agreement referred to in Section 5.6(a). Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to 11:59 p.m. New York City time on the Written Consent End Date (in the event the Stockholders’ Written Consent is delivered to the Company in accordance with Section 5.4(a)) or the Stockholder Approval Date (in the event the Stockholders’ Written Consent is not delivered to the Company in accordance with Section 5.4(a) and this Agreement is not terminated by Parent in accordance with Section 7.1(j)), as applicable, and subject to compliance with this Section 5.6(b) and Section 5.6(a), the Company Board of Directors may, if, after consultation with, and taking into account the advice of, its outside counsel, it determines that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (1) make an Adverse Recommendation Change; provided, that in the event the Stockholders’ Written

Consent is delivered to the Company in accordance with Section 5.4(a), the Company Board of Directors may not make an Adverse Recommendation Change after such Stockholders’ Written Consent is so delivered, or (2) cause or permit the Company to terminate this Agreement in order to enter into a definitive agreement regarding a Superior Proposal; provided, however, that the Company Board of Directors shall not make an Adverse Recommendation Change, and the Company may not terminate this Agreement pursuant to clause (2) above, until after the third Business Day following Parent’s receipt of written notice (a “Notice of Superior Proposal”) from the Company advising Parent that the Company Board of Directors intends to take such action and specifying the reasons therefor, including the material terms and conditions of (and documents relating to) any Superior Proposal (and the identity of the Person making such Superior Proposal) that is the basis of the proposed action by such Company Board of Directors and a statement that the Company Board of Directors intends to terminate this Agreement pursuant to Section 7.1(d) and during such three Business Day period, if requested by Parent, the Company and its Representatives shall engage in good faith negotiations with Parent and its Representatives to, among other things, amend this Agreement and the Transaction Documents in such a manner that (i) any Takeover Proposal which was determined to constitute a Superior Proposal no longer is a Superior Proposal and (ii) the failure of the Company Board of Directors to make such Adverse Recommendation Change would no longer be inconsistent with its fiduciary duties under applicable Law (it being understood and agreed that (I) any amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Superior Proposal and a new three (3) Business Day period and (II) in determining whether to make an Adverse Recommendation Change or to cause or permit the Company to so terminate this Agreement, the Company Board of Directors shall take into account any changes to the financial or other terms of this Agreement and the other Transaction Documents proposed by Parent to the Company in response to a Notice of Superior Proposal or otherwise).

(c) In addition to the obligations of the Company set forth in Section 5.6(a) and Section 5.6(b), the Company shall as soon as practicable advise Parent orally and in writing of the receipt of any Takeover Proposal or any request for information or other inquiry that the Company reasonably believes could lead to any Takeover Proposal after the date of this Agreement, the material terms and conditions of any such Takeover Proposal or request for information or other inquiry and the identity of the Person making any such Takeover Proposal or request for information or other inquiry. The Company shall, subject to the fiduciary duties of the Company Board of Directors under applicable Law, keep Parent reasonably informed of any material developments with respect to any such Takeover Proposal or request for information or other inquiry (including any material changes thereto).

(d) Nothing contained in this Section 5.6 or elsewhere in this Agreement shall prohibit the Company from (i) complying with its disclosure obligations under U.S. federal or state Law, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act or any similar disclosure to its stockholders if the Company Board of Directors determines (after consultation with its outside counsel) that failure to do so would be inconsistent with its obligations under applicable Law, it being understood, however, that this clause (ii) shall not be deemed to permit the Company Board of Directors to make an Adverse Recommendation Change or take any of the actions referred to in clause (ii) of Section 5.6(b) except, in each case, to the extent permitted by Section 5.6(b).

Section 5.7 Public Announcements. The Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements (including scheduling for a press conference or conference call with investors or analysts) with respect to this Agreement or any of the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by Law or Order, the applicable rules of the New York Stock Exchange or any listing agreement with the New York Stock Exchange.

Section 5.8 Employee Benefit Matters.

(a) For a period beginning at the Effective Time and continuing through December 31, 2013 (the “Continuation Period”), Parent shall or shall cause the Surviving Corporation to provide to the Company Employees who are employees of the Company or a Subsidiary at the Effective Time (collectively, the “Transferred Employees”) and who remain employees of Parent, the Surviving Corporation or any of their Subsidiaries during the Continuation Period, (i) base salary, and annual incentive bonus opportunities that are no less favorable than the base salary and target bonus opportunities applicable to such Transferred Employees immediately prior to the Effective Time and (ii) employee benefits that are comparable in the aggregate to the employee benefits provided to such Transferred Employees immediately prior to the Effective Time, provided, however that for all purposes of this Section 5.8, Parent shall provide to any Transferred Employee who is represented for purposes of collective bargaining by any labor organization with the wages, hours and other terms and conditions of employment as provided for in any applicable collective bargaining agreement or pursuant to applicable Law.

(b) During the Continuation Period, Parent shall provide each Transferred Employee who incurs an involuntary termination of employment without cause with severance payments and severance benefits that are no less favorable than the greater of (1) the severance payments and severance benefits to which such employees would have been entitled with respect to such termination under the severance policies of the Company as in effect immediately prior to the Effective Time; and (2) the severance payments and severance benefits to which a similarly situated employee of Parent would have been entitled with respect to such termination under the severance policies of Parent.

(c) From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor all obligations under the Company Equity Plans and compensation and severance arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time and the transactions contemplated hereunder shall be deemed to constitute a “change in control,” “change of control” or “corporate transaction” under such Company Equity Plans, arrangements or agreements.

(d) The Company and its Subsidiaries, as applicable, shall be permitted to pay to each eligible Transferred Employee, upon the Effective Time, a pro rata bonus in respect of the Company’s 2012 fiscal year based on the Company’s determination, in good faith (and in consultation with Parent), of the amounts earned, based on actual performance through the Effective Time, under the Company’s incentive bonus plans set forth in Section 5.8(d) of the Company Disclosure Letter; provided, that such payments shall be allocated in a manner consistent with past practice and as described in Section 5.8(d) of the Company Disclosure Letter.

(e) Parent shall, or shall cause the Surviving Corporation or Parent’s or the Surviving Corporation’s Subsidiaries, as applicable, to, give Transferred Employees full credit for such Transferred Employees’ service with the Company and its Subsidiaries for purposes of eligibility and vesting, but not for purposes of benefit accruals (except for vacation and severance), under any benefit plans made generally available to employees or officers or any class or level of employees or officers maintained by Parent, the Surviving Corporation or any of their respective Subsidiaries in which a Transferred Employee participates to the same extent recognized by the Company immediately prior to the Effective Time; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.

(f) Parent shall, or shall cause the Surviving Corporation or Parent’s or the Surviving Corporation’s Subsidiaries, as applicable, to use reasonable best efforts to (i) waive any preexisting condition limitations otherwise applicable to Transferred Employees and their eligible dependents under any plan of Parent or any Subsidiary of Parent that provides health benefits in which Transferred Employees may be eligible to participate following the Effective Time, other than any limitations that were in effect with respect to such employees as of the Effective Time under the analogous Benefit Plan, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the Transferred Employees and their eligible dependents under the health plans in which they participated immediately prior to the Effective Time during the portion of the plan year prior to the Effective Time in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Parent, the Surviving Corporation or any of their respective Subsidiaries in which they are eligible to participate after the Effective Time in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Transferred Employee and his or her eligible dependents on or after the Effective Time, in each case to the extent such Transferred Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Benefit Plan prior to the Effective Time.

(g) Notwithstanding any other provision of this Agreement, no current or former employee, director or individual independent contractor or any individual associated therewith shall be regarded for any purposes as a third party beneficiary of this Agreement. Nothing contained herein, express or implied, is intended to confer upon any Transferred Employee or any other Person any benefits under any benefit plans, programs, policies or other arrangements, including severance benefits or the right to employment or continued employment with Parent, the Surviving Corporation or any of its or their Subsidiaries or Affiliates for any period by reason of this Agreement. No provision of this Section 5.8 constitutes an employment agreement or an amendment to or adoption of any employee benefit plan of or by Parent, the Surviving Corporation or any of their Subsidiaries or Affiliates or shall alter or limit the ability of Parent, the Surviving Corporation or any of their Subsidiaries or Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them in accordance with the terms of such plan, program, agreement or arrangement and applicable Law. Following the Effective Time, nothing contained in this Section 5.8 shall interfere with Parent, the Surviving Corporation or any of their Subsidiaries’ or Affiliates’ right to terminate the employment of any employee for any reason.

Section 5.9 Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless all past and present officers and directors of the Company and its Subsidiaries (the “Indemnified Parties”) for acts or omissions related to such Indemnified Party’s service as a director or officer of the Company or its Subsidiaries occurring at or prior to the Effective Time to the fullest extent permitted by the DGCL or any other applicable Law or provided under the Company Certificate of Incorporation and the Company Bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable Law.

(b) From the Effective Time and for a period of six (6) years thereafter, Parent shall or shall cause the Surviving Corporation to maintain in effect directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (a copy of which has been made available or delivered to Parent) on terms with respect to such coverage and amount no less favorable than those of such current insurance coverage; provided, however, that in no event will Parent or the Surviving Corporation be required to expend in any one year an amount in excess of 300% of the annual premiums currently paid by the Company for such insurance, which annual premiums currently paid are set forth on Section 5.9 of the Company Disclosure Letter (the “Maximum Premium”); and provided, further, that, if the annual premiums for such insurance coverage exceed the Maximum Premium, Parent and the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; and provided, further, however, that at the Company’s option in lieu of the foregoing insurance coverage, the Company shall purchase prior to the Effective Time six (6) year “tail” insurance coverage that provides coverage identical in all material respects to the coverage described above, provided that the Company does not pay more than the Maximum Premium.

(c) Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company and its Subsidiaries as in effect on the date of this Agreement and furnished to Parent prior to the date hereof shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms. Further, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Company Certificate of Incorporation and Company Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals, except as amendments may be required by the DGCL during such period.

(d) This Section 5.9 shall survive the consummation of the Merger, is intended to benefit the Company, the Surviving Corporation and each Indemnified Party, shall be binding on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the Indemnified Parties. The provisions of this Section 5.9 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs, and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

(e) In the event that the Surviving Corporation or its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 5.9. In addition, the Surviving Corporation shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Corporation unable to satisfy its obligations under this Section 5.9.

Section 5.10 No Control of the Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.11 Financing.

(a) Each of Parent and Merger Sub shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the proceeds of the Financing, including using reasonable best efforts to (i) with respect to the Debt Financing Commitments negotiate and enter into definitive agreements with respect thereto on the terms and conditions contained in the Debt Financing Commitments and (ii) satisfy on a timely basis all conditions within the control of Parent or Merger Sub, and otherwise comply with all terms, applicable to Parent and Merger Sub in such definitive agreements. In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Financing Commitments and such portion is reasonably required to consummate the transactions contemplated by this Agreement, Parent and Merger Sub shall promptly notify the Company and shall use their reasonable best efforts to arrange to obtain any such portion from alternative sources upon terms and conditions no less favorable to Parent and Merger Sub (in the reasonable judgment of Parent) than those contained in the applicable Financing Commitments as promptly as practicable following the occurrence of such event. Parent shall deliver to the Company true and complete copies of all agreements pursuant to which any such alternative source shall have committed to provide Parent and Merger Sub with any portion of the Financing. Parent shall give the Company prompt notice of any material breach (of which Parent becomes aware) by any party to the Financing Commitments or any termination of the Financing Commitments. Each of Parent and Merger Sub shall refrain from taking, directly or indirectly, any action that would reasonably be expected to result in a failure of any of the conditions contained in the Financing Commitments or in any definitive agreement related to the Financing. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing. Parent and Merger Sub may agree to or permit any amendment, supplement or other modification to be made to, or any waiver of any material provision or remedy under, the Financing Commitments or the definitive agreements relating to the Financing and may obtain financing in substitution of all or a portion of the Financing, so long as they consult with the Company and promptly provide the Company with such information it may reasonably request regarding any alternative financing arrangements or plans. For the avoidance of doubt, if the Financing (or any alternative) has not been obtained by the Outside Termination Date, Parent and Merger Sub shall continue to be obligated to consummate the Merger on the terms contemplated by this Agreement and subject only to the satisfaction or waiver of the conditions set forth in Sections 6.1 and 6.2 of this Agreement and to Parent’s rights under Section 7.1, regardless of whether Parent and Merger Sub have complied with all of their obligations under this Agreement (including their obligations under this Section 5.11).

(b) The Company shall and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its respective Representatives to, provide to Parent and Merger Sub all reasonable cooperation reasonably requested by Parent in connection with the Financing (or any potential alternative financing) and to assist Parent in causing the conditions to the Financing Commitments to be satisfied, including (i) furnishing Parent and Merger Sub and their Financing sources (as promptly as practicable) the unaudited consolidated balance sheet of the Company and its Subsidiaries and the related statements of income, change in equity and cash flows as of the end of the most recent quarterly period prior to the execution of this Agreement and any quarterly period ending after the execution of this Agreement, all Company information, financial statements and financial data, and reports and other information regarding the Company and its Subsidiaries, of the type required in registration statements on Form S-3 by Regulation S-X and Regulation S-K under the Securities Act and of a type and form customarily included in registered public offerings of equity under the Securities Act or otherwise necessary to receive from the Company’s independent accountants customary “comfort” (including negative assurance comfort) with respect to the financial information to be included in such registration statement, audited financial statements as of December 31, 2010 and 2011, and for each of the fiscal years in the three-year period ended December 31, 2011 and the other financial data and financial information of the Company and its Subsidiaries that are required under Paragraph (v) of Annex II to the Debt Financing Commitment, and customary pro forma financial statements and information (information required to be delivered pursuant to this clause (i) being referred to as, the “Required Financial Information”), (ii) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers, underwriters or agents for, and prospective lenders and purchasers of, the Financing (or any potential alternative financing) and including senior management and Representatives, with appropriate seniority and expertise, of the Company and its Subsidiaries), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Financing (or any potential alternative financing), (iii) assisting with the preparation of customary materials for rating agency presentations, bank information memoranda, offering documents, prospectuses, registration statements and similar documents required in connection with the Financing (or any potential alternative financing) (including requesting any consents of accountants for use of their reports in any materials relating to the Financing and the delivery of one or more customary representation letters), (iv) using reasonable best efforts to obtain customary accountants’ comfort letters and legal opinions as reasonably requested by Parent and facilitating the pledging of collateral in connection with the Financing, including executing and delivering any customary pledge and security documents (including security documents to be filed with the United States Copyright Office and the United States Patent and Trademark Office to register copyrights, patents and trademarks, as applicable, of the Company and its Subsidiaries to the extent required in connection with the Financing (or any potential alternative financing)), currency or interest hedging arrangements or other definitive financing documents or other certificates, legal opinions, surveys, title insurance and documents as may be reasonably requested by Parent (including a certificate of the chief financial officer of the Company with respect to solvency matters as of the Closing, on a pro forma basis), (v) causing the taking of corporate actions (subject to the occurrence of the Closing) by the Company and its Subsidiaries reasonably necessary to permit the completion of the Financing (or any potential alternative financing) (provided that nothing herein shall require the Company Board of Directors to approve the Financing), (vi) facilitating the execution and delivery at the Closing of definitive documents related to the Financing on the terms contemplated by the Debt Financing Commitments, (vii) cooperating with consultants or others engaged to undertake field examinations and appraisals, including furnishing information to such persons in respect of accounts receivable, inventory, equipment, property and other applicable assets and liabilities, (viii) providing to the Financing sources (or sources of any potential alternative financing) all documentation and other information reasonably requested by such Financing sources that such Financing sources reasonably determine is required by regulatory authorities with respect to the Company under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, (ix) assisting Parent in connection with its amendment of any of the Company’s or its Subsidiaries’ hedging, swap or derivative arrangements on terms satisfactory to Parent, (x) cooperating in procuring, prior to the date that is twenty (20) consecutive Business Days prior to the Closing Date, corporate and facilities ratings for the Debt Financing and (xi) providing authorization letters to the Financing sources authorizing the distribution of information to prospective lenders and containing a representation to the Financing sources that the public side versions of such documents, if any, do not include material non-public information about the Company or its Affiliates or securities; provided, however, that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries. None of the Company or any of its Subsidiaries shall be required to take any action that would subject it to actual or potential liability or to pay any commitment or other similar fee or provide or agree to provide any indemnity in connection with the Financing or any of the foregoing, prior to the Effective Time, unless such action is contingent upon the Closing. The Company hereby consents to the reasonable use of the Company’s and its Subsidiaries’ trademarks, service marks and logos in connection with the Financing (or any potential alternative financing); provided that such trademarks, service marks and logos are used in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries. If the Closing does not occur, Parent shall indemnify and hold harmless the Company and its Subsidiaries and its Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by it in connection with the arrangement of the Financing (including actions taken at the request of Parent in accordance with this Section 5.11(b)) and any information utilized in connection therewith (other than historical information relating to the Company or its Subsidiaries or other information furnished by or on behalf of the Company or its Subsidiaries), except in the event such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties arose out of or result from the gross negligence, fraud or willful misconduct of the Company, any of its Subsidiaries or any of their respective Representatives. Parent shall from time to time, promptly upon request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with this Section 5.11(b).

(c) In the event that the Debt Financing Commitment (or any related definitive agreements) or the Equity Financing Commitment are amended, replaced, supplemented or otherwise modified, including as a result of obtaining alternative financing in accordance with Section 5.11(a), or if Parent substitutes other debt or equity financing for all or a portion of the Financing, each of Parent, Merger Sub and the Company shall comply with its covenants in Sections 5.11(a) and 5.11(b) with respect to the Debt Financing Commitment (or any related definitive agreements) or the Equity Financing Commitment, as applicable, as so amended, replaced, supplemented or otherwise modified and with respect to such other debt or equity financing to the same extent that Parent and the Company would have been obligated to comply with respect to the Financing.

Section 5.12 Anti-Takeover Statutes. If any Anti-Takeover Statute is or may become applicable to this Agreement (including the Merger and the other transactions contemplated hereby), each of the Company and Parent and their respective boards of directors shall grant all such approvals and take all such actions as are necessary so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

Section 5.13 Resignation of Directors. At the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of all directors of the Company and, as specified by Parent reasonably in advance of the Closing, all directors of each Subsidiary of the Company, in each case, effective at the Effective Time.

Section 5.14 Credit Agreement Matters. At or immediately prior to the Effective Time, the Company shall use its reasonable best efforts to deliver to Parent copies of payoff letters, in form reasonably acceptable to Parent, from the administrative agent under the Company’s existing credit facilities and shall make arrangements for the release of all Encumbrances and other security over the Company’s and its Subsidiaries’ properties and assets securing its obligations under such existing credit facilities and any historic credit facilities or other historic financing (to the extent Encumbrances under such historic facilities or other financing have not previously been released), together with the return of any collateral in the possession of the relevant administrative agent or the collateral agent, at or immediately prior to the Effective Time.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the parties to effect the Merger on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. The Company Required Vote shall have been obtained and, if obtained by the Stockholder Written Consent, the Information Statement shall have been cleared by the SEC and shall have been sent to stockholders of the Company (in accordance with Regulation 14C of the Exchange Act) at least 20 days prior to the Closing Date.

(b) No Order. No Law or Order (whether temporary, preliminary or permanent) shall have been enacted, issued, promulgated, enforced or entered that is in effect and that prevents or prohibits consummation of the Merger.

(c) Proceedings. There shall not have been instituted or pending any action or proceeding by any Governmental Entity challenging or seeking to make illegal, to delay materially or otherwise to restrain or prohibit the consummation of the Merger or seeking to obtain material damages with respect to the Merger.

(d) STB. Approval or authorization of the STB shall have been obtained for a voting trust transaction through an exemption or notice of exemption pursuant to which shares of the Surviving Corporation shall be placed into an irrevocable voting trust as of the Effective Time pending receipt of final STB approval or exemption, as the case may be, with respect to the transactions contemplated hereby or, if the STB declines to authorize such a voting trust transaction, receipt of such final STB approval or exemption with respect to the transactions contemplated hereby.

(e) HSR Act and Foreign Law Requirements. The applicable waiting periods, together with any extensions thereof, under the HSR Act (if applicable), the Investment Canada Act, the Competition Act (Canada) and any other applicable pre-clearance or similar approval requirement of any foreign competition Law shall have expired or been terminated.

Section 6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger on the Closing Date are also subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company (A) set forth in Section 3.9(b)(ii) shall be true and correct at and as of the date hereof and at and as of the Closing Date as if made at and as of the Closing Date, (B) set forth in Section 3.3(a) and Section 3.3(b) shall be true and correct at and as of the date hereof and at and as of the Closing Date as if made at and as of the Closing Date except for de minimis inaccuracy and (C) set forth in any other Section of this Agreement shall be true and correct (without given effect to any materiality or Company Material Adverse Effect qualifiers) at and as of the date hereof and at and as of the Closing Date as if made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties in this clause (C) to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Parent shall have received a certificate signed by an executive officer of the Company on its behalf to the foregoing effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Parent shall have received a certificate signed by an executive officer of the Company to that effect.

Section 6.3 Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger on the Closing Date is also subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent shall be true and correct (without giving effect to any materiality or Parent Material Adverse Effect qualifiers) in all material respects at and as of the date hereof and at and as of the Closing Date as if made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate signed by an executive officer of Parent on its behalf to the foregoing effect.

(b) Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Company shall have received a certificate signed by an executive officer of Parent to that effect.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Merger (and the other transactions contemplated by the Transaction Documents) may be abandoned at any time prior to the Effective Time (notwithstanding if the Company Required Vote has been obtained):

(a) by the mutual written consent of the Company and Parent, which consent shall have been approved by the action of their respective Boards of Directors;

(b) by the Company or Parent, if any Governmental Entity shall have issued an Order or taken any other action, or there exists any Law, in each case, permanently enjoining, restraining or otherwise prohibiting the Merger or any of the other transactions contemplated hereby or by any of the Transaction Documents, and such Order or other action shall have become final and nonappealable or such Law is in effect; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (b) shall have used all commercially reasonable efforts to remove such Order or reverse such action;

(c) by either Parent or the Company, if at the Company Stockholders Meeting (giving effect to any adjournment or postponement thereof), the Company Required Vote shall not have been obtained;

(d) by the Company, in accordance with Section 5.6(b) if (i) the Company executes a definitive agreement with respect to such Superior Proposal substantially concurrent with the termination of this Agreement and (ii) the Company substantially concurrent with the termination of this Agreement pays to Parent the Company Termination Fee;

(e) by Parent if (i) the Company Board of Directors shall have withdrawn or adversely modified its approvals or recommendations of the Merger or the other transactions contemplated hereby or by the Transaction Documents (it being understood, however, that for all purposes of this Agreement, the fact that the Company has supplied any Person with information regarding the Company or has entered into discussions or negotiations with such Person solely to the extent permitted by this Agreement, or the disclosure of such facts solely to the extent permitted by this Agreement, shall not be deemed in and of itself a withdrawal or modification of such approvals or recommendations), (ii) the Company Board of Directors shall have recommended to the Company Stockholders that they approve or accept a Superior Proposal, (iii) the Company shall have entered into, or publicly announced its intention to enter into, an Acquisition Agreement with respect to a Superior Proposal, (iv) the Company shall have breached or failed to perform in any material respect its obligations or agreements contained in Section 5.6 or (v) a Takeover Proposal has been publicly announced and the Company Board of Directors shall have failed to issue a press release that expressly reaffirms its recommendation in favor of the Merger and the other transactions contemplated by this Agreement within ten (10) Business Days of receipt of a written request by Parent to provide such reaffirmation;

(f) by Parent or the Company, if the Merger shall not have been consummated prior to December 31, 2012; provided, however, that neither party may terminate this Agreement pursuant to this Section 7.1(f) until March 31, 2013 if the only condition (other than those conditions that by their nature are to be satisfied at the Closing) set forth in Article VI not satisfied as of December 31, 2012 is Section 6.1(d) (such applicable date, the “Outside Termination Date”); provided, further, that the right to terminate this Agreement under this Section 7.1(f) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or results in, the failure of the Merger to occur on or before such date;

(g) by Parent, if (i) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that would, individually or in the aggregate, result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) if continuing on the Closing Date, and (ii) such breach shall not have been cured (or is not capable of being cured) before the earlier of (x) the date which is thirty (30) days after the date of delivery of such notice of breach, and (y) the Outside Termination Date (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(g) if such breach by the Company is so cured, or if Parent shall have materially breached this Agreement);

(h) by the Company, if (i) there has been a breach by Parent of any representation, warranty, covenant or agreement contained in this Agreement that would, individually or in the aggregate, result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) if continuing on the Closing Date, and (ii) such breach shall not have been cured (or is not capable of being cured) before the earlier of (x) the date which is thirty (30) days after the date of delivery of such notice of breach, and (y) the Outside Termination Date (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(h) if such breach by Parent is so cured, or if the Company shall have materially breached this Agreement);

(i) by the Company, if (i) all of the conditions set forth in Section 6.1 and Section 6.2 have been and continue to be satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing) and (ii) the Closing shall not have occurred on or prior to the second Business Day after the Closing was required to have occurred pursuant to Section 1.2 due to the proceeds of the Financing not being available in full pursuant to the Financing Commitments or any other definitive agreements relating thereto (or any amendment, replacement or supplement to any such Financing Commitments or definitive agreements); or

(j) by Parent if the Stockholders’ Written Consent representing the Company Required Vote has not been executed and delivered to Parent and the Company within eight (8) hours after execution of this Agreement.

(k) The party desiring to terminate this Agreement pursuant to subsection (b), (c), (d), (e), (f), (g), (h), (i) or (j) of this Section 7.1 shall give written notice of such termination to the other party in accordance with Section 8.2, specifying the provision or provisions hereof pursuant to which such termination is effected. The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, or any of their respective Affiliates or Representatives, whether prior to or after the execution of this Agreement.

Section 7.2 Fees and Expenses.

(a) Expense Allocation. Except as otherwise specified in this Section 7.2, all costs and expenses (including fees and expenses payable to Representatives) incurred in connection with the Transaction Documents, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such cost or expense, whether or not the Merger is consummated.

(b) Company Termination Fee. If (i) this Agreement is terminated by the Company pursuant to Section 7.1(d), (ii) this Agreement is terminated by Parent pursuant to Section 7.1(e), or (iii) this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(c) or Section 7.1(f) or by Parent pursuant to Section 7.1(g) and (A) at any time after the date of this Agreement and prior to such termination, a Takeover Proposal shall have been made or communicated to the senior management or the Company Board of Directors or shall have been publicly announced or publicly made known to the stockholders of the Company, and (B) within twelve (12) months of such termination, the Company shall have entered into a definitive agreement with respect to any Takeover Proposal (that is ultimately consummated), or any Takeover Proposal shall have been consummated (in each case, whether or not such Takeover Proposal is the same as the original Takeover Proposal made, communicated, publicly made known or publicly announced), then the Company shall pay Parent, as liquidated damages and not as a penalty, the Company Termination Fee by wire transfer of immediately available funds (A) concurrently with the termination, in the case of the preceding clause (i), (B) as promptly as reasonably practicable (and, in any event, within two (2) Business Days following such termination) in the case of clause (ii) and (C) upon the earlier of the Company entering into an agreement providing for such Takeover Proposal or the consummation of such Takeover Proposal in the case of clause (iii). For purposes of Section 7.2(b)(iii) only, the definition of “Takeover Proposal” shall be modified such that all references to “20% or more” shall be deemed references to “more than 50%”.

(c) Parent Termination Fee. In the event this Agreement is terminated by the Company pursuant to Section 7.1(i), then Parent shall pay, as liquidated damages and not as a penalty, $135,000,000 (the “Financing Failure Fee”) to the Company as promptly as practicable (and in any event within two (2) Business Days following such termination), by wire transfer of immediately available funds. Notwithstanding anything to the contrary in this Agreement, the Company’s right to terminate this Agreement and receive the Financing Failure Fee pursuant to this Section 7.2(c) shall be the sole and exclusive remedy of the Company and its Affiliates against Parent, Merger Sub, the Financing Sources Parties and any of their respective former, current, or future general or limited partners, stockholders, managers, members, directors, officers, affiliates, employees, agents or other Representatives (“Parent Related Parties”) for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith, in each case, in any circumstance in which the Company is permitted to terminate this Agreement and receive the Financing Failure Fee pursuant to this Section 7.2(c) and upon payment of such amounts, none of Parent, Merger Sub or any Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that Parent shall remain obligated for any reimbursement or indemnification obligations of Parent pursuant to the final two sentences of Section 5.11(b)) or in respect of any other document or theory of law or equity or in respect of oral representations made or alleged to be made in connection herewith, whether in equity or at law, in contract, in tort or otherwise. For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, neither Parent nor Merger Sub shall be deemed to be in breach of this Agreement or to have failed to perform any of its obligations under this Agreement, including for purposes of Section 7.1(f), solely as a result of the failure of Parent and Merger Sub to consummate the transactions contemplated by this Agreement on the date the Closing was required to have occurred pursuant to Section 1.2 due to the proceeds of the Financing not being available in full pursuant to the Financing Commitments or any other definitive agreements relating thereto (or any amendment, replacement or supplement to any such Financing Commitments or definitive agreements).

(d) This Agreement may only be enforced against, and any claims or causes of action that may be based upon or arise out of this Agreement may only be made against, the entities that are expressly identified as parties hereto. In furtherance and not in limitation of the foregoing, the Company (and any of its respective stockholders, partners, members, Affiliates (other than, for the avoidance of doubt, Parent and Merger Sub), directors, officers, employees, representatives or agents) hereby waives any rights or claims it may have against (i) any Financing source (including each party (other than Parent and Merger Sub) to one or more Financing Commitments or any definitive agreements relating thereto or any amendment, replacement or supplement to any such Financing Commitments or definitive agreements) and (ii) any of the former, current or future stockholders, partners, members, Affiliates, directors, officers, employees, representatives or agents of a Person described in clause (i) or any of its Affiliates (excluding, for the avoidance of doubt, Parent and Merger Sub and their respective Subsidiaries) (collectively, “Financing Source Parties”), in connection with this Agreement, the Financing Commitments, the Financing or any of the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise. In furtherance and not in limitation of the foregoing waiver, it is acknowledged and agreed that no Financing Source Party shall have any liability for any claims or damages to the Company (or any of its stockholders, partners, members, Affiliates (other than, for the avoidance of doubt, Parent or Merger Sub), directors, officers, employees, representatives or agents) in connection with this Agreement, the Financing Commitments, the Financing or any of the transactions contemplated hereby or thereby.

Section 7.3 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent and Merger Sub or the Company, except that (i) the provisions of Section 5.2(b), Section 7.2, this Section 7.3 and Article VIII and the last two sentences of Section 5.11(b) shall survive termination and (ii) except as provided in Section 7.2(c), nothing herein shall relieve any party from liability for any willful or intentional breach of this Agreement or for fraud. For purposes of this Agreement, “willful or intentional breach” shall mean a material breach that is a consequence of an omission by, or act undertaken by or caused by, the breaching party with the knowledge (actual or constructive) that the omission or taking or causing of such act would, or would reasonably be expected to, cause a breach of this Agreement.

Section 7.4 Amendment. This Agreement may be amended by the parties in writing by action of their respective Boards of Directors at any time before or after the Company Required Vote has been obtained and prior to the filing of the Certificate of Merger with the Delaware Secretary; provided, however, that, after the Company Required Vote shall have been obtained, no such amendment, modification or supplement shall be made which by law requires the further approval of the stockholders of the Company without such further approval. This Agreement may not be amended, changed or supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

Section 7.5 Extension; Waiver. At any time prior to the Effective Time, each of the Company, Parent and Merger Sub may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the provisions of Section 7.4, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time; provided that this Section 8.1 shall not limit any covenant or agreement of the parties in this Agreement that by its terms contemplates performance after the Effective Time.

Section 8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing (and made orally if so required pursuant to any Section of this Agreement) and shall be deemed given (and duly received) if delivered personally, sent by overnight courier (providing proof of delivery and confirmation of receipt by telephonic notice to the applicable contact person) to the parties or sent by fax (providing proof of transmission and confirmation of transmission by telephonic notice to the applicable contact person) at the following addresses or fax numbers (or at such other address or fax number for a party as shall be specified by like notice):

if to Parent or Merger Sub, to

Genesee & Wyoming Inc.

66 Field Point Road

Greenwich, CT 06830

Attn: General Counsel

Phone: (203) 629-3722

Fax: (203) 661-4106

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attn: William E. Curbow, Esq.

Telephone: (212) 455-3160

Fax: (212) 455-2502

if to the Company, to

RailAmerica, Inc.

7411 Fullerton Street, Suite 300

Jacksonville, Florida 32256

Attn:	General Counsel
Phone:	(904) 538-6329

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attn:	Joseph A. Coco
Thomas W. Greenberg
Phone:	(212) 735-3000
Fax:	(212) 735-2000

Section 8.3 Interpretation. When a reference is made in this Agreement to an Article, Section, Annex, Exhibit or Schedule, such reference shall be to an Article or Section of, or Annex, Exhibit or Schedule to, this

Agreement unless otherwise indicated. The table of contents, headings and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereby” refer to this Agreement. The Company Disclosure Letter, as well as any schedules thereto and any exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.

Section 8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (including by facsimile or other electronic transmission) to the other parties.

Section 8.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Voting Agreement and the Confidentiality Agreement (i) constitute the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement and (ii) are not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, other than (a) the Persons intended to benefit from the provisions of Section 5.9 (Directors’ and Officers’ Indemnification and Insurance), each of whom shall have the right to enforce such provisions directly, (b) the provisions of Section 7.2, Section 7.3, this Section 8.5, Section 8.6, Section 8.9, Section 8.10 and Section 8.11 which shall inure to the benefit of the Financing Source Parties (or any amendment, replacement or supplement to any such Financing Commitments or definitive agreements) (c) the right of the Company on behalf of the Company Stockholders to pursue damages in the event of Parent’s or Merger Sub’s willful or intentional breach of this Agreement (a claim with respect to which shall be enforceable only by the Company, in its sole and absolute discretion, on behalf of the Company Stockholders) and (d) the right of the Company security holders to receive the Merger Consideration after the Closing (a claim with respect to which may not be made unless and until the Effective Time shall have occurred pursuant to Articles I and II).

Section 8.6 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

Section 8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Merger Sub’s rights and obligations may be assigned to and assumed by Parent or any other corporation directly or indirectly wholly owned by Parent; provided, however, that any such assignment does not affect the economic or legal substance of the transactions contemplated hereby. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.8 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including the obligations of Parent and Merger Sub under Section 5.11) in any state or federal court sitting in the State of Delaware, without proof of actual damages and without any requirement to provide any bond or other security, this being in addition to any other remedy to which they are entitled at Law or in equity. Notwithstanding the foregoing, the parties hereby further acknowledge and agree that prior to the termination of this Agreement, the Company shall be entitled to seek specific performance to cause Parent to effect the Closing in accordance with Section 1.2, on the terms and subject to the conditions in this Agreement, if, but only if, (A) all conditions set forth in Section 6.1 and Section 6.2 (other than those conditions that by their terms are to be satisfied at the Closing so long as such conditions would be satisfied if the Closing Date were the date on which the Company is seeking specific performance) have been satisfied, (B) Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2, (C) the Financing has been funded or is available to be funded in full at the Closing and (D) the Company has irrevocably confirmed that if specific performance is granted and the Financing is funded, then the Closing will occur.

Section 8.9 Consent to Jurisdiction; Venue.

(a) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any action arising out of or relating to this Agreement and the Confidentiality Agreement, and each of the parties hereto irrevocably agrees that all claims in respect to such action may be heard and determined exclusively in any Delaware state or federal court sitting in the State of Delaware. Each of the parties hereto agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The parties hereby further agree that New York state or United States Federal courts sitting in the borough of Manhattan, City of New York shall have exclusive jurisdiction over any action brought against any Financing Source Party or any of their respective Affiliates in connection with the transactions contemplated under this Agreement.

(b) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 8.9 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

Section 8.10 Waiver of Trial by Jury. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY SUCH LITIGATION INVOLVING THE FINANCING SOURCE PARTIES). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10.

Section 8.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible. Notwithstanding the foregoing, the parties intend that the provisions of Article VII, including the remedies, and limitations thereon, be construed as integral provisions of this Agreement and that such provisions, remedies and limitations shall not be severable in any manner that diminishes a party’s (or any Financing Source Party’s) rights hereunder or increases a party’s (or any Financing Source Party’s) liability or obligations hereunder.

ARTICLE IX

CERTAIN DEFINITIONS

“Acquisition Agreement” shall mean any letter of intent, agreement in principle, merger agreement, stock purchase agreement, asset purchase agreement, acquisition agreement, option agreement or similar agreement relating to a Takeover Proposal.

“Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Antitrust Law” shall mean the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, antitrust Laws of countries other than the United States, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Appraisal Shares” shall mean Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such Shares pursuant to, and who complies in all respects with, the provisions of Section 262.

“Book-Entry Share” shall mean each entry in the books of the Company (or its transfer agent) representing uncertificated Shares.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in Jacksonville, Florida or New York, New York are authorized or obligated by Law or executive order to be closed.

“Certificate” shall mean each certificate representing one or more Shares or, in the case of uncertificated Shares, each entry in the books of the Company (or its transfer agent) representing uncertificated Shares.

“Certificate of Merger” shall mean the certificate of merger with respect to the Merger, containing the provisions required by, and executed in accordance with, the DGCL.

“Closing” shall mean the closing of the Merger, as contemplated by Section 1.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company 10-K” shall mean the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

“Company Balance Sheet” shall mean the consolidated balance sheet of the Company as of December 31, 2011 and the footnotes thereto set forth in the Company 10-K.

“Company Bylaws” shall mean the Amended and Restated Bylaws of the Company as amended and restated and as in effect as of the date hereof.

“Company Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of the Company as amended and restated and as in effect as of the date hereof.

“Company Disclosure Letter” shall mean the Company Disclosure Letter dated the date hereof and delivered by the Company to Parent prior to the execution of this Agreement.

“Company Equity Plans” shall mean the Company’s 2008 Omnibus Stock Incentive Plan and 2009 Omnibus Stock Incentive Plan, each as amended.

“Company Financial Advisor” shall mean Deutsche Bank Securities Inc.

“Company Financial Statements” shall mean all of the financial statements of the Company and its Subsidiaries included in the Company Reports.

“Company Knowledge Person” shall mean the Persons set forth in Section 9.1 of Company Disclosure Letter.

“Company Material Adverse Effect” shall mean, with respect to the Company, any Effect that, individually or taken together with all other Effects, is or is reasonably likely to (i) be materially adverse to the business, results of operations, financial condition, assets or Liabilities of the Company and its Subsidiaries, taken as a whole or (ii) prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by the Transaction Documents; provided, however, that in no event shall any of the following occurring after the date hereof, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (A) any change in the Company’s stock price or trading volume (provided that such exclusion shall not apply to the Effect giving rise or contributing to such change), (B) any failure by the Company to meet revenue or earnings projections (provided that such exclusion shall not apply to the underlying Effect that may have contributed to such failure to meet any such projections), (C) any Effect that results from changes affecting the railroad industry generally, or the United States economy generally, or any Effect that results from changes affecting general worldwide economic or capital market conditions, or any Effect that results from acts of war or terrorism or natural disasters, in each case except to the extent such changes, acts or disasters, disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to the other railroad companies operating in the United States and Canada, (D) any Effect caused by the announcement or pendency of the Merger, (E) the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein (provided that such exclusion shall not be deemed to apply to references to “Company Material Adverse Effect” in the representations and warranties set forth in Section 3.4, and to the extent related thereto, the condition in Section 6.2(a)), (G) changes in any applicable accounting regulations or principles or the interpretations thereof, in each case, except to the extent the foregoing disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to the other railroad companies operating in the United States and Canada, or (H) in and of itself, the commencement of any suit, action or proceeding (provided that such exclusion shall not apply to any underlying fact, event or circumstance that may have caused or contributed to such action, suit or proceeding).

“Company Permits” shall mean all authorizations, licenses, permits, certificates, approvals and orders of all Governmental Entities required to own, lease and operate their properties and lawfully conduct the businesses of the Company and its Subsidiaries as currently conducted.

“Company Reports” shall mean all forms, reports, statements, information, registration statements and other documents (as supplemented and amended since the time of filing) filed or required to be filed by the Company with the SEC since December 31, 2009.

“Company Required Vote” shall mean the affirmative vote or written consent of the holders of at least a majority of the outstanding Shares in favor of adoption of this Agreement.

“Company Stock Rights” shall mean any options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) obligating the Company to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company.

“Company Stockholders Meeting” shall mean a meeting of the Company Stockholders to be called to consider the Merger.

“Company Termination Fee” shall mean $49,000,000.

“Competition Act (Canada)” shall mean the Competition Act, R.S.C. 1985, c. C-34, as amended.

“Confidentiality Agreement” shall mean the Confidentiality Agreement between the Company and Parent dated May 11, 2012.

“Delaware Secretary” shall mean the Secretary of State of the State of Delaware.

“Effect” shall mean any change, event, effect, development or circumstance.

“Effective Time” shall mean the effective time of the Merger, which shall be the time the Certificate of Merger is duly filed with and accepted by the Delaware Secretary, or such later time as agreed by the parties hereto and specified in such Certificate of Merger.

“Encumbrance” shall mean any lien, mortgage, pledge, deed of trust, security interest, charge, encumbrance or other adverse claim or interest.

“Environmental Laws” shall mean any Laws or any agreement with any Governmental Entity or other third party, relating to the environment, any hazardous or toxic substance, waste or material, or the effect of any of the foregoing on human health and safety.

“Environmental Permits” shall mean all permits, licenses, franchises, certificates, approvals, registrations and other similar authorizations of Governmental Entities relating to or required by Environmental Laws and affecting, or relating to, the business of the Company or any Subsidiary as currently conducted.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” shall mean United States generally accepted accounting principles in effect from time to time.

“Governmental Entity” shall mean any United States federal, state or local or any foreign government or any court of competent jurisdiction, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign, including any taxing authority and the United States Railroad Retirement Board.

“Hazardous Substance” shall mean (i) petroleum and petroleum by-products, asbestos or asbestos-containing materials, radioactive materials, medical or infectious wastes, or polychlorinated biphenyls, and (ii) any other material, substance or waste that is prohibited, limited or regulated under, or that can give rise to liability under, any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Investment Canada Act” shall mean the Investment Canada Act, R.S. 1985, c. 28 (1st Supp.), as amended.

“IRS” shall mean the Internal Revenue Service.

“Knowledge,” or any similar expression, shall mean, with respect to the Company, the actual knowledge of any Company Knowledge Person, and, with respect to Parent, the actual knowledge of any Parent Knowledge Person.

“Law” shall mean any federal, state, local or foreign statute, law, regulation, requirement, interpretation, permit, license, approval, authorization, rule, ordinance, code, policy or rule of common law of any Governmental Entity, including any judicial or administrative interpretation thereof.

“Liabilities” shall mean any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, those arising under any contract, agreement, commitment, instrument, permit, license, franchise or undertaking and those arising as a result of any act or omission.

“Marketing Period” shall mean the first period of fifteen (15) consecutive days throughout which Parent shall have all of the Required Financial Information and during which period such information shall remain compliant in all material respects at all times with the applicable provisions of Regulation S-X and Regulation S-K under the Securities Act; provided that for at least ten (10) consecutive Business Days during such period the conditions set forth in Section 6.1 shall be satisfied or waived and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 6.2 to fail to be satisfied, assuming that the Closing Date were to be scheduled for any time during such ten (10) consecutive Business Day period; provided, further, that if the Marketing Period would not end on or prior to August 17, 2012, the Marketing Period shall commence no earlier than September 4, 2012; provided further that if the Marketing Period would not end on or prior to November 16, 2012, the Marketing Period shall commence no earlier than November 26, 2012; provided further that if the Marketing Period would not end on or prior to December 17, 2012, the Marketing Period shall commence no earlier than January 8, 2013; provided further that the Marketing Period will not be deemed to have commenced if prior to the completion of the Marketing Period, (w) the Company’s auditors shall have withdrawn their audit opinion contained in the SEC Reports or the Required Financial Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect thereto by the Company’s auditors or another independent public accounting firm reasonably acceptable to Parent, (x) the financial statements included in the Required Financial Information that is available to Parent on the first day of the Marketing Period would not be sufficiently current on any day during such period to satisfy the requirements of Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such period, in which case the Marketing Period shall not be deemed to commence until the receipt by Parent of updated Required Financial Information that would be required under Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such new fifteen (15) consecutive day period, (y) the Company issues a public statement indicating its intent to restate any historical financial statements of the Company or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the relevant SEC Report or SEC Reports have been amended or the Company has announced that it has concluded that no restatement shall be required in accordance with GAAP or (z) the Company shall have been delinquent in filing any Quarterly Report on Form 10-Q, in which case the Marketing Period will not be deemed to commence unless and until all such delinquencies have been cured.

“Order” shall mean any writ, judgment, injunction, consent, order, decree, stipulation, award or executive order of or by any Governmental Entity.

“Other Material Contract” shall mean (i) leases (including with respect to real property, rail lines or rail segments) that, individually, have a fair market value in excess of $2 million or that relate to at least 2,000 car loads per year, (ii) contracts containing restrictions (including “paper barriers” and “interchange commitments”, as such terms are generally understood in the railroad industry) on the right of the Company or any of its Subsidiaries (or which, following Closing would contain restrictions that would purport to restrict the ability of Parent or its Affiliates) to engage in activities competitive with any Person or to solicit customers or suppliers anywhere in the world, other than restrictions that are part of the terms and conditions of any “requirements” or similar agreement under which the Company or any of its Subsidiaries has agreed to procure goods or services exclusively from any Person, (iii) contracts that provide for borrowings in excess of $3.5 million or that relates to a swap or hedging transaction or other derivative agreement for a net amount in excess of $3.5 million, (iv) contracts that obligate the Company to make any capital commitment or capital expenditure, other than acquisition of inventory, in excess of $2 million, (v) contracts that provide the Company or its Subsidiaries rights as to operation, management or control of a partnership, joint venture or similar arrangement, unless immaterial to the Company and its Subsidiaries, taken as a whole, (vi) contracts that relate to any acquisition of a business by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries has any material continuing “earn out” or other contingent or fixed payment obligations, (vii) contracts that relate to transportation or transportation related activities (other than tariffs) pursuant to which the Company generated in excess of $5 million during the prior fiscal year and (viii) contracts that are settlement or similar contracts with any Governmental Entity or that are any other settlement or similar contracts pursuant to which the Company or any of its Subsidiaries are obligated to pay consideration after the date of this Agreement in excess of $2 million.

“Parent Bylaws” shall mean Parent’s Bylaws as in effect as of the date hereof.

“Parent Common Stock” shall mean the shares of Class A Common Stock, par value $0.01, of Parent.

“Parent Disclosure Letter” shall mean the Parent Disclosure Letter dated the date hereof and delivered by Parent to the Company prior to the execution of this Agreement.

“Parent Knowledge Person” shall mean the Persons set forth in Section 9.1 of the Parent Disclosure Letter.

“Parent Material Adverse Effect” shall mean, with respect to Parent or Merger Sub, any Effect that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, is or would be reasonably likely to prevent or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement.

“Paying Agent” shall mean a bank or trust company reasonably satisfactory to the Company that is organized and doing business under the Laws of the United States or any state thereof appointed by Parent to act as paying agent for payment of the Merger Consideration.

“Person” shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government, or any political subdivision, agency or instrumentality thereof.

“Proxy Statement” shall (unless otherwise specified herein) mean a definitive proxy statement, including the related preliminary proxy statement and any amendment or supplement thereto, relating to the Merger and this Agreement to be mailed to the Company Stockholders in connection with the Company Stockholders Meeting.

“Representatives” shall mean officers, directors, employees, auditors, attorneys and financial advisors (including, with respect to the Company, the Company Financial Advisor) and other agents or advisors.

“SEC” shall mean the Securities and Exchange Commission.

“Section 262” shall mean Section 262 of the DGCL.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Significant Subsidiary” means any “significant subsidiary”, as such term is defined in Regulation S-X promulgated by the SEC, of the Company.

“Specified Company Reports” shall mean the Company 10-K and all other Company Reports filed by the Company with the SEC after the filing date of the Company 10-K and prior to the date of this Agreement.

“STB” shall mean the Surface Transportation Board.

“Subsidiary” of any Person shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting stock, equity interests or general partnership interests of such corporation, partnership, limited liability company, joint venture or other legal entity, as the case may be.

“Subsidiary Stock Rights” shall mean any options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company or any Subsidiary of the Company relating to the issued or unissued capital stock of the Subsidiaries of the Company or obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, any Subsidiary of the Company.

“Superior Proposal” shall mean any bona fide unsolicited Takeover Proposal that if consummated would result in a Third Party (or the shareholders of such Third Party) owning, directly or indirectly, (a) 50% or more of the Company Common Stock (or securities of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity) or (b) 50% or more (based on the fair market value thereof, as determined by the Company Board of Directors) of the assets of the Company and its Subsidiaries, taken as a whole, which, in either case, the Company Board of Directors determines (after consultation with, and taking into account the advice of, its financial advisor and outside counsel), would be more favorable to the stockholders of the Company from a financial point of view than the Merger taking into account all legal, financial (including the financing terms thereof), regulatory and other aspects of such offer and the likelihood and timing of consummation.

“Surviving Corporation” shall mean the corporation surviving the Merger.

“Takeover Proposal” shall mean any inquiry, proposal or offer from any Third Party relating to (a) any direct or indirect acquisition or purchase, in a single transaction or a series of transactions, of (i) 20% or more (based on the fair market value thereof, as determined by the Company Board of Directors) of the assets (including capital stock of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole, or (ii) 20% or more of the outstanding shares of Company Common Stock, (b) any tender offer or exchange offer that, if consummated, would result in any Third Party owning, directly or indirectly, 20% or more of the outstanding shares of Company Common Stock or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company pursuant to which any Third Party (or the shareholders of any Third Party) would own, directly or indirectly, 20% or more of the Company Common Stock (or securities of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity), other than, in each case, the transactions contemplated by this Agreement.

“Tax” (and, with correlative meaning, “Taxes”) shall mean any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, social security or tax relating to compensation or benefits provided to employees (including pursuant to the United States Railroad Retirement Board), or any other tax, governmental fee or other like assessment or charge in the nature of a tax of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Entity and any liability for any of the foregoing as transferee.

“Tax Return” shall mean any return, report, information, filing, document or similar statement filed or required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Third Party” shall mean any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Parent, Merger Sub or any Affiliates thereof.

“Transaction Documents” shall mean this Agreement, the Voting Agreement and all other agreements, instruments and documents to be executed by Parent, Merger Sub and the Company in connection with the transactions contemplated by such agreements.

“Written Consent End Date” shall mean the date that is thirty (30) calendar days after the date hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

GENESEE & WYOMING INC.

By:	/s/ John C. Hellmann
Name: John C. Hellmann
Title: Chief Executive Officer and President

By:	/s/ Timothy J. Gallagher
Name: Timothy J. Gallagher
Title: Chief Financial Officer

JAGUAR ACQUISITION SUB INC.

By:	/s/ Timothy J. Gallagher
Name: Timothy J. Gallagher
Title: President

RAILAMERICA, INC.

By:	/s/ John E. Giles
Name: John E. Giles
Title: President and CEO

[SIGNATURE PAGE TO MERGER AGREEMENT]

ANNEX I

Index of Defined Terms

Defined Term	Location

Acquisition Agreement	Article IX
Adverse Recommendation Change	Section 5.6(b)
Affiliate	Article IX
Agreement	Preamble
Antitrust Law	Article IX
Appraisal Shares	Article IX
Benefit Plan	Section 3.13(a)
Book-Entry Share	Article IX
Business Day	Article IX
Certificate	Article IX
Certificate of Merger	Article IX
Closing	Article IX
Closing Date	Section 1.2
Code	Article IX
Company	Preamble
Company 10-K	Article IX
Company Balance Sheet	Article IX
Company Board of Directors	Recitals
Company Bylaws	Article IX
Company Certificate of Incorporation	Article IX
Company Common Stock	Section 1.4(a)
Company Disclosure Letter	Article IX
Company Employee	Section 3.13(a)
Company Equity Plans	Article IX
Company Financial Advisor	Article IX
Company Financial Statements	Article IX
Company Knowledge Person	Article IX
Company Material Adverse Effect	Article IX
Company Material Contract	Section 3.22(a)
Company Permits	Article IX
Company Reports	Article IX
Company Required Vote	Article IX
Company Restricted Share	Section 1.7(a)
Company Restricted Share Unit	Section 1.8(a)
Company RSU	Section 1.8(a)
Company Stock Rights	Article IX
Company Stockholders	Recitals
Company Stockholders Meeting	Article IX
Company Termination Fee	Article IX
Competition Act (Canada	Article IX
Confidentiality Agreement	Article IX
Continuation Period	Section 5.8(a)
Debt Financing	Section 4.5
Debt Financing Commitment	Section 4.5
Delaware Secretary	Article IX
DGCL	Recitals

DOJ	Section 5.3(b)
Effect	Article IX
Effective Time	Article IX
Encumbrance	Article IX
Environmental Laws	Article IX
Environmental Permits	Article IX
Equity Financing	Section 4.5
Equity Financing Commitment	Section 4.5
ERISA	Article IX
ERISA Affiliate	Section 3.13(d)
Exchange Act	Article IX
Exchange Fund	Section 2.1
Filed SEC Documents	Article III
Financing	Section 4.5
Financing Commitments	Section 4.5
Financing Failure Fee	Section 7.2(c)
Financing Source Parties	Section 7.2(d)
Foreign Benefit Plan	Section 3.13(b)
FTC	Section 5.3(b)
GAAP	Article IX
Governmental Entity	Article IX
Hazardous Substance	Article IX
HSR Act	Article IX
Indebtedness	Section 5.1(b)(ix)
Indemnified Parties	Section 5.9(a)
Information Statement	Section 5.4(b)
Intellectual Property Rights	Section 3.15
Investment Canada Act	Article IX
IRS	Article IX
Knowledge	Article IX
Law	Article IX
Letter of Transmittal	Section 2.2(a)
Liabilities	Article IX
Marketing Period	Article IX
Material Leases	Section 3.22(a)
Maximum Premium	Section 5.9(b)
Measurement Date	Section 3.3(a)
Merger	Recitals
Merger Consideration	Section 1.4(a)
Merger Sub	Preamble
Notice of Superior Proposal	Section 5.6(b)
Order	Article IX
Other Real Property Interests	Section 3.11(a)
Outside Termination Date	Section 7.1(f)
Owned Real Property	Section 3.11(a)
Parent	Preamble
Parent Bylaws	Article IX
Parent Common Stock	Article IX
Parent Disclosure Letter	Article IX
Parent Knowledge Person	Article IX
Parent Material Adverse Effect	Article IX
Parent Related Parties	Section 7.2(c)

Parent Restricted Share	Section 1.7(a)
Parent Restricted Share Unit	Section 1.8(a)
Parent RSU	Section 1.8(a)
Paying Agent	Article IX
Permitted Encumbrances	Section 3.11(b)
Permitted Investments	Section 2.1
Person	Article IX
Proxy Statement	Article IX
Representatives	Article IX
Required Financial Information	Section 5.11(b)
Restrictive Agreements	Section 3.22(a)
SEC	Article IX
Section 262	Article IX
Securities Act	Article IX
Shares	Section 1.4(a)
Significant Subsidiary	Article IX
Solvent	Section 4.10
Specified Company Reports	Article IX
STB	Article IX
Stockholder Approval Date	Section 5.6(a)
Stockholders’ Written Consent	Section 5.4(a)
Subsidiary	Article IX
Subsidiary Stock Rights	Article IX
Superior Proposal	Article IX
Surviving Corporation	Article IX
Takeover Proposal	Article IX
Tax	Article IX
Tax Return	Article IX
Taxes	Article IX
Third Party	Article IX
Title IV Plan	Section 3.13(a)
Transaction Documents	Article IX
Transferred Employees	Section 5.8(a)
Vested RSU	Section 1.8(b)
Vested Share Award	Section 1.7(b)
Voting Agreement	Recitals
WARN Act	Section 3.14(b)
Written Consent Delivery Period	Section 5.4(a)
Written Consent End Date	Article IX

ANNEX B

OPINION OF DEUTSCHE BANK SECURITIES INC.

Deutsche Bank Securities Inc. 60 Wall Street New York, NY 10005

July 23, 2012

Board of Directors

RailAmerica, Inc.

7411 Fullerton Street

Suite 300

Jacksonville, FL 32256

Gentlemen:

Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to RailAmerica, Inc. (the “Company”) in connection with the Agreement and Plan of Merger, dated as of July 23, 2012 (the “Merger Agreement”), among the Company, Genesee & Wyoming Inc. (“Parent”), and Jaguar Acquisition Sub Inc., a subsidiary of Parent (“Merger Sub”), which provides, among other things, for the merger of Merger Sub with and into the Company, as a result of which the Company will become a wholly owned subsidiary of Parent (the “Transaction”). As set forth more fully in the Merger Agreement, as a result of the Transaction, each share of common stock, par value $0.01 per share (the “Company Common Stock”), of the Company, other than dissenting shares and shares owned directly or indirectly by the Company, Parent or Merger Sub, will be converted into the right to receive $27.50 in cash (the “Merger Consideration”).

You have requested our opinion, as investment bankers, as to the fairness of the Merger Consideration, from a financial point of view, to the holders of the outstanding shares of Company Common Stock.

In connection with our role as financial advisor to the Company, and in arriving at our opinion, we reviewed certain publicly available financial and other information concerning the Company, and certain internal analyses, financial forecasts and other information relating to the Company prepared by management of the Company. We have also held discussions with certain senior officers and other representatives and advisors of the Company regarding the businesses and prospects of the Company. In addition, we have (i) reviewed the reported prices and trading activity for the Company Common Stock, (ii) to the extent publicly available, compared certain financial and stock market information for the Company with similar information for certain other companies we considered relevant whose securities are publicly traded, (iii) reviewed, to the extent publicly available, the financial terms of certain recent business combinations which we deemed relevant, (iv) reviewed the Merger Agreement and certain related documents, including the Voting Agreement and the Stockholders’ Written Consent (as each such term is defined in the Merger Agreement), and (v) performed such other studies and analyses and considered such other factors as we deemed appropriate.

We have not assumed responsibility for independent verification of, and have not independently verified, any information, whether publicly available or furnished to us, concerning the Company, including, without limitation, any financial information considered in connection with the rendering of our opinion. Accordingly, for purposes of our opinion, we have, with your knowledge and permission, assumed and relied upon the accuracy and completeness of all such information. We have not conducted a physical inspection of any of the properties or assets, and have not prepared, obtained or reviewed any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of the Company or Parent or any of their respective subsidiaries, nor have we evaluated the solvency or fair value of the Company under any law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts made available to us and used in our analyses, we have assumed with your knowledge and permission that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby. In rendering our opinion, we express no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. Our opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

For purposes of rendering our opinion, we have assumed with your knowledge and permission that, in all respects material to our analysis, the Transaction will be consummated in accordance with the terms of the Merger Agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to our analysis. We also have assumed with your knowledge and permission that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions will be imposed that would be material to our analysis. We are not legal, regulatory, tax or accounting experts and have relied on the assessments made by the Company and its other advisors with respect to such issues.

This opinion has been approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and is addressed to, and is for the use and benefit of, the Board of Directors of the Company in connection with and for the purpose of its evaluation of the Transaction. This opinion is limited to the fairness of the Merger Consideration, from a financial point of view, to the holders of Company Common Stock as of the date hereof. This opinion does not address any other terms of the Transaction or the Merger Agreement. You have not asked us to, and this opinion does not, address the fairness of the Transaction, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of the Company, nor does it address the fairness of the contemplated benefits of the Transaction. We express no opinion as to the merits of the underlying decision by the Company to engage in the Transaction or the relative merits of the Transaction as compared to any alternative transactions or business strategies. Nor do we express an opinion, and this opinion does not constitute a recommendation, as to how any holder of Company Common Stock should vote with respect to the Transaction or as to whether any holder of Company Common Stock should deliver a consent with respect to the adoption and approval of the Merger Agreement and the Transaction. In addition, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the Company’s officers, directors, or employees, or any class of such persons, in connection with the Transaction relative to the Merger Consideration to be received by the holders of Company Common Stock. Furthermore, we do not express any view or opinion as to the fairness of the consideration to be received by any particular holder of shares of Company Common Stock.

Deutsche Bank will be paid a fee for its services as financial advisor to the Company in connection with the Transaction, a portion of which becomes payable upon delivery of this opinion (or would have become payable if Deutsche Bank had advised the Board of Directors that it was unable to render this opinion) and a substantial portion of which is contingent upon consummation of the Transaction. The Company has also agreed to reimburse Deutsche Bank for its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided investment banking, commercial banking (including extension of credit) and other financial services to Parent or its affiliates for which they have received compensation, including (i) having served as financial advisor to Parent in its acquisition of the assets of FreightLink Pty Ltd., Asia Pacific Transport Pty Ltd. and related corporate entities in December 2010 and (ii) having served as co-lead arranger of Parent’s $750 million amended senior credit facility in July 2011. In addition, one or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) and other financial services to the Company or its affiliates for which they have received, and in the future may receive, compensation, including having served as joint bookrunner on the Company’s $585 million secured credit facility in February 2012. Finally, one or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) and other financial services to Fortress Investment Group LLC (“Fortress”), which we understand is an affiliate of the Company, and its affiliates and portfolio companies for which they have received, and in the future may receive, compensation.

The DB Group may also provide investment and commercial banking services to Parent, the Company and Fortress and its affiliates and portfolio companies in the future, for which we would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Parent, the Company and their respective affiliates and of Fortress and its affiliates and portfolio companies for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Based upon and subject to the foregoing assumptions, limitations, qualifications and conditions, it is Deutsche Bank’s opinion as investment bankers that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock.

Very truly yours,

DEUTSCHE BANK SECURITIES INC.

ANNEX C

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§1-9; 70 Del. Laws, C. 79, § 16; 70 Del. Laws, c. 186 § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13; 77 Del. Laws, c. 253, §§ 47-50; 77 Del. Laws, c. 290, §§ 16, 17.

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